Form 10KSB, Exhibit 13
period 1997-03-31
FIRST CITIZENS CORP /GA/
filed 1997-06-30
CIK 1013239

                                                            Exhibit 13



                                   First (Lantern
                                Citizens  appears
                             Corporation  here)



                                1997 Annual Report

                                  The Company

     First Citizens Corporation ("The Company") is a Georgia corporation and a bank/thrift holding company located on the southside of the Metropolitan Atlanta area. The Company provides financial services through its three subsidiary financial institutions ("the Banks") which offer a variety of banking and other financial services to individuals and businesses. Its market area includes Coweta, Fayette, Henry, Clayton and Troup Counties, Georgia.

     The Company was formed on August 22, 1996 when Newnan Savings Bank, FSB (now known as First Citizens Bank) reorganized itself into a holding company, Newnan Holdings, Inc. (now known as First Citizens Corporation). In this reorganization, each shareholder of Newnan Savings Bank received stock in the new parent company on a one for one basis. At the same time, Newnan Holdings merged with Southside Financial Group, Inc., the parent company of Citizens Bank and Trust of Fayette County (now known as First Citizens Bank of Fayette County), issuing 136,990 shares to Southside shareholders. As of March 31, 1997 the Company acquired all the outstanding stock of Tara Bankshares Corporation, the parent company of Tara State Bank, issuing 221,773 shares of its stock to Tara shareholders.

     On January 14, 1997 Newnan Holdings, Inc. changed its name to First Citizens Corporation and Newnan Savings Bank, FSB changed its name to First Citizens Bank. On February 7, 1997 Citizens Bank and Trust of Fayette County changed its name to First Citizens Bank of Fayette County. On April 10, 1997, the Tara State Bank Board of Directors voted to change its name to First Citizens Bank of Clayton County and that application is currently pending regulatory approval.

     First Citizens Bank-Newnan is a federally chartered thrift located in Newnan, Georgia. It was chartered by the State of Georgia in 1927 as Newnan Building and Loan and converted to a federal charter in 1957. It maintains a total of seven offices in Newnan, Peachtree City, LaGrange, and Hogansville, Georgia.

     First Citizens Bank of Fayette County ("First Citizens-Fayetteville") is a full-service state chartered commercial bank located in Fayetteville, Georgia. It was chartered in 1991 and maintains one office.

     Tara State Bank is also a full-service state chartered commercial bank located in Riverdale, Georgia. It was chartered in 1984 and maintains a branch office in Jonesboro, Georgia.

     The Company offers mortgage banking services through Citizens Mortgage Group, Inc., an operating subsidiary of First Citizens Bank-Newnan. Citizens Mortgage Group was organized in 1993 and presently has loan origination offices in Fayetteville, Stockbridge, and Jefferson, Georgia.

     Real estate appraisal services are offered through Newnan Financial Services, Inc. a wholly owned subsidiary of First Citizens Bank-Newnan. In addition, through its subsidiary, Jefferson Ventures, Inc., real estate development was formerly carried out at White Oak, a golf and lake community in Newnan, Georgia. Currently, Jefferson Ventures is selling its remaining tracts of undeveloped land.

                                    Contents

Business of the Company...inside front cover
Chairman's Letter...1
President's Letter...2
Financial Highlights...3
Selected Financial Data...4
Management's Discussion and Analysis of Financial Condition
     and Results of Operations...5
Consolidated Financial Statements...17
Independent Auditors' Report...33
Directors and Officers...34
Locations...36

                              Chairman's Letter

Dear Shareholder:

     After overcoming the constraints of regulatory restrictions three and a half years ago, our company was at a crossroads. Your Board of Directors held a multi-day retreat to discuss and formulate a strategic plan. There were two obvious alternatives. One involved actively pursuing a sell-out to one of the large regional bank holding companies. At that time our stock was, in our opinion, greatly undervalued. Our earnings were beginning to grow, but the market for our stock reflected neither the potential of our market area nor the value of our real estate holdings at White Oak. Our opinion at the time was that pursuing this first alternative was not a prudent action to take.

     The second alternative was to grow into a successful mid-sized bank serving the booming southside of metropolitan Atlanta. At the time, Newnan Savings Bank was almost exclusively a residential mortgage provider with less than $130 million in assets. The Board decided to develop the second alternative and concentrate on two objectives. The first was to expand our trade area, moving it eastward into Fayette and if possible adjoining counties. The second was to change the composition of our products and services to become more of a commercial bank. We are well along in our efforts to accomplish both of these objectives.

     During the past twelve months we have become a three bank holding company with eleven facilities in Clayton, Fayette, Henry, Troup and Coweta Counties. Our asset size has grown to approximately $335 million. Tom Moat has augmented his excellent real estate lenders with a new team of commercial bankers -- Tommy Segers in Clayton County, Chuck Barnes in Fayetteville, Mike Justice in Peachtree City, and Don Phillips and Mike Barber in Newnan. Chuck is ably heading up all our banking operations in Fayette and Clayton Counties, and we are in the process of integrating system wide uniformity to all of our banking procedures. Although our banks retain the input and decision-making of local Boards of Directors, our customers can count on uniform excellence in service and the convenience of facilities available throughout our trade area.

     Coordinating these changes has been and continues to be a challenge. Tom, your officers and employees are to be commended for an excellent job. As Tom explains in his letter to you, our financial reports for the fiscal year ending last March 31 are not indicative of our performance as they include operational profits for only a portion of the year for our Fayette and Clayton County banks. Although none of us can predict the future, we believe that 1997-98 will be the best year financially that your bank has ever experienced. Success doesn't happen -- it is caused. In this case the officers and employees in all of your banks throughout the system will be responsible for the success of First Citizens. We are proud of their efforts, and we hope you are also.

     There are two new services that I want to mention. Although First Citizens of Fayette County has offered investment brokerage services in the past, we now offer both full service and discount brokerage services in all of our banks. Call Tyler Duffey or Stacy Schofield for more information. Additionally, recently your Board voted to institute a Stockholder Dividend Reinvestment Plan. You will be receiving information about the specifics of this plan during July. Many of you have expressed a desire for a plan such as this, and we hope that you will enjoy its benefits.

     If you have any suggestions or comments as to ways to improve your banks or their services, please drop me a note or give me a call. We are proud of First Citizens, and we hope you are too.
                                                  Sincerely,

                                                  J. LITTLETON GLOVER, JR.
                                                  CHAIRMAN
                                       1

                               President's Letter

Dear Shareholder:
     It is a pleasure to have the opportunity to present to you the first, First Citizens Corporation Annual Report. Even though this is the first report, many of you have been Shareholders for the past ten years. There have been a number of changes in your company during this fiscal year. In August, 1996 we formed a holding company named Newnan Holdings, Inc. This company acquired Newnan Savings Bank and then purchased the holding company that owned Citizens Bank and Trust of Fayette County. To more accurately reflect the changing nature of our business in January, 1997 Newnan Holdings, Inc. changed its name to First Citizens Corporation. Then Newnan Savings Bank became First Citizens Bank and Citizens Bank and Trust became First Citizens Bank of Fayette County. As of March 31, 1997 Tara Bankshares, owner of Tara State Bank in Clayton County, merged into First Citizens Corporation. Tara State Bank is in the process of changing its name to First Citizens Bank of Clayton County.
     After the mergers were completed, First Citizens Corporation became the largest banking organization on the southside of Atlanta. We are now in the process of planning for the future growth and operation of the banks.
     Since the accounting for both the Fayette County and Clayton County mergers had to be made on a "purchase" basis, our earnings only reflect income from those banks for the period of time that they were part of the First Citizens organization. There were three large items which affected earnings for the fiscal year which ended March 31, 1997. The first was a one-time charge to First Citizens Bank-Newnan for the recapitalization of the Savings Association Insurance Fund. After taxes this charge amounted to $486,000. The second was a one-time charge to set up a reserve for possible losses associated with a check kiting scheme. The after tax charge to earnings was $596,000. We are pursuing every possibility of recovery on this charge. The total after tax charge for these two items was $1,082,000 or $0.64 per share. If we had not had these charges our total income would have been $3,733,686 or $2.22 per share as compared to the $2,651,686 or $1.58 per share which we actually reported.
     The other large item which was significantly different from the prior year is "Gain on Sale of Real Estate Held for Development and Sale." The gain on sale of land through our Jefferson Ventures, Inc. subsidiary was approximately one-third of the amount from the previous year. The net gain amount declined from $3.2 million to $1.0 million. We do have substantially all of our remaining real estate holdings under contract and the first four hundred acre tract closed on June 12, 1997. The income from this closing provided more net income from real estate sales than all of our sales last year.
     There have been a number of personnel changes with the mergers during the past year. Chuck Barnes who was President of Tara State Bank is now President of both Tara State and First Citizens-Fayetteville. Chuck is also serving as a Vice President of the holding company.
     Our plan was to hold the Newnan Bank at the same size until the mergers were complete and then attempt to grow by trying to develop as a full-service banking operation. We followed that plan and have had substantial growth in the Newnan bank since August 1996. In January 1997 we were fortunate to have the opportunity to add Don Phillips as Senior Vice President of Commercial Banking. Don has a number of years banking experience and has been in Newnan for the past seven years. In March 1997, we added Mike Justice as Senior Vice President and City Executive for Peachtree City. Mike was with another bank in Peachtree City prior to coming to First Citizens. Mike Barber recently joined us in Newnan as a commercial lender. Lee Greeson came to Fayetteville a few months ago, and Tommy Segers will be joining us in July in Riverdale. We have been fortunate to have the opportunity to add a number of other new employees and services, we have specifically listed these due to our emphasis on moving toward more commercial banking. We have listed all of the Officers and Directors of all three banks later in this report.
     We all feel that we have been able to attract a number of new employees who can help us in developing our business; however, it is important to remember that all three banks have a stable group of long term employees who have gotten all three of the banks to the point that each was successful enough to make us all attractive as merger partners. The great challenge for all of us now is to plan for the future so that the combined banks under First Citizens Corporation can be stronger than they were individually.
     During the past year, many of you have had very positive comments about the mergers and the formation of First Citizens Corporation. We appreciate your support during this period of transition. It has been an exciting year and we are now in a position to take advantage of being "The Largest Banking Organization On The Southside."
     Please remember us when you need any banking services; and of course, if you ever have the opportunity to refer business we would appreciate the contact. We are "your" company and always need your support.

                                                 Sincerely,
                                                 TOM MOAT
                                                 PRESIDENT

                              Financial Highlights
             YEARS ENDED MARCH 31, 1993, 1994, 1995, 1996 and 1997
                         (ALL DOLLARS ARE IN MILLIONS)

ASSET GROWTH/
RETURN ON AVERAGE ASSETS

 1993     1994     1995     1996     1997

 1.42%    0.81%    1.06%    2.51%    1.23%
$128.6   $144.3   $169.5   $182.0   $326.4

NET INTEREST INCOME/
NET INTEREST MARGIN

1993     1994     1995     1996     1997

3.68%    3.61%    3.77%    3.95%    4.61%
$4.2      $4.3     $5.3     $5.9     $9.2


LOANS RECEIVABLE, NET

1993     1994     1995     1996     1997

$84.8   $102.9    $130.1  $131.0   $245.4


EQUITY GROWTH/
RETURN ON AVERAGE EQUITY

1993     1994     1995     1996     1997

14.14%   7.40%    10.29%   22.25%   11.81%
$14.0    $15.1    $16.6    $20.3    $29.8


CORE BANKING INCOME(1)

1993     1994     1995     1996     1997

$1.1     $0.5     $1.8     $3.3      $3.9


TOTAL DEPOSITS

1993     1994     1995     1996     1997

$108.6  $117.2   $117.8   $130.6   $269.8



(1) Excludes SAIF Assessment for 1997

                            Selected Financial Data

SELECTED FINANCIAL INFORMATION AND STATISTICAL DATA
The following selected financial data is derived from the consolidated financial statements of the Company, and should be read in conjunction with its consolidated financial statements and the related notes contained elsewhere in this Annual Report.

                                                                               1997        1996        1995        1994
                                                                                (Dollars in thousands except per share
                                                                                               amounts)
BALANCE SHEET:
Total Assets..............................................................   $326,365    $182,010    $169,477    $144,300
Loans, net (1)............................................................    245,409     130,952     130,121     102,864
Investments (2)...........................................................     45,451      32,451      23,508      29,144
Real estate held for development and sale.................................      3,292       3,740       5,070       6,026
Deposit accounts (3)......................................................    269,799     130,635     117,818     117,199
Borrowings (4)............................................................     17,805      29,489      33,528      10,646
Stockholders' equity......................................................     29,803      20,266      16,603      15,147
OPERATING DATA:
Interest income...........................................................     17,220      12,412      10,830       8,798
Interest expense..........................................................      8,135       6,512       5,492       4,484
Net interest income.......................................................      9,085       5,900       5,338       4,314
Provision for loan losses.................................................        185          10         108         275
Other income..............................................................      3,948       5,248       2,357       2,547
General and administrative expenses.......................................      8,611       4,646       5,071       5,258
Income tax expense........................................................      1,585       2,442         896         491
Earnings before cumulative effect of change in accounting principle.......      2,652       4,050       1,620         837
Cumulative effect of change in accounting for income taxes................         --          --          --         250
Net earnings..............................................................      2,652       4,050       1,620       1,087
Earnings per share before cumulative effect of change in accounting
  principle...............................................................       1.58        2.71        1.14        0.59
Cumulative effect per share of change in accounting for income taxes......         --          --          --        0.17
Net earnings per share....................................................       1.58        2.71        1.14        0.76
Cash dividends per share..................................................       0.44        0.34        0.23          --
 -- as a percentage of net earnings per share.............................      27.85%      12.55%      20.18%         --
Net interest margin.......................................................       4.61%       3.95%       3.77%       3.61%
REGULATORY CAPITAL RATIOS (CONSOLIDATED)
Risk-based................................................................       10.3%       20.3%       14.4%       15.9%
Tier 1 to risk based assets...............................................        9.0%        n/a         n/a         n/a
Tier 1 to average total assets............................................        6.7%        n/a         n/a         n/a
Tangible (Thrift).........................................................        6.3%       11.2%        9.1%        9.6%
Core (Thrift).............................................................        6.3%       11.2%        9.1%        9.6%
SELECTED FINANCIAL RATIOS AND OTHER DATA (AS PERCENTAGES)
Return on average assets..................................................       1.23%       2.51%       1.06%       0.81%
Return on average equity..................................................      11.81%      22.25%      10.29%       7.40%
Average equity to average assets..........................................      10.38%      11.29%      10.29%      10.99%
Allowance for loan losses to total loans and OREO.........................       1.50%       1.05%       1.09%       1.26%
Nonperforming assets to total loans and OREO..............................       1.25%       0.63%       0.76%       1.75%
Allowance for loan losses to nonperforming loans..........................     131.15%     192.29%     164.44%      92.09%
Allowance for loan losses to nonperforming assets.........................     119.96%     165.98%     143.90%      71.60%
                                                                              1993

BALANCE SHEET:
Total Assets..............................................................  $128,598
Loans, net (1)............................................................    84,820
Investments (2)...........................................................    28,368
Real estate held for development and sale.................................     7,420
Deposit accounts (3)......................................................   108,621
Borrowings (4)............................................................     4,405
Stockholders' equity......................................................    14,052
OPERATING DATA:
Interest income...........................................................     9,459
Interest expense..........................................................     5,232
Net interest income.......................................................     4,227
Provision for loan losses.................................................       180
Other income..............................................................     3,450
General and administrative expenses.......................................     4,664
Income tax expense........................................................       955
Earnings before cumulative effect of change in accounting principle.......     1,878
Cumulative effect of change in accounting for income taxes................        --
Net earnings..............................................................     1,878
Earnings per share before cumulative effect of change in accounting
  principle...............................................................      1.32
Cumulative effect per share of change in accounting for income taxes......        --
Net earnings per share....................................................      1.32
Cash dividends per share..................................................        --
 -- as a percentage of net earnings per share.............................        --
Net interest margin.......................................................      3.68%
REGULATORY CAPITAL RATIOS (CONSOLIDATED)
Risk-based................................................................      15.9%
Tier 1 to risk based assets...............................................       n/a
Tier 1 to average total assets............................................       n/a
Tangible (Thrift).........................................................       9.7%
Core (Thrift).............................................................       9.7%
SELECTED FINANCIAL RATIOS AND OTHER DATA (AS PERCENTAGES)
Return on average assets..................................................      1.42%
Return on average equity..................................................     14.14%
Average equity to average assets..........................................     10.08%
Allowance for loan losses to total loans and OREO.........................      1.32%
Nonperforming assets to total loans and OREO..............................      3.04%
Allowance for loan losses to nonperforming loans..........................     67.19%
Allowance for loan losses to nonperforming assets.........................     43.32%

(1) Includes loans held for sale.
(2) Includes investment securities, mortgage-backed securities, and interest-bearing deposits in other banks.
(3) Includes official checks outstanding.
(4) Includes advances from Federal Home Loan Bank and notes payable.
                                       3

                    Management's Discussion And Analysis Of
                 Financial Condition And Results Of Operations
  The following is a discussion of First Citizens Corporation's ("Company") financial condition at March 31, 1997 and 1996 and the results of operations for the two year period ended March 31, 1997. The purpose of this discussion is to focus on information about the Company's financial condition and results of operations which are not otherwise apparent from the audited financial statements. Reference should be made to those statements and the selected financial data presented elsewhere in this report for an understanding of the following discussion and analysis.
  The consolidated balance sheet and statement of income as of March 31, 1996 and for the year then ended represent the financial position and results of operation for Newnan Savings Bank, FSB and subsidiaries. On August 22, 1996 Newnan Savings Bank formed a holding company, Newnan Holdings, Inc. and at the same time merged with Southside Financial Group, Inc. ("Southside"), the parent company of Citizens Bank and Trust of Fayette County in a business combination accounted for under the purchase method of accounting. In connection with this acquisition, shareholders of Southside received 136,990 shares of First Citizens Corporation stock and $13.7 million in cash. As of March 31, 1997, the Company acquired Tara Bankshares Corporation. ("Tara"), the parent company of Tara
State Bank. This transaction was also accounted for under the purchase method of accounting. Tara shareholders received 221,773 shares of Company stock and $5.1 million in cash. The two transactions are summarized as follows (dollar amounts in thousands):

BANK                          DATE         ASSETS     LOANS    DEPOSITS
First Citizens Bank of
  Fayette County         August 22, 1996   $91,016   $56,925   $73,589
Tara State Bank          March 31, 1997     60,438    34,510    50,014

RESULTS OF OPERATIONS FOR THE YEARS ENDED MARCH 31, 1997 AND 1996
NET EARNINGS
  1997 COMPARED TO 1996. Net earnings were $2,651,686, or $1.58 per share compared to $4,049,955, or $2.71 per share in 1996, a decline of $1,398,269 or 34.5%. The most significant item contributing to the decline include a $2.1 million reduction in the gain on sale of real estate held for development and sale, the result of reduced sales of tracts of land through Jefferson Ventures, Inc. Additionally, the Company's deposit insurance premiums increased $725,000, the result of the Special Assessment to recapitalize the Savings Association Insurance Fund ("SAIF") which was levied in September 1996 against the Company's First Citizens-Newnan in the amount of $772,000. Salaries and benefits expense rose $1.2 million as a result of compensation costs associated with First Citizans Bank-Fayetteville and two additional loan origination offices opened by Citizens Mortgage Group, a subsidiary of First Citizens-Newnan. Finally, subsequent to the balance sheet date the Company identified a potential loss within a group of deposit accounts controlled by one of its customers as a result of advancing funds in excess of available deposits. The Company identified the potential net loss to be $982,000 and determined that a substantial amount of the loss existed as of March 31, 1997. Therefore, at March 31, 1997 management established a reserve for this loss through a charge to current earnings.
  These amounts were offset by a $3.3 million increase in net interest income, the result of growth in the amount of interest earning assets of the Company resulting from both the acquisition of the First Citizens-Fayetteville Bank and normal growth of the Company.
  1996 COMPARED TO 1995. For 1996, the Company earned record net profits of $4,049,955, or $2.71 per share compared to $1,620,064 or $1.14 per share for 1995, an increase of 150%. The most significant item contributing to the increase was a pretax increase of $2,451,000 in gain on sale of real estate held for development and sale, resulting from the sale of commercial tracts of land through Jefferson Ventures, Inc. Additionally, net interest income increased $562,000, the result of an increase in the Company's interest earning assets; gain on sale of loans increased $349,000 due to an increase in the volume of loans sold of $6.4 million and to higher profit margins on loans sold; a decline of $181,000 in compensation costs resulted from closing of several of its mortgage origination offices in the latter part of fiscal 1995; and other operating expenses declined $88,000.
NET INTEREST INCOME
TABLE 1: AVERAGE BALANCES, INTEREST INCOME
AND INTEREST EXPENSE
  The following table contains condensed average balance sheets for the periods indicated. In addition, the amount of the Company's interest income and interest expense for each category of interest-earning assets and interest-bearing liabilities and the related average interest rates, net interest spread and net yield on average interest earning assets are included.
                                       4

Table 1.                ANALYSIS OF NET INTEREST INCOME
                         For The Years Ended March 31,
                                 (In Thousands)

                                                                                             1997                   1996
                                                                                                       AVERAGE
                                                                                AVERAGE     INCOME/    YIELD/     AVERAGE
                                                                                BALANCE     EXPENSE     RATE      BALANCE P
Interest Earning Assets:
Loans (1)(2)(7)..............................................................   $173,544    $15,789      9.10%    $132,641
Federal funds sold (2).......................................................      2,909        157      5.40%          --
Interest bearing deposits (2)................................................      4,038        212      5.25%       1,821
Nontaxable investment securities (2).........................................      1,693         89      5.26%          --
Taxable investment securities (2) (8)........................................     17,382      1,089      6.27%      14,775
  Total interest earning assets..............................................   $199,566    $17,336      8.69%    $149,237
Cash and due from banks (3)..................................................      7,309                             3,404
Allowance for loan losses (3)................................................     (2,200)                           (1,403)
Other assets (3).............................................................     11,656                            10,053
  Total assets...............................................................   $216,331                          $161,291
Interest Bearing Liabilities
Interest bearing demand and savings (2)......................................   $ 54,683    $ 1,561      2.85%    $ 39,894
Time deposits (2)............................................................    103,765      5,882      5.67%      73,459
FHLB advances and other borrowings (3).......................................     12,003        692      5.77%      16,855
  Total interest bearing liabilities.........................................   $170,451    $ 8,135      4.77%    $130,208
Noninterest-bearing deposits (2)(6)..........................................     20,420                            10,052
Total deposits and other borrowings..........................................   $190,871                          $140,260
Other liabilities (3)........................................................      2,995                             2,826
Stockholders equity (3)......................................................     22,465                            18,205
  Total liabilities and stockholders' equity.................................   $216,331                          $161,291
Interest rate spread (4).....................................................                            3.92%
Net interest income/margin (5)...............................................               $ 9,201      4.61%
                                                                                          AVERAGE
                                                                               INCOME/    YIELD/
                                                                               EXPENSE     RATE
Interest Earning Assets:
Loans (1)(2)(7)..............................................................  $11,449      8.63%
Federal funds sold (2).......................................................       --        --
Interest bearing deposits (2)................................................       96      5.27%
Nontaxable investment securities (2).........................................       --        --
Taxable investment securities (2) (8)........................................      867      5.87%
  Total interest earning assets..............................................  $12,412      8.32%
Cash and due from banks (3)..................................................
Allowance for loan losses (3)................................................
Other assets (3).............................................................
  Total assets...............................................................
Interest Bearing Liabilities
Interest bearing demand and savings (2)......................................  $ 1,174      2.94%
Time deposits (2)............................................................    4,343      5.91%
FHLB advances and other borrowings (3).......................................      996      5.91%
  Total interest bearing liabilities.........................................  $ 6,513      5.00%
Noninterest-bearing deposits (2)(6)..........................................
Total deposits and other borrowings..........................................
Other liabilities (3)........................................................
Stockholders equity (3)......................................................
  Total liabilities and stockholders' equity.................................
Interest rate spread (4).....................................................               3.32%
Net interest income/margin (5)...............................................  $ 5,899      3.95%

  Note: The above information is prepared on a consolidated basis in which all loans and accounts with subsidiaries have been eliminated.
  (1) Includes loans held for sale and nonaccrual loans.
  (2) Daily average.
  (3) Monthly average for 1997, quarterly average for 1996.
  (4) Interest rate spread is the weighted average yield on interest earning assets minus weighted average rate on interest bearing liabilities.
  (5) Net interest margin is net interest income divided by interest earning assets.
  (6) Noninterest bearing deposits include official checks outstanding.
  (7) Interest income from loans includes amortization of deferred loan fees totaling $864,000 and $549,000 for the years ended March 31, 1997 and 1996, respectively.
  (8) Yields on nontaxable securities has not been computed on a tax equivalent basis.
TABLE 2: RATE AND VOLUME ANALYSIS
  The following table describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected the Company's interest income and interest expense during the year indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to
(1) change in volume (change in volume multiplied by previous year rate); (2) change in rate (change in rate multiplied by previous year volume); and a combination of change in rate and change in volume. The changes in interest income and interest expense attributable to both volume and rate have been allocated proportionately to the change due to volume and the change due to rate.
                                       5

Table 2.           ANALYSIS OF CHANGES IN NET INTEREST INCOME
                         For The Years Ended March 31,
                                 (In Thousands)

                                                                                                                1996 COMPARED TO
                                                                               1997 COMPARED TO 1996                  1995
                                                                               INCREASE                             INCREASE
                                                                              (DECREASE)                           (DECREASE)
                                                                           DUE TO CHANGE IN                     DUE TO CHANGE IN
                                                                          RATE        VOLUME       TOTAL        RATE       VOLUME
Interest Income
Loans..................................................................   $ 658       $3,682       $4,340       $871       $ 761
Federal funds sold.....................................................      --         157           157         --          --
Interest bearing deposits..............................................      (1)        117           116         28         (47 )
Nontaxable investment securities.......................................      --          89            89         --          --
Taxable investment securities..........................................      62         160           222          3         (34 )
    Total interest income..............................................   $ 719       $4,205       $4,924       $902       $ 680
Interest Expense
Interest bearing demand and savings....................................   $ (37)      $ 424        $  387       $ 49       $ (50 )
Time deposits..........................................................    (183)      1,722         1,539        837         361
FHLB advances and other borrowings.....................................     (23)       (281 )        (304)        30        (206 )
    Total interest expense.............................................   $(243)      $1,865       $1,622       $916       $ 105
Net interest income....................................................   $ 962       $2,340       $3,302       $(14)      $ 575
                                                                         TOTAL
Interest Income
Loans..................................................................  $1,632
Federal funds sold.....................................................      --
Interest bearing deposits..............................................     (19)
Nontaxable investment securities.......................................      --
Taxable investment securities..........................................     (31)
    Total interest income..............................................  $1,582
Interest Expense
Interest bearing demand and savings....................................  $   (1)
Time deposits..........................................................   1,198
FHLB advances and other borrowings.....................................    (176)
    Total interest expense.............................................  $1,021
Net interest income....................................................  $  561

(1) The rate volume variance has been allocated between rate and volume variances in proportion to their percentage of the total volume and rate change.
  1997 COMPARED TO 1996. Net interest income increased $3.3 million, or 55.9% from $5.9 million in 1996 to $9.2 million in 1997. The average balance of interest earning assets increased $50.3 million to $199.6 million, the result of the acquisition of First Citizens-Fayetteville. The average balance of loans receivable grew by $40.9 million to $173.5 million. In addition, the average yield on the loan portfolio increased from 8.63% for 1996 to 9.10% for 1997. This increase in yield results from two items. First, the acquisition of First Citizens-Fayetteville, whose loan portfolio was concentrated in residential construction loans and commercial loans which normally carry higher rates of interest. Second, First Citizens-Newnan increased its construction loan portfolio during the year as a result of its entry into Henry County, Georgia through the opening of a loan production office, in addition to its continued strong growth in the Coweta and Fayette County market areas it has traditionally served. Average balances of Federal Funds sold and nontaxable securities are associated with the Fayetteville acquisition. All other average balances of interest earning assets did not vary materially from 1996.
  The average balances of interest bearing liabilities grew $40.2 million, from $130.2 million in 1996 to $170.5 million in 1997. Interest bearing demand deposits and savings accounts grew $14.8 million to $54.7 million due to acquisitions. The average rate paid on these deposits in 1997 was 2.85%, consistent with the rate of 2.94% in 1996. The average balance of time deposits was $103.8 million, an increase of $30.3 million from 1996, of which $20.4 million of the increase was attributable to the Fayetteville acquisition and the remaining $9.9 million attributable to internal growth. The average rate on these deposits declined from 5.91% in 1996 to 5.67% in 1997. This is the result of reduced rates paid on certificate accounts and to the lower rate paid on the deposit base associated with First Citizens-Fayetteville. As a result of the growth in deposits, the Company reduced its average level of advances by $4.8 million, from $16.8 million in 1996 to $12.0 million in 1997. Average rates paid on these funds declined from 5.91% in 1996 to 5.77% in 1997.
  The net interest margin increased from 3.95% in 1996 to 4.61% in 1997. This is the result of a higher yield on interest earning assets, which increased from 8.32% in 1996 to 8.69% in 1997. This increase is due to the growth in average balance and average yields of the loan portfolio, and to the reduction in cost of funds, which declined from 5.00% in 1996 to 4.77% in 1997. In addition the average balance of noninterest bearing deposits grew $10.4 million to $20.4 million, the result of the First Citizens-Fayetteville acquisition. Through these noninterest bearing deposits, the Company could increase its net interest margin by utilizing these funds which do not require the payment of interest to fund interest earning assets.
  The growth in average balances accounted for $2.3 million of the $3.3 million increase in net interest income with the changes in yields and rates accounting for $962,000 in additional net interest income. Interest income on loans receivable increased $4.3 million of which $3.7 million was due to the growth in the loan portfolio, while $658,000 was due to the increase in average yields. Interest income on interest bearing deposits increased $116,000 due to the increase in average balances. Interest income on Federal funds sold and nontaxable investment securities grew by $157,000 and $89,000, due to the increases in volume as these items are strictly attributable to First Citizens-Fayetteville.
                                       6

  Interest expense increased $1.6 million. Growth in the amount of interest bearing liabilities resulted in an increase of $1.9 million in interest expense while the reduction in rates paid on these funds accounted for a $243,000 decline to offset a portion of the volume related increases. Interest on interest-bearing demand deposits and savings accounts increased by $387,000. Growth in balances of these accounts resulted in an increase in interest expense of $424,000 while the decline in rates paid offset this by $37,000. Interest on time deposits increased by $1.5 million, with the increase in volume resulting in an increase of $1.7 million which was offset by a decline in average rate paid, resulting in interest savings of $183,000. Interest on FHLB advances declined by $304,000. Reduced balances of advances outstanding resulted in a reduction of $281,000 while decline in average rate resulted in $23,000.
  1996 COMPARED TO 1995. Net interest income increased $562,000 or 10.52%, from $5.3 million for 1995 to $5.9 million for 1996. The average balance of interest earning assets increased by $7.6 million. While average interest earning assets increased by $7.6 million, virtually all of the increase came in the Company's loan portfolio, which normally earns higher rates of interest than do investments and interest bearing deposits. Average balances, interest income and average yields for mortgage backed securities, investment securities and Federal Home Loan Bank stock did not vary materially from 1995 to 1996. A decline in the average balance of interest bearing deposits was offset by an increase in average rate, such that interest income amounts did not vary significantly.
  The $7.6 million increase in earning assets was funded by growth in noninterest bearing deposits, whose average balance increased $2.5 million, and certificates of deposit, whose average balance increased $7.1 million. While the average yield on interest earning assets increased 67 basis points to 8.32%, the average rate on interest bearing liabilities increased 72 basis points to 5.00%. The interest rate spread for 1996 was consistent with that for 1995, declining slightly from 3.37% to 3.32%. However, the growth in interest earning assets enabled the net interest margin to increase from 3.77% in 1995 to 3.95% in 1996.
  The average balance of certificates of deposit increased $7.1 million as a result of a marketing effort by the Company to generate new deposits. The focus of the marketing program was a one year certificate bearing an interest rate of 6.00%. As a result of this, average rates on certificates increased from 4.74% in 1995 to 5.91% in 1996. Due to the growth in certificates, the Company was able to reduce the level of its FHLB advances, which declined from an average balance of $20.3 million in 1995 to $16.7 million in 1996.
  As shown in the Table 2, the growth in the average balances resulted in an increase of $575,000 in net interest income while changes in yields and rates resulted in a decline of $14,000. Interest income on loans increased $1.6 million of which $761,000 was attributable to increases in volume and $871,000 was due to increases in yield. All other changes in interest income did not vary materially. Interest expense on certificates of deposit increased $1.2 million of which $361,000 was due to increase in volume while $837,000 was due to increase in rates. Interest on FHLB advances and other borrowings declined $176,000. The reduction in volume resulted in a decline of $206,000 in interest paid on these funds, while an increase in the average rate resulted in an increase in interest of $30,000.
PROVISION FOR LOAN LOSSES
The provision for loan losses is based on management's evaluation of economic conditions, size and composition of the loan portfolio, the historical charge off experience, the level of nonperforming and past due loans and other indicators derived from reviewing the loan portfolio. Management performs such reviews periodically and determines the level of loan loss allowances needed. At March 31, 1997 management believes that its allowance for loan losses was adequate to provide for inherent losses in the loan portfolio.
  Generally, asset quality has improved since 1993. Nonaccruing loans as a percentage of total loans declined from 2.01% in 1993 to 1.15% in 1997, and declined as a percentage of total assets from 1.33% to 0.86% during the same period. Total nonperforming assets have declined as a percentage of total assets from 2.05% in 1993 to 0.87% in 1997 due to declines in nonaccruing loans and increases in total assets. The ratio of the allowance for loan losses to nonaccruing loans has increased from 67.21% in 1993 to 133.73% in 1997, due to declines in nonaccrual loans and an increase in the allowance for loan losses. The ratio of the allowance to total loans was 1.54% and 1.09% at March 31, 1997 and 1996, respectively. The increase in the allowance for loan loss to total loans is primarily attributable to the allowance acquired in the business combinations during fiscal year 1997.
                                       7

  The following table presents at the dates indicated the aggregate of nonperforming loans for the following categories:

                                               MARCH 31,
                                          DOLLARS IN THOUSANDS
                                  1997    1996   1995    1994     1993
Loans accounted for on a
  nonaccrual basis.............  $2,796   $713   $872   $1,427   $1,704
Loans contractually past due
  ninety days or more as to
  interest or principal
  payments and still
  accruing.....................      55     --     --       --       --
Loans, the terms of which have
  been renegotiated to provide
  a reduction or deferral of
  interest or principal because
  of deterioration in the
  financial position of the
  borrower.....................      --     --     --       --       --
Loans now current about which
  there are serious doubts as
  to the ability of the
  borrower to comply with
  present loan repayment
  terms........................      --     --     --       --       --

  The reduction in interest income associated with nonaccrual loans as of March 31, 1997 is as follows:

                                                        (DOLLARS
                                                           IN
                                                       THOUSANDS)
Interest income that would have been recorded on
  nonaccrual loans under original terms.............      $209
Interest income that was recorded on nonaccrual
  loans.............................................      $ 25

  Management considers all nonaccrual loans to be impaired in accordance with Financial Accounting Standards Board ("FASB") No. 114 and 118. Loans past due greater than ninety days and still accruing represents those loans which have adequate collateral values, therefore minimizing the risk of loss of principal or interest.
  In the opinion of management, any loans classified by regulatory authorities as doubtful, substandard or special mention that have not been disclosed above do not (1) represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity or capital resources, or (2) represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms. Any loans classified by regulatory authorities as loss have been charged off.
COMMITMENTS AND LINES OF CREDIT
In the ordinary course of business, the subsidiary Banks have granted commitments to extend credit and standby letters of credit to approved customers. Generally, these commitments to extend credit have been granted on a temporary basis for seasonal or inventory requirements and have been approved by the Banks' Board of Directors. These commitments are recorded in the financial statements as they are funded. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitment amounts expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.
  Following is a summary of the commitments outstanding at March 31, 1997.

                                                        1997
Unfunded mortgage loan commitments................   $17,794,000
Residential construction and commercial loan
  commitments.....................................    26,702,846
Other commitments to extend credit................    32,928,825
Standby letters of credit.........................     1,539,000
                                                     $78,964,671

The following table summarizes the allowance for loan losses for each year.

                                          MARCH 31,
                          1997      1996      1995     1994     1993
Average amount of
  loans outstanding...  $173,544  $132,641  $123,420  $92,855  $83,252
Balance of allowance
  for loan losses at
  beginning of year...  $  1,371  $  1,435  $  1,315  $ 1,146  $ 1,263
Charge-offs:
  Real estate.........       (38)      (54)       --      (35)    (257)
  Consumer............       (33)      (38)      (37)     (75)     (52)
  Commercial..........       (76)       --        --       --       --
                            (147)      (92)      (37)    (110)    (309)
Recoveries:
  Real estate.........         3         4        --       --       --
  Consumer............         2        14        49        4       12
                               5        18        49        4       12
Net (charge-offs)
  recovery............      (142)      (74)       12     (106)    (297)
Additions to the
  allowance for loan
  losses
  Reserves acquired in
    acquisitions......     2,325        --        --       --       --
  Additions to
    allowance charged
    to operations.....       185        10       108      275      180
                           2,510        10       108      275      180
Balance of allowance
  for loan loan losses
  at end of year......  $  3,739  $  1,371  $  1,435  $ 1,315  $ 1,146
Ratio of net loan
  charge-offs during
  the year to average
  loans outstanding
  during the year.....     0.08%     0.06%     0.01%    0.11%    0.36%

  The following table summarizes the allocation of the allowance for loan losses to types of loans as of the indicated dates.

                                  (DOLLAR IN THOUSANDS)
                                   YEAR ENDED MARCH 31,
                             1997                       1996
                               PERCENT OF                 PERCENT OF
                              LOANS IN EACH              LOANS IN EACH
                               CATEGORY TO                CATEGORY TO
                    AMOUNT     TOTAL LOANS     AMOUNT     TOTAL LOANS
Commercial.......   $1,531         10.30%         --             --%
Real estate......   1,219          85.10%        547          93.00%
Consumer.........     989           4.60%        824           7.00%
                    $3,739        100.00%      $1,371        100.00%

  1997 COMPARED TO 1996. Provision for loan losses was $185,000 compared to $10,000 for 1996. For 1997, net chargeoffs were $142,000 compared to $74,000 in 1996. At March 31, 1997 the allowance for loan losses was $3,739,000 or 133.73% of nonaccruing loans compared to 192.29% at March 31, 1996. Nonaccruing loans increased $2.08 million from $713,000 at March 31, 1996 to $2.80 million at March 31, 1997. Of the increase, $1.8 million is
                                       8
related to the acquisitions of First Citizens-Fayetteville and Tara State Bank.
  At March 31, 1997 nonaccrual loans included four loans to two borrowers totaling $1.3 million. The first borrower had two loans outstanding to the Company totaling $987,000. These loans were assets of First Citizens-Fayetteville and were identified by First Citizens-Fayetteville as impaired loans prior to the acquisition, at which time the balance on the loans totaled $1.2 million. The loans were restructured in bankruptcy court and the borrower has been performing in accordance with the new loan terms. Management has kept the loans on a nonaccrual basis pending further satisfactory performance.
  The second borrower has two loans totaling $308,000 which were nonaccrual at March 31, 1997. These loans were also assets of First Citizens-Fayetteville and prior to the acquisition were also identified as impaired loans, at which time their balance was $360,000. Subsequent to August 22, 1997, the borrower paid down the balance of one loan in the amount of $170,000.
  1996 COMPARED TO 1995. Provision for loan losses was $10,000 compared to $108,000 for 1995. For 1996, net chargeoffs were $74,000 compared to a net recovery of $12,000 in 1995. At March 31, 1996, the allowance for loan losses was $1,371,000, or 192.35% of nonaccruing loans compared to 164.44% at March 31, 1995. Nonaccruing loans declined from $872,000 at March 31, 1995 to $713,000 at August 22, 1996 while potential problem loans declined from $1,983,000 to $982,000 for the same period. At August 22, 1996, past due and nonaccruing loans included six mortgage loans totaling $543,000 secured by single family dwellings, three second mortgage loans totaling $27,000, and 37 consumer loans totaling $143,000. The largest single loan past due is a mortgage loan in the amount of $162,000.
  Potential problem loans were $982,000 at March 31, 1996 and consisted mainly of three loans outstanding to a single group of borrowers totaling $895,000. These loans are secured by various rental properties and tracts of commercial and farm land, and were classified as potential problem loans at March 31, 1995. The estimated value of these properties exceeds the balances of the respective loans.
OTHER INCOME
  1997 COMPARED TO 1996. Other income declined $1.4 million or 27.0% to $3.8 million. The primary component of the decline is a $2.1 million decline in the gain on sale of real estate held for development and sale (see "Real Estate Activities" below). Service charges on deposit accounts increased $329,000 or
51.3 % to $969,000. Of this amount, $223,000 is the result of the mergers during the year while $105,000 is due to growth in deposit accounts over the past year. Gain on sale of loans increased $179,000 or 28.4% to $810,000. The volume of loans sold increased from $44.2 million in 1996 to $55.7 million in 1997. The increase in volume is attributable to the growth in the market area served by the Company. Gain on sale of real estate owned increased $143,000 due to the payoff of a loan made in a prior year to finance the sale of a foreclosed commercial property. The gain was not recognized at the time of sale due to the down payment not being adequate to qualify for gain recognition under Statement of Financial Accounting Standards No. 66.
  1996 COMPARED TO 1995. Other income increased $2.9 million or 122.69%, to $5.2 million. The significant component was a $2.4 increase in the gain on sale of real estate held for development and sale (see "Real Estate Activities" below). Gain on sale of loans increased $349,000 or 123.67% to $631,000. The volume of loan sales increased from $37.7 million in fiscal 1995 to $44.2 million in 1996. In addition to the volume growth, profit margins received on loans sold increased due to a falling interest rate environment which existed throughout the year. Furthermore, during fiscal 1995 the Company began to broker its originations to other investors under which it receives a service release premium at the time of sale. Since this strategy was in place during the entirety of fiscal 1996 versus a portion of fiscal 1995, resulting gains were higher in 1996.
REAL ESTATE ACTIVITIES
The Company engages in real estate development through a wholly owned subsidiary of First Citizens-Newnan, Jefferson Ventures, Inc., which owns the White Oak residential development in Newnan, Georgia. Since 1991, as a result of regulatory restrictions, Jefferson Ventures ceased its development activity and adopted a strategy of selling off, in an orderly manner, remaining developed lots to builders and undeveloped parcels to other developers. The table below summarizes real estate sales for the periods shown:
                          SUMMARY OF REAL ESTATE SALES
                         For The Years Ended March 31,

                                             1997          1996
Number of lots sold....................           15            40
Acres of land sold.....................          116            71
Net sales proceeds.....................   $1,853,650    $4,496,834
Less: Basis of land sold...............      448,044     1,336,081
Less: Gains deferred...................      349,808        13,241
Add: Recognition of gains previously
  deferred.............................       13,238        67,492
Gain on sale of real estate............   $1,069,036    $3,215,004

NOTE: The above table represents pretax gains from real estate sales and not the net earnings from Jefferson Ventures, Inc.
  1997 COMPARED TO 1996. For 1997, the net gain on sale of real estate held for development and sale declined $2.1 million to $1.1 million. While the number of acres sold increased from 71 in 1996 to 116 in 1997, gains declined because 1996 sales consisted of commercial tracts which typically command higher prices and result in higher profit margins. Conversely, 1997 land sales consisted of sales of
                                       9
residential tracts. The number of residential building lots declined to 15 in 1997 from 40 in 1996. The lots sold in 1997 represented the remaining developed lots held in inventory.
  At March 31, 1997, the White Oak development consisted of approximately 1,544 acres of open land. At March 31, 1997 the estimated market value of the property exceeds its carrying value of $3.3 million.
  In June 1996, the Company entered into an agreement to sell over time approximately 1,400 acres of the remaining land. The first closing under this contract occured in June 1997 when the buyer purchased 400 acres. As a result of that closing, Jefferson Ventures recognized a gain of $3.3 million. The remaining land may be purchased by the buyer over an eight year period.
  1996 COMPARED TO 1995. For 1996, the net gain on sale of real estate held for development and sale increased $2.5 million to $3.2 million. This increase is due to 1996 sales including tracts of undeveloped commercial property which carries a higher sales price than land sold for residential development. The number of lots sold increased from 21 in 1995 to 40 in 1996 due to a bulk sale of lots occurring in 1996.
  At March 31, 1996, the White Oak development consisted of 15 residential building lots and approximately 1,660 acres of open land. The estimated market value of the property exceeds its carrying value of $3.7 million.
OTHER EXPENSES
  1997 COMPARED TO 1996. Other expenses increased $4.0 million from $4.6 million in 1996 to $8.6 million in 1997. Salaries and benefits increased $1.1 million to $3.3 million of which $761,000 is due to merger related growth while $424,000 results from normal salary increases and additional staffing relating to two additional mortgage origination offices. Occupancy and equipment costs increased $309,000 or 38.2% to $1.2 million. Of this amount, $172,000 resulted from merger-related growth while $137,000 was attributable to additional overhead incurred in connection with the new mortgage offices.
  Federal insurance premiums and assessments increased $725,000 from $274,000 in 1996 to $999,000 in 1997. The reason for this increase relates to legislation passed to recapitalize the SAIF fund by means of a Special Assessment to be levied against financial institutions whose deposits were insured by this fund. This resulted in the Company recording a charge against earnings of $772,000 (see "SAIF Assessment" below).
  Data processing costs totaled $307,000 compared to $222,000 for 1996, an increase of $85,000 for the year relating to the acquisitions made during the year.
  Amortization of goodwill was $210,000 for the year and relates to amortization of goodwill recorded in connection with the acquisition of the First Citizens-Fayetteville. This goodwill is being amortized over a period of 15 years using the straight-line method.
  Other operating losses were $982,000 for the year and relates to an event subsequent to March 31, 1997 in which the Company identified a potential loss within a customer account as the result of advancing funds in excess of available deposits. On June 3, 1997, after further investigation and review of the facts and circumstances, the Company determined that the potential net loss to be incurred was $982,000 and the significant portion of the potential loss existed as of March 31, 1997. Therefore, the Company has recognized the amount of the potential loss as of the balance sheet date by a charge to current earnings and the establishment of a reserve for losses, which is included in other liabilities. Management continues to pursue all available means of collection available, however, the amount to be collected, if any, is unknown.
  1996 COMPARED TO 1995. Other expenses declined $425,000 or 8.39% to $4.6 million. Compensation costs declined $181,000 or 7.98% due to a reduction of $299,000 in loan origination commissions and salaries associated with Citizens Mortgage Group, Inc., the Company's mortgage origination subsidiary. This decline is attributable to the closing of several mortgage origination offices in the fourth quarter of fiscal 1995. This decline was offset in part by an increase of $115,000 in compensation costs in connection with Bank operations. Of this increase, $43,000 was due to an increase in accrued incentive compensation expense while $47,000 was due to an increase in loan origination commissions, the result of increased loan originations.
  Occupancy and equipment costs declined $76,000 or 8.61% to $809,000 primarily due to a reduction of $124,000 of such costs for Citizens Mortgage Group, Inc as a result of the closing of several of its mortgage origination offices. This reduction was offset by a $55,000 increase in costs associated with operations of First Citizens-Newnan, primarily the result of depreciation expense incurred as a result of computer equipment purchased in fiscal 1996. Data processing charges declined $64,000 or 22.30% to $222,000 due to reduced fees negotiated as a part of the Company's contract renewal with its data processing provider. Other operating expenses declined $88,000 or 6.57% to $1,252,000. The majority of the reduction results from a reduction in administrative costs associated with Citizens Mortgage Group, Inc
SAIF ASSESSMENT
On September 30, 1996 legislation was signed into law providing for a special assessment on financial institutions whose deposits are insured by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation. The purpose of the assessment was to recapitalize the SAIF to levels required by law. This special
                                       10
assessment took the form of a one time payment of 65.7 cents per $100 of deposits held by institutions on March 31, 1995. In September 1996, First Citizens-Newnan recorded a charge to earnings of $772,000 for this assessment.
  The new law provides for the merger of the SAIF into the Bank Insurance Fund ("BIF") by 1999 subject to certain conditions. Furthermore, it also requires that institutions whose deposits are BIF-insured bear a portion of the payment of interest on the bonds previously issued by the Financing Corporation, a specially created government entity. These bonds were issued in the 1980s to resolve the thrift industry crisis which existed at that time. To fund the interest payments on these bonds, effective January 1, 1997 all SAIF insured institutions began paying 6.4 basis points of their deposits while BIF insured institutions began paying 1.3 basis points in addition to any insurance premiums to be paid. Effective January 1, 1997 insurance premiums paid by SAIF institutions under the current risk classification were reduced from a range of 23 to 31 basis points to a range of zero to 27 basis points.
BALANCE SHEET REVIEW
  1997 COMPARED TO 1996. Total assets increased $144.3 million, or 79.3% to $326.4 million as a result of the acquisitions of Citizens Bank and Trust of Fayette County and Tara State Bank. Federal Funds sold increased $7.8 million due to the acquisition of the First Citizens-Fayetteville and Tara banks. Securities available for sale increased $7.5 million while securities held to maturity declined $5.0 million due to maturities and principal repayments. Net loans receivable increased by $114.4 million of which $91.4 million were added in connection with the acquisitions First Citizens-Fayetteville and Tara while $23.0 million relates to growth in the portfolio.
  Premises and equipment increased by $4.3 million, primarily due to the acquisitions. Goodwill increased by $7.3 million, also the result of the acquisitions.
  Deposit accounts increased $139.2 million, or 106.5% to $269.8 million. Of this, $123.6 million are deposits of the new bank subsidiaries while $15.6 million is attributable to growth in deposit accounts. Advances from the Federal Home Loan Bank declined by $11.7 million to $17.7 million as the growth in deposit accounts provided for the repayment of a portion of these advances. At March 31, 1997 $7.7 million of these advances had maturities of more than a year while $10.0 million had maturities of less than a year. Other liabilities increased $7.3 million of which $5.1 million represented consideration payable in the form of cash to stockholders of Tara Bankshares. Subsequent to March 31, the Company obtained financing of $4.0 million and used existing cash of $1.1 million to make payment to their shareholders. Also included in other liabilities was $982,000 reserved for potential losses discussed earlier.
  Stockholders' equity increased $9.5 million to $29.8 million. This results from earnings retained during the year and an addition to capital of $7.5 million resulting from stock issued in connection with the acquisitions during the year, less dividends declared of $686,000.
  1996 COMPARED TO 1995. Total assets increased $12.5 million or 7.40% to $182.0 million. Investment securities increased $12.9 million to $22.8 million. Net loans receivable declined $1.6 million to $123.1 million due primarily to a $1.1 million reduction in student loans, the result of the sale in fiscal 1996 of the Company's portfolio of such loans. Real estate held for development and sale declined $1.3 million or 26.25% to $3.7 million due to sales at White Oak (see "Real Estate Activities" above). Real estate acquired in settlement of loans ("REO") declined $13,000 or 10.71% to $111,000. At March 31, 1996 REO consisted of four residential building lots and one single family dwelling.
  Deposit accounts increased $12.8 million or 10.88% to $130.6 million. Interest bearing checking accounts increased $2.4 million while noninterest bearing checking accounts (which includes commercial accounts, loan servicing custodial accounts, and the Company's outstanding official checks) increased $2.51 million. Certificates of deposit increased $9.5 million while money market and passbook accounts declined $770,000 and $833,000, respectively. The increase in certificates of deposit was mainly attributable to an increase in one year certificates, which grew $10.8 million as a result of a marketing effort conducted during the fiscal year in which the Company offered a premium rate of 6.00% to attract new accounts. Federal Home Loan Bank advances declined $4.0 million or 12.03% to $29.4 million. At March 31, 1996, $8.1 million of these advances had original maturities of more than a year while $22.5 million had original maturities of less than a year.
  Stockholders' equity increased $3.7 million to $20.3 million as a result of net earnings retained.
SECURITIES PORTFOLIO
The carrying amounts of securities at the dates indicated are summarized as follows:

                                                   MARCH 31,
                                                1997       1996
                                                  (DOLLARS IN
                                                   THOUSANDS)
U.S. Treasury and other U.S. Government
  agencies and corporations.................   $31,865    $31,927
State and municipal securities..............     2,727         --
Equity securities...........................     1,368      1,471
                                               $35,960    $33,398

  The carrying amounts of securities in each category as of March 31, 1997 are shown in the following table according to maturity classifications. Equity securities are excluded from the table below because they have no contractual maturity.
                                       11

                                U.S. TREASURY
                                  AND OTHER
                               U.S. GOVERNMENT           STATE AND
                                 AGENCIES AND            MUNICIPAL
                                 CORPORATIONS           SECURITIES
                             CARRYING                CARRYING
                              AMOUNT        YIELD     AMOUNT     YIELD
                                      (DOLLARS IN THOUSANDS)
One year or less..........   $ 9,592        5.48 %    $   --        --%
After one year through
  five years..............    12,387        5.56 %       366      4.40%
After five years through
  ten years...............     2,829        6.20 %     1,317      5.28%
After ten years...........     7,057        5.94 %     1,044      5.02%
                             $31,865        5.68 %    $2,727      5.06%

LOAN PORTFOLIO
TYPES OF LOANS
The amount of loans outstanding at the indicated dates are shown in the following table according to the type of loan.

                                        AT MARCH 31,
                                    DOLLARS IN THOUSANDS
                       1997       1996       1995       1994      1993
Commercial,
  financial
  agricultural.....  $ 25,655   $  1,094   $     --   $     --   $    --
Real estate --
  construction.....    60,010     11,203     18,983     13,520     9,496
Real estate --
  mortgage (1).....   152,027    115,938    101,747     80,021    64,989
Consumer and
  other............    11,456      4,088     10,826     10,638    11,480
                     $249,148   $132,323   $131,556   $104,179   $85,965
Less allowance for
  loan losses......     3,739      1,371      1,435      1,315     1,145
Loans, net.........  $245,409   $130,952   $130,121   $102,864   $84,820

(1) Includes loans held for sale and is stated net of unearned income and fees on loans.
MATURITIES AND SENSITIVITIES TO
CHANGES IN INTEREST RATES
Total loans as of March 31, 1997 are shown in the following table according to maturity classifications (1) one year or less, (2) after one year through five years, and (3) after five years. The disclosure of loans by the above categories is not available and in making this determination, the Company has considered the estimated expense and capabilities of its data processing system.

                                                        (DOLLARS
                                                           IN
                                                       THOUSANDS)
MATURITY:
One year or less....................................    $ 97,928
After one year through five years...................      38,397
After five years....................................     112,823
                                                        $249,148

DEPOSITS
Average amount of deposits and average rates paid thereon, classified as to noninterest-bearing demand deposits, interest-bearing demand and savings deposits and time deposits, for the periods indicated are presented below. (1)

                                       YEAR ENDED MARCH 31,
                                     1997                 1996
                                AMOUNT     RATE      AMOUNT     RATE
                                      (DOLLARS IN THOUSANDS)
Noninterest-bearing demand
  deposits..................   $ 20,420       --%   $ 10,052      --%
Interest-bearing demand and
  savings deposits..........     54,683     2.85      39,894    2.94
Time deposits...............    103,765     5.67      73,459    5.91
                               $178,868             $123,405

(1) Average balances were determined using monthly average balances during the year for each category.
  The amounts of time certificates of deposit issued in amounts of $100,000 or more as of March 31, 1997 are shown below by category, which is based on time remaining until maturity of (1) three months or less, (2) over three through six months, (3) over six through twelve months and (4) over twelve months.

                                                        (DOLLARS
                                                           IN
                                                       THOUSANDS)
Three months or less................................    $  7,489
Over three months through six months................       8,109
Over six months through twelve months...............       6,251
Over twelve months..................................       4,944
                                                        $ 26,793

SHORT TERM BORROWINGS
The following information is presented with respect to the Company's short term borrowings as of and for the year ended March 31, 1997 and 1996:

                                                1997       1996
                                                   DOLLARS IN
                                                   THOUSANDS
Balance at end of year......................   $10,058    $21,279
  Weighted average rate.....................      6.82%      5.60%
Average amount outstanding during year......   $ 3,800    $ 7,779
  Weighted average rate.....................      5.59%      6.04%
Maximum amount outstanding during year......   $10,058    $21,279

LIQUIDITY
Liquidity represents the ability to meet the needs of customers desiring to withdraw funds from deposit accounts to borrow funds to meet their credit needs. Each of the Company's subsidiary institutions manage their liquidity needs in such a way that the needs of depositors and borrowers are met in a timely basis so that the operations of the Banks are not interrupted. Sources of liquidity available to meet these needs include cash on deposit, federal funds, securities available for sale, maturities of securities, and principal payments received on loans. Growth in the banks' deposit bases provide additional sources as does access to borrowed funds through relationships with correspondent banks and advances from the Federal Home Loan Bank of Atlanta
                                       12

("FHLBA"). Liquidity needs at individual banks can also be met through loan participations sold to affiliate banks.
  At March 31, 1997 the liquidity position of all the subsidiary banks was considered adequate and within guidelines set forth in the banks' liquidity policies. Furthermore, the amount of unused line of credit from FHLBA totaled $37.2 million.
  The Parent Company also requires cash for operating expenses and dividends to stockholders. The primary source of funds for these items is the dividend income from the subsidiary banks. Management believes that the ability of its subsidiaries to pay such dividends is adequate to meet its cash needs. REGULATORY CAPITAL REQUIREMENTS
The Company and its subsidiary banks are subject to minimum capital standards as set forth by federal bank regulatory agencies.
  The Company's capital for regulatory purposes differs from the Company's equity as determined under generally accepted accounting principles. Generally, "Tier 1" regulatory capital will equal capital as determined under generally accepted accounting principles less goodwill and any unrealized gains or losses on securities available for sale while "Tier 2" capital consists of the allowance for loan losses up to certain limitations. Risk based capital is the sum of Tier 1 and Tier 2 capital. The Company's capital ratios and required minimums at March 31, 1997 are shown below:

                                               MINIMUM
                                             REGULATORY
                                             REQUIREMENT    ACTUAL
Tier 1 capital to risk adjusted assets....       4.00%        9.04%
Risk based capital to risk adjusted
  assets..................................       8.00%       10.29%
Tier 1 leverage ratio (to total average
  assets).................................       3.00%        6.70%

  First Citizens-Newnan is also subject to additional capital requirements of core capital of 3% of adjusted total assets and tangible capital of 1.5% of adjusted assets. These requirements are set forth by the Office of Thrift Supervision, its primary regulator. At March 31, 1997 the Bank was in compliance with these measures.
  Total capital at the subsidiary banks also has an important effect on the amount of FDIC insurance premiums paid. Institutions not considered well capitalized can be subject to higher rates for FDIC insurance. This determination is made each June 30 and December 31. As shown in the table in
Note 12 "Regulatory Matters" in Notes to Consolidated Financial Statements, First Citizens Bank-Newnan had risk based capital of 9.46%, less than the 10% minimum required to be considered well capitalized. However, due to sales of real estate at Jefferson Ventures occurring in June 1997, which will increase the capital levels at First Citizens-Newnan, Management believes that the Bank will meet all minimums for well capitalized under regulatory provisions. ASSET/LIABILITY MANAGEMENT
It is the Company's objective to manage assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash, loan, investment, borrowing and capital policies. Certain officers within each subsidiary bank are charged with the responsibility for monitoring policies and procedures that are designed to ensure acceptable composition of the asset/liability mix.
  Each subsidiary institution's asset/liability mix is monitored on a regular basis with a report reflecting the interest rate sensitive assets and interest rate sensitive liabilities being prepared and presented to the Board of Directors and management's Asset/Liability Committee on a quarterly basis. The objective is to monitor interest rate sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on earnings. An asset or liability is considered to be interest rate-sensitive if it will reprice or mature within the time period analyzed, usually one year or less. The interest rate-sensitivity gap is the difference between the interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time period. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities. A gap is considered negative when the amount of interest rate-sensitive liabilities exceeds the interest rate-sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. If the Company's assets and liabilities were equally flexible and moved concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.
  A simple interest rate "gap" analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Accordingly, the Company also evaluates how the repayment of particular assets and liabilities is impacted by changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market rates, while interest rates on other types may lag behind changes in general market rates. In addition, certain assets, such as adjustable rate mortgage
                                       13
loans, have features (generally referred to as "interest rate caps") which limit changes in interest rates. Prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the interest rate gap. The ability of many borrowers to service their debts also may decrease in the event of an interest rate increase.
                         ANALYSIS OF INTEREST SENSITIVITY
                              As of March 31, 1997
                             (Dollars in Thousands)

                        0-3        3-12       1-3     OVER 5
                       MONTHS     MONTHS     YEARS     YEARS     TOTAL
Interest bearing
  deposits..........  $  1,672   $     --   $    --   $    --   $  1,672
Federal funds
  sold..............     7,820         --        --        --      7,820
Investment
  securities........    11,127      7,107    13,250     4,476     35,960
Loans held for
  sale..............     7,959         --        --        --      7,959
Loans receivable,
  net (1)...........    54,920    108,193    47,274    30,802    241,189
Total interest
  earning assets....  $ 83,498   $115,300   $60,524   $35,278   $294,600
Interest-bearing
  liabilities
Interest-bearing
  demand deposits...  $ 57,558         --        --        --   $ 57,558
Savings.............    21,156         --        --        --     21,156
Time deposits.......    33,535     83,247    33,914        --    150,696
Federal Home Loan
  Bank advances and
  other
  borrowings........       342     11,659     4,669     1,135     17,805
Total interest
  bearing
  liabilities.......  $112,591   $ 94,906   $38,583   $ 1,135   $247,215
Interest rate
  sensitivity gap...  $(29,093)  $ 20,394   $21,941   $34,143   $ 47,385
Cumulative interest
  rate sensitivity
  gap...............  $(29,093)  $ (8,699)  $13,242   $47,385
Interest rate
  sensitivity gap
  ratio.............      0.74       1.21      1.57     31.08
Cumulative interest
  rate sensitivity
  gap ratio.........      0.74       0.96      1.05      1.19

(1) Includes nonaccrual loans.
  The above table summarizes interest-sensitive assets and liabilities for the Company as of March 31, 1997. Adjustable rate loans are included in the period in which their interest rates are scheduled to adjust. Fixed rate loans are included in the periods in which they are anticipated to be repaid based on scheduled maturities and anticipated prepayments. Investment securities are included in their period of maturity while mortgage backed securities are included according to expected repayment. Certificates of deposit, Federal Home Loan Bank advances, and notes payable are presented according to contractual maturity.
  As shown in the table above, the cumulative interest sensitivity gap for the one year period is a negative $8.7 million. The Company's experience has been that not all liabilities shown as being subject to repricing will in fact reprice with changes in market rates. The Company has a base of core deposits consisting of interest bearing checking accounts and passbook savings accounts whose average balances and rates paid thereon will not fluctuate with changes in the levels of market interest rates.
  In conjunction with the Company's mortgage banking operation conducted through its subsidiary, exposure to changes in interest rates is managed by originating short-term or adjustable rate mortgages and construction loans to be held in the loan portfolio while originating fixed-rate mortgages underwritten to specifications such that they can be sold in the secondary market or to private investors. Fixed rate mortgages are sold to investors on a forward basis at the time the Company commits to a certain interest rate with the customer involved. EFFECTS OF INFLATION
First Citizens' consolidated financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles which require the measure of financial position and operational results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.
  Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services, since such prices are affected by inflation. The yield and maturity structure of the institution's assets and liabilities is critical to the maintenance of acceptable performance levels.
RECENT ACCOUNTING PRONOUNCEMENTS
In March 1995, the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and For Long-Lived Assets to be Disposed Of," (SFAS 121). The provisions of SFAS 121 require that long-lived assets be reviewed for impairment whenever events or changes in circumstance indicate that the carrying amount may not be recoverable. In performing the review of long-lived assets that will be held and used by the Company, recoverability is based on the future cash flows expected from the use of the asset and its eventual disposition. If the asset is impaired, an impairment loss equal to the excess of the carrying value of the asset over its fair value must be recorded. SFAS 121 is effective for financial statements for fiscal years beginning after December 15, 1995. The Company adopted SFAS 121 on April 1, 1996 and it did not have a material impact on the financial statements.
  In May 1995, the FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights" (SFAS 122). SFAS 122 requires that the Company recognize as separate assets rights to service mortgage loans for others, however those servicing rights are acquired. SFAS 122 also requires that
                                       14
the Company assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights. SFAS 122 is effective for financial statements issued for fiscal years beginning after December 15, 1995. The Company adopted SFAS 122 on April 1, 1996 and it did not have a material impact on the financial statements.
  In October 1995, the FASB issued SFAS 123, "Accounting for Stock-Based Compensation" (SFAS 123). SFAS 123 establishes financial accounting and reporting standards for stock-based employee compensation plans. Those plans include all arrangements by which employees receive shares of stock or other equity instruments of the employer or the employer incurs liabilities to employees in amounts based on the price of the employer's stock. Such instruments include stock purchase plans, stock options, restricted stock, and stock appreciation rights. SFAS 123 also applies to transactions in which an entity issues its equity instruments to acquire goods or services from nonemployees.
  A new method of accounting for stock-based compensation arrangements with employees is established by SFAS 123. The new method is a fair value based method rather than the intrinsic value based method. However, SFAS 123 does not require an entity to adopt the new fair value based method for purposes of preparing its basic financial statements. Entities are allowed (1) to continue to use their existing method or (2) adopt the SFAS fair value based method. The selected method would apply to all of an entity's compensation plans and transactions.
  SFAS 123 requires that an employer's financial statements include certain disclosures about stock-based employee compensation arrangements regardless of the method used to account for them. The accounting requirements of this statement are effective for transactions entered into in fiscal years that begin after December 15, 1995. The disclosure requirements are effective for financial statements for fiscal years beginning after December 15, 1995. The Company adopted the disclosure requirements of SFAS 123 on April 1, 1996.
  The Financial Accounting Standards Board has issued SFAS No. 128, "Earnings Per Share" ("SFAS 128. SFAS 128 establishes standards for computing and presenting earnings per share ("EPS") and applies to entities with publicly held common stock or potential common stock. This Statement simplifies the standards for computing earnings per share previously fount in APB Opinion No. 15, "Earnings Per Share," and makes them comparable to International EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. The effective date of this Statement is for financial statements issued for periods ending after December 15, 1997. The Company does not expect the adoption of SFAS 128 to have a material impact on its earnings per share calculations.
                                       15

                          Consolidated Balance Sheets
FIRST CITIZENS CORPORATION AND SUBSIDIARIES
March 31, 1997 and 1996

ASSETS                                                                                                       1997
Cash and due from banks...............................................................................   $ 13,866,250
Interest-bearing deposits in other banks..............................................................      1,671,525
Federal funds sold....................................................................................      7,820,000
Securities available-for-sale.........................................................................     31,809,959
Securities held-to-maturity, at amortized cost, fair value $4,105,789 and $9,086,437, respectively....      4,149,557
Loans held for sale...................................................................................      7,958,671
Loans receivable, net.................................................................................    237,449,972
Real estate held for development and sale.............................................................      3,291,528
Premises and equipment................................................................................      7,044,199
Goodwill and other intangibles........................................................................      7,448,499
Other assets..........................................................................................      3,854,685
       TOTAL ASSETS...................................................................................   $326,364,845
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing demand..........................................................................   $ 40,389,153
  Interest-bearing demand.............................................................................     57,557,937
  Savings.............................................................................................     21,156,414
  Time, $100,000 and over.............................................................................     26,792,537
  Other time..........................................................................................    123,902,996
       Total deposits.................................................................................    269,799,037
Federal Home Loan Bank advances.......................................................................     17,767,344
Other borrowings......................................................................................         37,948
Other liabilities.....................................................................................      8,957,845
       Total liabilities..............................................................................    296,562,174
Commitments and contingencies (Note 10)
Stockholders' equity
  Preferred stock, no par value, 8,000,000 shares authorized; none issued.............................             --
  Common stock, $1 par value, 8,000,000 shares authorized; 1,840,675 and 1,458,307 shares issued and
     outstanding, respectively........................................................................      1,840,675
  Additional paid-in capital..........................................................................     13,273,562
  Retained earnings...................................................................................     14,919,625
  Unrealized gains (losses) on securities available-for-sale, net of tax..............................            459
                                                                                                           30,034,321
  Less cost of 11,300 shares acquired for the treasury................................................       (231,650)
       Total stockholders' equity.....................................................................     29,802,671
       TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.....................................................   $326,364,845
ASSETS                                                                                                      1996
Cash and due from banks...............................................................................  $  9,214,902
Interest-bearing deposits in other banks..............................................................       524,372
Federal funds sold....................................................................................            --
Securities available-for-sale.........................................................................    24,265,700
Securities held-to-maturity, at amortized cost, fair value $4,105,789 and $9,086,437, respectively....     9,132,552
Loans held for sale...................................................................................     7,878,878
Loans receivable, net.................................................................................   123,072,970
Real estate held for development and sale.............................................................     3,739,572
Premises and equipment................................................................................     2,746,486
Goodwill and other intangibles........................................................................       195,149
Other assets..........................................................................................     1,239,719
       TOTAL ASSETS...................................................................................  $182,010,300
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing demand..........................................................................  $ 10,955,609
  Interest-bearing demand.............................................................................    25,661,029
  Savings.............................................................................................    16,658,718
  Time, $100,000 and over.............................................................................       403,352
  Other time..........................................................................................    76,956,625
       Total deposits.................................................................................   130,635,333
Federal Home Loan Bank advances.......................................................................    29,433,626
Other borrowings......................................................................................        54,839
Other liabilities.....................................................................................     1,620,505
       Total liabilities..............................................................................   161,744,303
Commitments and contingencies (Note 10)
Stockholders' equity
  Preferred stock, no par value, 8,000,000 shares authorized; none issued.............................            --
  Common stock, $1 par value, 8,000,000 shares authorized; 1,840,675 and 1,458,307 shares issued and
     outstanding, respectively........................................................................     1,458,307
  Additional paid-in capital..........................................................................     5,853,830
  Retained earnings...................................................................................    12,954,052
  Unrealized gains (losses) on securities available-for-sale, net of tax..............................          (192)
                                                                                                          20,265,997
  Less cost of 11,300 shares acquired for the treasury................................................            --
       Total stockholders' equity.....................................................................    20,265,997
       TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.....................................................  $182,010,300

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
                                       16

                       Consolidated Statements of Income
FIRST CITIZENS CORPORATION AND SUBSIDIARIES
Years ended March 31, 1997 and 1996

                                                                                                              1997
Interest income:
  Loans.................................................................................................   $15,789,330
  Interest-bearing deposits in other banks..............................................................       211,910
  Taxable securities....................................................................................     1,088,863
  Nontaxable securities.................................................................................        88,495
  Federal funds sold....................................................................................       157,271
       Total interest income............................................................................    17,335,869
Interest expense:
  Interest on deposits..................................................................................     7,442,806
  Interest on other borrowings..........................................................................       692,404
       Total interest expense...........................................................................     8,135,210
       Net interest income..............................................................................     9,200,659
Provision for loan losses...............................................................................       185,000
       Net interest income after provision for loan losses..............................................     9,015,659
Other income:
  Loan servicing and other loan fees, net...............................................................       649,393
  Deposit and other service charge income...............................................................       969,151
  Gain on sale of loans.................................................................................       810,110
  Gain on sale of other real estate owned...............................................................       165,162
  Gain on sale of real estate held for development and sale.............................................     1,069,036
  Other operating income................................................................................       169,127
       Total other income...............................................................................     3,831,979
Other expenses:
  Salaries and benefits.................................................................................     3,272,574
  Occupancy and equipment expenses......................................................................     1,118,608
  Federal insurance premiums and assessments............................................................       999,651
  Data processing costs.................................................................................       306,836
  Goodwill amortization.................................................................................       210,079
  Provision for other operating losses..................................................................       982,000
  Other operating expenses..............................................................................     1,721,495
       Total other expenses.............................................................................     8,611,243
       Income before income taxes.......................................................................     4,236,395
Income tax expense......................................................................................     1,584,709
       Net income.......................................................................................   $ 2,651,686
Earnings per common share...............................................................................   $      1.58
Weighted average shares and share equivalents outstanding...............................................     1,680,413
                                                                                                             1996
Interest income:
  Loans.................................................................................................  $11,448,987
  Interest-bearing deposits in other banks..............................................................       95,908
  Taxable securities....................................................................................      867,486
  Nontaxable securities.................................................................................           --
  Federal funds sold....................................................................................           --
       Total interest income............................................................................   12,412,381
Interest expense:
  Interest on deposits..................................................................................    5,517,083
  Interest on other borrowings..........................................................................      995,309
       Total interest expense...........................................................................    6,512,392
       Net interest income..............................................................................    5,899,989
Provision for loan losses...............................................................................       10,000
       Net interest income after provision for loan losses..............................................    5,889,989
Other income:
  Loan servicing and other loan fees, net...............................................................      570,977
  Deposit and other service charge income...............................................................      640,555
  Gain on sale of loans.................................................................................      630,684
  Gain on sale of other real estate owned...............................................................       21,846
  Gain on sale of real estate held for development and sale.............................................    3,215,004
  Other operating income................................................................................      168,760
       Total other income...............................................................................    5,247,826
Other expenses:
  Salaries and benefits.................................................................................    2,088,139
  Occupancy and equipment expenses......................................................................      809,277
  Federal insurance premiums and assessments............................................................      274,463
  Data processing costs.................................................................................      222,285
  Goodwill amortization.................................................................................        1,000
  Provision for other operating losses..................................................................           --
  Other operating expenses..............................................................................    1,250,800
       Total other expenses.............................................................................    4,645,964
       Income before income taxes.......................................................................    6,491,851
Income tax expense......................................................................................    2,441,896
       Net income.......................................................................................  $ 4,049,955
Earnings per common share...............................................................................  $      2.71
Weighted average shares and share equivalents outstanding...............................................    1,495,737

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
                                       17

                Consolidated Statements of Stockholders' Equity
FIRST CITIZENS CORPORATION AND SUBSIDIARIES
Years ended March 31, 1997 and 1996

                                                                                          Unrealized
                                                                                        Gains (Losses)
                                                                                        on Securities
                                                    Additional                            Available
                              Common Stock            Paid-In          Retained           for-Sale,          Treasury Stock
                          Shares      Par Value       Capital          Earnings           Net of Tax      Shares       Cost
Balance at March 31,
  1995...............    1,443,116    $1,443,116    $ 5,762,429       $ 9,396,869            $250              --    $      --
Net income...........           --            --             --         4,049,955              --              --           --
Exercise of stock
  options............       15,191        15,191         91,401                --              --              --           --
Net change in
  unrealized gains
  (losses) on
  securities
  available-for-sale,
  net of tax.........           --            --             --                --            (442)             --           --
Dividends declared,
  $.34 per share.....           --            --             --          (492,772)             --              --           --
Balance at March 31,
  1996...............    1,458,307     1,458,307      5,853,830        12,954,052            (192)             --           --
Net income...........           --            --             --         2,651,686              --              --           --
Shares issued in
  acquisitions.......      358,763       358,763      7,165,759                --              --              --           --
Exercise of stock
  options............       23,605        23,605        253,973                --              --              --           --
Purchase of treasury
  stock..............           --            --             --                --              --          11,300     (231,650)
Net change in
  unrealized gains
  (losses) on
  securities
  available-for-sale,
  net of tax.........           --            --             --                --             651              --           --
Dividends declared,
  $.44 per share.....           --            --             --          (686,113)             --              --           --
Balance at March 31,
  1997...............    1,840,675    $1,840,675    $13,273,562       $14,919,625            $459          11,300    $(231,650)
                           Total
                       Stockholders'
                          Equity
Balance at March 31,
  1995...............   $16,602,664
Net income...........     4,049,955
Exercise of stock
  options............       106,592
Net change in
  unrealized gains
  (losses) on
  securities
  available-for-sale,
  net of tax.........          (442)
Dividends declared,
  $.34 per share.....      (492,772)
Balance at March 31,
  1996...............    20,265,997
Net income...........     2,651,686
Shares issued in
  acquisitions.......     7,524,522
Exercise of stock
  options............       277,578
Purchase of treasury
  stock..............      (231,650)
Net change in
  unrealized gains
  (losses) on
  securities
  available-for-sale,
  net of tax.........           651
Dividends declared,
  $.44 per share.....      (686,113)
Balance at March 31,
  1997...............   $29,802,671

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
                                       18

                     Consolidated Statements of Cash Flows
FIRST CITIZENS CORPORATION AND SUBSIDIARIES
Years ended March 31, 1997 and 1996

                                                                                                               1997
Operating Activities:
  Net Income............................................................................................   $   2,651,686
  Adjustments to reconcile net income to net cash provided by (used in) operating activities:
    Depreciation........................................................................................         431,370
    Amortization of intangibles.........................................................................         282,789
    Amortization of purchase adjustments................................................................         (99,946)
    Provision for loan losses...........................................................................         185,000
    Deferred income taxes...............................................................................        (583,239)
    Increase in loans held for sale.....................................................................         (79,793)
    Net gain on sale of real estate held for development................................................      (1,405,951)
    Net gain on sale of other real estate owned.........................................................        (165,162)
    (Increase) decrease in interest receivable..........................................................        (134,892)
    Increase (decrease) in interest payable.............................................................         (20,810)
    Decrease in taxes payable...........................................................................         (52,685)
    Other operating activities..........................................................................       1,675,451
      Net cash provided by (used in) operating activities...............................................       2,683,818
Investing Activities:
  Purchases of securities available-for-sale............................................................      (1,992,068)
  Proceeds from maturities of securities available-for-sale.............................................      26,319,356
  Purchases of securities held-to-maturity..............................................................              --
  Proceeds from maturities of securities held-to-maturity...............................................       4,982,995
  Net (increase) decrease in interest-bearing deposits in other banks...................................      (1,147,153)
  Net decrease in Federal funds sold....................................................................         690,000
  Net (increase) decrease in loans......................................................................     (23,313,078)
  Additions to real estate..............................................................................              --
  Proceeds from sales of real estate held for development...............................................       1,349,495
  Proceeds from sales of other real estate owned........................................................         841,579
  Purchase of intangibles...............................................................................         (51,268)
  Net cash acquired in business combination.............................................................       5,631,880
  Acquisition of subsidiary.............................................................................     (13,716,878)
  Purchase of premises and equipment....................................................................        (187,037)
  Proceeds from sales of premises and equipment.........................................................          89,338
      Net cash used in investing activities.............................................................        (502,839)
Financing Activities:
  Net increase in deposits..............................................................................      15,618,437
  Repayment of other borrowings.........................................................................         (16,891)
  Net decrease in advances from the Federal Home Loan Bank..............................................     (12,521,455)
  Dividends paid........................................................................................        (655,650)
  Purchase of treasury stock............................................................................        (231,650)
  Proceeds from issuance of common stock................................................................         277,578
      Net cash provided by financing activities.........................................................       2,470,369
      Net increase in cash and due from banks...........................................................       4,651,348
Cash and due from banks at beginning of year............................................................       9,214,902
Cash and due from banks at end of year..................................................................   $  13,866,250
Supplemental Disclosures:
  Cash paid for:
    Interest............................................................................................   $   8,156,020
    Income Taxes........................................................................................   $   2,220,633
Business Combination:
  Net cash acquired.....................................................................................   $   5,631,880
  Federal funds sold....................................................................................       8,510,000
  Securities available-for-sale.........................................................................      31,886,018
  Loans receivable......................................................................................      91,435,309
  Premises and equipment................................................................................       4,636,520
  Goodwill..............................................................................................       7,477,005
  Other assets..........................................................................................       1,898,322
  Deposits..............................................................................................    (123,602,741)
  Advances from Federal Home Loan Bank..................................................................        (855,533)
  Other liabilities.....................................................................................        (643,093)
      Net assets acquired...............................................................................   $  26,353,687
Supplemental Disclosures of Noncash Investing Activities:
  Sales of real estate financed by loans from the Company...............................................   $     504,500
  Principal balances of loans transferred to other real estate..........................................   $     734,749
  Unrealized (gains) losses on securities available-for-sale............................................   $      (2,145)
  Common stock issued in connection with acquisitions of subsidiaries...................................   $   7,524,522
  Merger consideration payable to stockholders of acquired subsidiary...................................   $   5,112,287
                                                                                                              1996
Operating Activities:
  Net Income............................................................................................  $  4,049,955
  Adjustments to reconcile net income to net cash provided by (used in) operating activities:
    Depreciation........................................................................................       314,471
    Amortization of intangibles.........................................................................        26,261
    Amortization of purchase adjustments................................................................            --
    Provision for loan losses...........................................................................        10,000
    Deferred income taxes...............................................................................       (26,000)
    Increase in loans held for sale.....................................................................    (2,407,924)
    Net gain on sale of real estate held for development................................................    (3,454,514)
    Net gain on sale of other real estate owned.........................................................            --
    (Increase) decrease in interest receivable..........................................................        33,165
    Increase (decrease) in interest payable.............................................................        39,131
    Decrease in taxes payable...........................................................................      (123,673)
    Other operating activities..........................................................................       535,801
      Net cash provided by (used in) operating activities...............................................    (1,003,327)
Investing Activities:
  Purchases of securities available-for-sale............................................................   (21,994,042)
  Proceeds from maturities of securities available-for-sale.............................................     9,203,800
  Purchases of securities held-to-maturity..............................................................            --
  Proceeds from maturities of securities held-to-maturity...............................................       495,759
  Net (increase) decrease in interest-bearing deposits in other banks...................................     3,527,447
  Net decrease in Federal funds sold....................................................................            --
  Net (increase) decrease in loans......................................................................     4,604,002
  Additions to real estate..............................................................................        (5,244)
  Proceeds from sales of real estate held for development...............................................     1,767,082
  Proceeds from sales of other real estate owned........................................................            --
  Purchase of intangibles...............................................................................            --
  Net cash acquired in business combination.............................................................            --
  Acquisition of subsidiary.............................................................................            --
  Purchase of premises and equipment....................................................................      (330,751)
  Proceeds from sales of premises and equipment.........................................................            --
      Net cash used in investing activities.............................................................    (2,731,947)
Financing Activities:
  Net increase in deposits..............................................................................    12,816,894
  Repayment of other borrowings.........................................................................       (15,641)
  Net decrease in advances from the Federal Home Loan Bank..............................................    (4,023,686)
  Dividends paid........................................................................................      (447,959)
  Purchase of treasury stock............................................................................            --
  Proceeds from issuance of common stock................................................................        74,135
      Net cash provided by financing activities.........................................................     8,403,743
      Net increase in cash and due from banks...........................................................     4,668,469
Cash and due from banks at beginning of year............................................................     4,546,433
Cash and due from banks at end of year..................................................................  $  9,214,902
Supplemental Disclosures:
  Cash paid for:
    Interest............................................................................................  $  6,473,261
    Income Taxes........................................................................................  $  2,612,727
Business Combination:
  Net cash acquired.....................................................................................
  Federal funds sold....................................................................................
  Securities available-for-sale.........................................................................
  Loans receivable......................................................................................
  Premises and equipment................................................................................
  Goodwill..............................................................................................
  Other assets..........................................................................................
  Deposits..............................................................................................
  Advances from Federal Home Loan Bank..................................................................
  Other liabilities.....................................................................................
      Net assets acquired...............................................................................
Supplemental Disclosures of Noncash Investing Activities:
  Sales of real estate financed by loans from the Company...............................................  $  3,400,133
  Principal balances of loans transferred to other real estate..........................................  $    347,057
  Unrealized (gains) losses on securities available-for-sale............................................  $        559
  Common stock issued in connection with acquisitions of subsidiaries...................................  $         --
  Merger consideration payable to stockholders of acquired subsidiary...................................  $         --

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
                                       19

                   Notes to Consolidated Financial Statements
FIRST CITIZENS CORPORATION AND SUBSIDIARIES
Note 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
    NATURE OF BUSINESS
First Citizens Corporation (the "Company" and formerly Newnan Holdings, Inc.) is a bank and thrift holding company whose business is conducted by its wholly-owned subsidiaries, First Citizens Bank (the "Thrift") located in Newnan, Georgia, First Citizens Bank of Fayette County (a "Bank") located in Fayetteville, Georgia and Tara State Bank (a "Bank") located in Riverdale, Georgia. The Thrift and Banks are collectively referred to as subsidiaries.
  First Citizens Bank, formerly known as Newnan Savings Bank, FSB, is a Federally chartered thrift with operations in Newnan, Georgia. The Thrift provides a full range of banking services to individual and corporate customers in its primary market area of Coweta, Fayette and Troup County.
  Citizens Mortgage Group, Inc. is a wholly-owned operating subsidiary of First Citizens Bank. Newnan Financial Services, Inc. is a wholly-owned service corporation of First Citizens Bank and provides real estate appraisal services. Jefferson Ventures, Inc. is a wholly-owned subsidiary of Newnan Financial Services, Inc. and is involved primarily in the holding and sale of undeveloped real estate in its primary market area of Coweta County.
  First Citizens Bank of Fayette County and Tara State Bank are commercial banks which were acquired by the Company during fiscal year 1997 in business combinations accounted for as purchases. The Banks provide a full range of banking services to individual and corporate customers in their primary market areas of Fayette and Clayton Counties and the southern metropolitan area of Atlanta.
    BASIS OF PRESENTATION
The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany transactions and accounts are eliminated in consolidation.
  The accounting and reporting policies of the Company conform to generally accepted accounting principles and general practices within the financial services industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates.
    CASH AND DUE FROM BANKS
Cash on hand, cash items in process of collection and amounts due from banks are included in cash and due from banks.
  The Company and its subsidiaries maintain amounts due from banks which, at times, may exceed Federally insured limits. The Company has not experienced any losses in such accounts.
    SECURITIES
Securities are classified based on management's intention on the date of purchase. Securities which management has the intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. All other debt securities are classified as available-for-sale and carried at fair value with net unrealized gains and losses included in stockholders' equity, net of tax. Other equity securities without a readily determinable fair value are carried at cost.
  Interest and dividends on securities, including amortization of premiums and accretion of discounts, are included in interest income. Realized gains and losses from the sales of securities are determined using the specific identification method.
    LOANS HELD FOR SALE
Loans held for sale consist of primarily mortgage loans which are carried at the lower of aggregate cost or fair value. The determination of fair value includes consideration of outstanding commitments from investors, related origination fees and costs and commitment fees paid. Gains and losses are recognized at settlement dates and are determined by the difference between the selling price and the carrying value of the loans sold. The Company sells its fixed rate mortgage loan originations on a servicing released basis. The Company's practice is to originate mortgage loans subject to existing purchase commitments from third party investors.
    LOANS
Loans are carried at their principal amounts outstanding less unearned income, net deferred loan fees and costs and the allowance for loan losses. Interest income on loans is credited to income based on the principal amount outstanding.
  Loan origination fees and certain direct costs incurred in originating most loans are deferred and recognized as income over the life of the loan. Fees and costs incurred in origination of other loans are recognized at the time the loan is recorded. The results of operations are not materially different than the results which would be obtained by accounting for all loan fees and costs in accordance with generally accepted accounting principles.
  The allowance for loan losses is maintained at a level that management believes to be adequate to absorb potential losses in the loan portfolio. Management's determination of
                                       20
the adequacy of the allowance is based on an evaluation of the portfolio, past loan loss experience, current economic conditions, volume, growth, composition of the loan portfolio, and other risks inherent in the portfolio. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses, and may require the Company to record additions to the allowance based on their judgment about information available to them at the time of their examinations.
  The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When accrual of interest is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.
  The Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan" as amended by Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures," on April 1, 1995. A loan is impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the terms of the loan agreement. Individually identified impaired loans are measured based on the present value of payments expected to be received, using the contractual loan rate as the discount rate. Alternatively, measurement may be based on observable market prices or, for loans that are solely dependent on the collateral for repayment, measurement may be based on the fair value of the collateral. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. Changes to the valuation allowance are recorded as a component of the provision for loan losses.
  The Company considers the following type loans to be impaired:
       (1) all nonaccrual loans,
       (2) loans that have been restructured in a troubled debt restructuring provided that the restructured loan agreement specifies an interest rate that is less than the Company would be willing to accept at the time of the restructuring for a new loan with comparable risk or the loan becomes impaired based on the terms specified by the restructured loan agreement, and
       (3) any other loan in which management does not expect to collect all contractual principal and interest payments in accordance with the terms of the loan agreement.
  The Company has not identified large groups of smaller-balance homogeneous loans which are collectively evaluated for impairment. Any loan that meets the characteristics as described above are considered to be impaired regardless of loan type or balance.
    PREMISES AND EQUIPMENT
Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets.
    OTHER REAL ESTATE OWNED
Other real estate owned represents properties acquired through foreclosure. Other real estate owned is held for sale and is carried at the lower of the recorded amount of the loan or fair value of the properties less estimated selling costs. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Subsequent gains or losses on sale and any subsequent write-downs to the value are recorded as other expenses.
    REAL ESTATE HELD FOR DEVELOPMENT AND SALE
Real estate held for development and sale are carried at the lower of cost or net realizable value. Carrying costs associated with the properties under development are capitalized as part of the construction costs during the construction period.
  Sales of real estate are recognized upon closing. The recognition of gains and losses is dependent upon and determined by the terms and conditions of the sale and whether the Company has provided financing to facilitate such sales. If the transaction does not meet the initial investment requirements of SFAS No. 66, "Accounting for Sales of Real Estate", income recognition is deferred until such requirements are met. Gains recognized or deferred are based on the proceeds from sale, less selling costs and the carrying value of the real estate, including carrying costs. Any losses are recognized at time of sale.
    GOODWILL AND OTHER INTANGIBLES
Goodwill and other intangibles consist of goodwill and deposit base premiums related to branch acquisitions in 1988 and the acquisitions of First Citizens Bank of Fayette County and Tara State Bank in 1997. Goodwill is being amortized by the straight-line method over 20 years for the branch acquisitions and 15 years for the acquisition of the Banks. Deposit base premiums are being amortized over 10 years.
                                       21

    INCOME TAXES
Income tax expense consists of current and deferred taxes. Current income tax provisions approximate taxes to be paid or refunded for the applicable year. Deferred tax assets and liabilities are recognized for the temporary differences between the bases of assets and liabilities as measured by tax laws and their bases as reported in the financial statements. Deferred tax expense or benefit is then recognized for the change in deferred tax assets or liabilities between periods.
  Recognition of deferred tax balance sheet amounts is based on management's belief that it is more likely than not that the tax benefit associated with certain temporary differences, tax operating loss carryforwards and tax credits will be realized. A valuation allowance is recorded for those deferred tax items for which it is more likely than not that realization will not occur.
  The Company and subsidiaries file a consolidated income tax return. Each entity provides for income taxes based on its contribution to income taxes (benefits) of the consolidated group.
    EARNINGS PER COMMON SHARE
Earnings per common share are computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding. Common stock equivalents consist of stock options.
    RECLASSIFICATIONS
Certain balance sheet and income statement items for the year ended March 31, 1996 have been reclassified, with no effect on total assets and net income, to be consistent with classifications adopted for the year ended March 31, 1997.
Note 2. SECURITIES
The amortized cost and fair value of securities are summarized as follows:

                                         GROSS       GROSS
                                       UNREALIZED  UNREALIZED     FAIR
                      AMORTIZED COST     GAINS       LOSSES       VALUE
SECURITIES
 AVAILABLE-FOR-SALE
MARCH 31, 1997:
 U. S. GOVERNMENT
   AND AGENCY
   SECURITIES.......   $ 21,668,620     $ 28,490    $(30,625)  $21,666,485
 STATE AND MUNICIPAL
   SECURITIES.......      2,734,848           --      (7,808)    2,727,040
 MORTGAGE-BACKED
   SECURITIES.......      6,037,145       11,779          --     6,048,924
 EQUITY
   SECURITIES.......      1,367,510           --          --     1,367,510
                       $ 31,808,123     $ 40,269    $(38,433)  $31,809,959
March 31, 1996:
 U. S. Government
   and agency
   securities.......   $ 22,794,309     $ 13,732    $(14,041)  $22,794,000
 Equity
   securities.......      1,471,700           --          --     1,471,700
                       $ 24,266,009     $ 13,732    $(14,041)  $24,265,700
SECURITIES HELD-TO-
 MATURITY
MARCH 31, 1997:
 MORTGAGE-BACKED
   SECURITIES.......   $  4,149,557     $    472    $(44,240)  $ 4,105,789
March 31, 1996:
 Mortgage-backed
   securities.......   $  9,132,552     $ 40,440    $(86,555)  $ 9,086,437

  The amortized cost and fair value of securities as of March 31, 1997 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or prepaid with or without penalty. Therefore, these securities and equity securities are not included in the maturity categories in the following maturity summary.

                           SECURITIES AVAILABLE-       SECURITIES HELD-
                                  FOR-SALE               TO-MATURITY
                           AMORTIZED      FAIR      AMORTIZED      FAIR
                             COST         VALUE        COST       VALUE
Due in one year or
 less.................... $  9,504,05  $ 9,494,692  $      --   $       --
Due from one to five
 years...................  10,705,720   10,685,198         --           --
Due from five to ten
 years...................   3,146,778    3,169,362         --           --
Due after ten years......   1,046,165    1,044,273         --           --
Mortgage-backed
 securities..............   6,037,145    6,048,924  4,149,557    4,105,789
Equity securities........   1,367,510    1,367,510         --           --
                          $31,808,123  $31,809,959  $4,149,557  $4,105,789

  Securities with a carrying value of $10,406,000 and $29,900,000 at March 31, 1997 and 1996, respectively, were pledged to secure public deposits and for other purposes.
  There were no sales of securities during fiscal year 1997 or 1996.
                                       22

Note 3. LOANS AND ALLOWANCE FOR LOAN LOSSES
The composition of loans is summarized as follows:

                                               March 31,
                                          1997            1996
Commercial.........................   $ 25,655,000    $  1,094,000
Real estate -- construction........     60,010,000      11,203,000
Real estate -- mortgage............    145,103,000     109,103,000
Consumer and other.................     11,455,655       4,088,767
                                       242,223,655     125,488,767
Less:
  Unearned income and fees.........      1,034,461       1,044,381
  Allowance for loan losses........      3,739,222       1,371,416
                                      $237,449,972    $123,072,970

  Changes in the allowance for loan losses for the years ended March 31 were as follows:

                                          1997            1996
BALANCE, BEGINNING OF YEAR.........   $  1,371,416    $  1,434,693
  Allowance acquired in
    acquisitions...................      2,325,393              --
  Provision for loan losses........        185,000          10,000
  Loans charged off................       (147,693)        (92,210)
  Recoveries of loans previously
    charged off....................          5,106          18,933
BALANCE, END OF YEAR...............   $  3,739,222    $  1,371,416

  The total recorded investment in impaired loans was $3,393,631 and $1,844,000 at March 31, 1997 and 1996, respectively. Included in these loans were $1,201,917 and $1,131,000 that had related allowances for loan losses of $669,175 and $5,655 at March 31, 1997 and 1996, respectively, determined in accordance with generally accepted accounting principles. The average recorded investment in impaired loans for 1997 was $3,429,154. Interest income on impaired loans of $136,310 was recognized for cash payments received for the year ended 1997. There were no cash payments received on impaired loans for the year ended March 31, 1996.
  The Company has granted loans to certain directors, executive officers and related entities of the Company and the subsidiaries. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan involved. Changes in related party loans for the year ended March 31, 1997 are as follows:

BALANCE, BEGINNING OF YEAR.......................   $    886,475
  Advances.......................................      2,976,721
  Repayments.....................................     (2,631,055)
  Transactions due to changes in related
    parties......................................      5,285,935
BALANCE, END OF YEAR.............................   $  6,518,076

  As of March 31, 1997 and 1996, the Company was servicing loans for others with approximate balances of $117,913,000 and $124,983,000, respectively.
Note 4. PREMISES AND EQUIPMENT
Premises and equipment are summarized as follows:

                                                 March 31,
                                            1997           1996
Land..................................   $ 2,042,999    $  802,028
Buildings and building improvements...     6,398,310     3,020,021
Furniture, fixtures and equipment.....     4,968,212     2,429,430
Computer equipment....................       591,738       298,027
                                          14,001,259     6,549,506
Less accumulated depreciation.........     6,957,060     3,803,020
                                         $ 7,044,199    $2,746,486

Note 5. DEPOSIT ACCOUNTS
A summary of time deposits by maturity as of March 31, 1997 is as follows:

1998.............................................   $116,781,556
1999.............................................     21,379,902
2000.............................................      5,303,442
2001.............................................      4,797,168
2002.............................................      2,433,465
                                                    $150,695,533

Note 6. FEDERAL HOME LOAN BANK ADVANCES
Federal Home Loan Bank advances consist of the following:

                                                March 31,
                                           1997           1996
Advance from the Federal Home Loan
  Bank with interest at 5.71%, due on
  March 26, 2001. Interest is payable
  monthly............................   $ 1,655,172    $ 2,068,965
Advance from the Federal Home Loan
  Bank with interest at 5.41%, due on
  September 1, 2001. Interest is
  payable monthly....................       864,388      1,058,633
Advance from the Federal Home Loan
  Bank with interest at 5.85%, due on
  December 21, 2003. Interest is
  payable monthly....................     4,378,378      5,027,028
Advance from the Federal Home Loan
  Bank with interest at 5.77%, due on
  August 6, 1997. Interest is payable
  monthly............................       257,500             --
Advance from the Federal Home Loan
  Bank with interest at 5.87%, due on
  August 1, 1996. Interest is payable
  monthly............................            --        279,000
Advance from the Federal Home Loan
  Bank with interest at 6.34%, due on
  April 12, 1999. Interest is payable
  monthly............................        83,334             --
Advance from the Federal Home Loan
  Bank with interest at 7.80%, due on
  April 12, 2004. Interest is payable
  monthly............................       600,000             --
Advance from the Federal Home Loan
  Bank with interest at 6.89%, due on
  April 12, 2001. Interest is payable
  monthly............................       128,572             --
Variable rate and short-term advances
  from the Federal Home Loan Bank at
  6.85% (.25% plus the overnight
  investment rate), due on December
  2, 1997............................     9,800,000             --
Variable rate and short-term advances
  from the Federal Home Loan Bank at
  5.60% (.25% plus the overnight
  investment rate), due on April 1,
  1996...............................            --     21,000,000
                                        $17,767,344    $29,433,626

  The advances from the Federal Home Loan Bank are collateralized by a blanket floating lien on qualifying first mortgages and pledges of certain securities and the Company's Federal Home Loan Bank stock.
  Aggregate maturities required on Federal Home Loan Bank advances at March 31, 1997 were as follows:

1998.............................................   $ 11,982,759
1999.............................................      1,325,259
2000.............................................      1,288,592
2001.............................................      1,285,259
2002.............................................        750,342
Thereafter.......................................      1,135,133
                                                    $ 17,767,344

  At March 31, 1997, the Company had established lines of credit with the Federal Home Loan Bank in the amount of $55,000,000 with an available balance of $37,232,656.
Note 7. OTHER BORROWINGS
Other borrowings consist of the following:

                                                March 31,
                                           1997           1996
8% purchase money promissory note
  payable by the Thrift in annual
  instalments of $21,279, including
  interest beginning April 21, 1991
  through April 21, 1998, secured by
  certain real estate held for
  development and sale...............   $    37,948    $    54,839

  Aggregate maturities required on other borrowings at March 31, 1997 were as follows:

Due in one year or less...........................   $    18,243
Due after one year................................        19,705
                                                     $    37,948

Note 8. RETIREMENT PLANS AND EMPLOYEE BENEFITS
The Company has a 401(k) plan which permits eligible employees to make discretionary contributions to the plan of up to 15 percent of total compensation. The Company matches the employee's contributions 100 percent up to 2 percent, not to exceed $2,750 per year, of the employee's base annual salary. The Company recognized $49,211 and $27,290 in expense related to its obligation under the plan for the years ended March 31, 1997 and 1996, respectively. In addition, upon approval of the Board of Directors, the Company may make an annual discretionary profit-sharing contribution to all eligible plan participants. There was no such discretionary contribution made by the Company for the years ended March 31, 1997 and 1996.
  In addition, the Company has an Incentive Compensation Plan for all employees that provides for annual cash awards based on certain achievement standards and earnings performance. The awards are based on earnings performance in relation to earnings goals as proposed by executive officers and ratified by the Board of Directors. The Company's expense under this plan, classified as compensation, was $208,010 and $128,563 for 1997 and 1996, respectively.
  The Company adopted a Stock Option and Incentive Plan in 1986 which provides that stock options may be awarded to officers and key employees with an exercise price representing the fair market value of the common stock at date of grant. All options granted were exercisable at March 31, 1997. Other pertinent information relating to the options is summarized as follows:
                                       24

                                            March 31,
                                     1997                1996
                                        WEIGHTED            Weighted
                                        AVERAGE             Average
                                        EXERCISE            Exercise
                              NUMBER     PRICE     Number    Price
Under option,
  beginning of year.........   99,713    $ 9.94    83,909    $ 7.43
  Granted...................       --        --    25,000     16.38
  Exercised.................  (10,460)     8.00    (8,976)     4.61
  Expired...................       --        --      (220)     3.98
Under option and
  exercisable, end of
  year......................   89,253     10.16    99,713      9.94

                                                              WEIGHTED
                                                 WEIGHTED      AVERAGE
                                                  AVERAGE     REMAINING
                                   PRICE         EXERCISE    CONTRACTUAL
                     NUMBER        RANGE           PRICE        LIFE
Options outstanding
  and exercisable,
  end of year......  12,518   $           3.98    $  3.98        4.90
                     52,735      8.50 -- 10.23       8.80        5.40
                     24,000              16.38      16.38        8.75
                     89,253

  During March 1996, the plan expired and no additional options may be granted. The stockholders of the Company approved a Directors' Nonincentive Stock
Option Plan (the "Directors' Plan") which provided that a maximum of 110,000 shares would be reserved for future issuance by the Company to be granted to directors of the Company as an alternative to the payment of directors' retainer fees. During fiscal 1995, the stockholders approved an amendment to the Directors' Plan to increase the number of shares of Common Stock reserved for issuance pursuant to the Directors' Plan to a total of 200,000.
  Pursuant to the Directors' Plan, Directors may elect to receive options in lieu of cash, with the number of options granted equal to the amount of cash compensation the Director would have received divided by $2.00. The option exercise price for each option granted shall be the fair market value of shares of the Company's stock on the date the option is granted less the $2.00 per share amount described above. The compensation expense relating to these options was $36,150 and $104,600 for the years ended March 31, 1997 and 1996, respectively.
  Information related to the Directors' Plan is summarized as follows:

                                             March 31,
                                     1997                 1996
                                        WEIGHTED             Weighted
                                        AVERAGE              Average
                                        EXERCISE             Exercise
                              NUMBER     PRICE     Number     Price
Under option, beginning of
  year......................  162,670    $ 9.20    118,335    $ 7.34
  Granted...................   19,825     17.35     50,550     13.12
  Exercised.................  (13,145)     6.87     (6,215)     4.98
Under option and
  exercisable, end of
  year......................  169,350     10.34    162,670      9.20

                                                               WEIGHTED
                                                  WEIGHTED      AVERAGE
                                                   AVERAGE     REMAINING
                                    PRICE         EXERCISE    CONTRACTUAL
                    NUMBER          RANGE           PRICE        LIFE
Options
  outstanding and
  exercisable, end
  of year.........    7,150   $    3.30 -- 4.32    $  3.84        5.50
                     53,725        5.80 -- 7.88       7.01        6.50
                     63,450       8.75 -- 12.75       9.96        8.00
                     45,025      14.00 -- 20.75      15.76        9.00
                    169,350

  At March 31, 1997, no additional options may be granted pursuant to the plan. As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation", the
Company recognizes compensation cost for stock-based employee compensation awards in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees". The Company recognized $36,150 and $104,600 in compensation cost for stock-based employee compensation awards for the years ended March 31, 1997 and 1996. If the Company had recognized compensation costs in accordance with SFAS No. 123, net income and net income per share would have been reduced as follows:

                                                March 31,
                                     1997                      1996
                               NET       NET INCOME      Net       Net Income
                              INCOME     PER SHARE      Income     Per Share
As reported...............   $2,651,686     $ 1.58     $4,049,955     $ 2.71
Stock-based
  compensation, adjustment
  net of related tax
  effect..................     (38,302)     (0.02)       (64,979)     (0.04)
As adjusted...............  $2,613,384     $ 1.56     $3,984,976     $ 2.67

  The per share weighted-average fair value of stock options granted during fiscal years 1997 and 1996 was $5.69 and $3.40, respectively, using the Black Scholes option pricing model.
  The fair value of the options granted during the years ended March 31, 1997 and 1996 was based upon the following assumptions:
                                       25

                                            1997               1996
Risk-free interest rate.............             6.45%               6.45%
Expected life of the options........    .75 -- 9 YEARS     1.75 -- 9 Years
Expected dividends (as a percent of
  the fair value of the stock)......             1.81%               2.57%
Volatility..........................            17.60%              10.31%

Note 9. INCOME TAXES
Income tax expense consists of the following:

                                                  Year Ended
                                                   March 31,
                                               1997         1996
Current...................................  $2,167,948   $2,467,896
Deferred..................................    (583,239)     (26,000)
  Income tax expense......................  $1,584,709   $2,441,896

  The Company's income tax expense differs from the amounts computed by applying the Federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

                                       Year Ended March 31,
                                    1997                   1996
                              AMOUNT     PERCENT     Amount     Percent
Income taxes at statutory
  rate....................  $1,440,374      34%    $2,207,229      34  %
  State income taxes......      95,847       2        208,532       4
  Tax-exempt income.......     (31,976)     (1)            --      --
  Goodwill amortization...      37,785       1            340      --
  Other items, net........      42,679       1         25,795      --
Income tax expense........  $1,584,709      37%    $2,441,896      38  %

  The components of deferred income taxes are as follows:

                                                    March 31,
                                                 1997        1996
Deferred tax assets:
  Allowance for loan losses.................  $  881,684   $286,378
  Deferred gain on sale of real estate......     137,316     10,176
  Write-down of premises and equipment......      94,645     93,439
  Accounting for other real estate..........      18,872         --
  Net operating loss carryforward...........     924,076         --
  Securities available-for-sale.............     112,028         --
  Alternative minimum tax carryforward......      21,069         --
  Other deferred operational losses.........     370,566         --
  Deferred compensation.....................     149,793    117,838
    Total gross deferred tax assets.........   2,710,049    507,831
    Less valuation allowance................    (826,602)        --
    Net deferred tax assets.................   1,883,447    507,831
Deferred tax liabilities:
  Deferred loan fees........................     411,782    289,553
  FHLB stock dividends......................      97,380    138,428
  Depreciation..............................     332,983     22,625
  Core deposit intangible amortization......       2,085     17,225
  Other.....................................      11,634         --
    Total deferred tax liabilities..........     855,864    467,831
    Net deferred tax assets.................  $1,027,583   $ 40,000

  At March 31, 1997, the Company has available net operating loss carryforwards of approximately $2,717,871 for Federal income tax purposes. If unused, the carryforwards will expire beginning in 2007. Utilization of the net operating loss carryforwards is subject to the separate return limitations and change of ownership rules of the Internal Revenue Code of 1996. These net operating loss carryforwards were acquired in the acquisition of Tara Bankshares Corporation, the parent of Tara State Bank.
Note 10. COMMITMENTS AND CONTINGENT LIABILITIES
The Company enters into firm commitments to sell mortgage loans which it has originated at agreed upon prices. The sales price for the loans is set based on market rates at the time of the commitment. The Company generally has ten days after a mortgage loan closes in which to provide the investor with the loan documentation, at which time the investor will fund the loan. The investor bears the interest rate risk on the loan from the time of the commitment. The Company's risk is limited to specific recourse provisions within the agreement with the investor and its ability to provide the required loan documentation to the investor within the commitment period.
  The Company sells mortgage loans to investors under various blanket agreements. Under the agreements, investors generally have a limited right of recourse to the Company for normal representations and warranties and, in some
                                       26
cases, for delinquencies within the first three to six months which lead to loan default and foreclosure. Management believes that the risk of loss to the Company as a result of these provisions is insignificant.
  The Company enters into residential construction and commercial loan commitments to fund loans to its customers at prime based interest rates in the normal course of business. These instruments involve credit risk in excess of the amount recognized in the financial statements.
  In the normal course of business, the Company has entered into off-balance sheet financial instruments which are not reflected in the financial statements. These financial instruments include commitments to extend credit and standby letters of credit. Such financial instruments are included in the financial statements when funds are disbursed or the instruments become payable. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.
  The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for unfunded mortgage loan commitments, residential construction and commercial loan commitments, commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. A summary of the Company's commitments is as follows:

                                                       March 31,
                                                         1997
Unfunded mortgage loan commitments..................  $17,794,000
Residential construction and commercial loan
  commitments.......................................   26,702,846
Other commitments to extend credit..................   32,928,825
Standby letters of credit...........................    1,539,000
                                                      $78,964,671

  Commitments to extend credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The credit risk involved in issuing these financial instruments is essentially the same as that involved in extending loans to customers. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include real estate and improvements, marketable securities, accounts receivable, inventory, equipment and personal property.
  Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral held varies as specified above and is required in instances which the Company deems necessary.
  As of March 31, 1997 and 1996, the Company had commitments to sell loans of $16,611,000 and $8,508,000, respectively.
  In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management of the Company, any liability resulting from such proceedings would not have a material effect on the Company's consolidated financial statements.
    LEASE OBLIGATIONS:
The Company leases four office facilities and certain equipment under noncancelable lease agreements.
  The future minimum lease commitments at March 31, 1997 are summarized as follows:

Years Ending March 31,
  1998.................................................  $37,248
  1999.................................................   41,383
                                                         $78,631

  Rental expense for the years ended March 31, 1997 and 1996 was $141,388 and $92,242, respectively.
  The Company also leases various other equipment under short-term leases.
Note 11. CONCENTRATIONS OF CREDIT
The Company originates primarily commercial, residential, and consumer loans to customers in the southern metropolitan Atlanta area and surrounding counties. The ability of the majority of the Company's customers to honor their contractual loan obligations is dependent on the economy in the southern metropolitan Atlanta area.
  Eighty-four percent of the Company's loan portfolio is concentrated in real estate loans, of which twenty-nine percent consists of construction loans. A majority of these loans are secured by real estate in the Company's primary market area. In addition, a substantial portion of the other real estate owned is located in those same markets. Accordingly, the ultimate collectibility of the loan portfolio and the recovery of the carrying amount of other real estate owned are susceptible to changes in market conditions in the Company's primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.
                                       27

  The Banks and Thrift, as a matter of policy, do not generally extend credit to any single borrower or group of related borrowers in excess of the following:

First Citizens Bank..................................  $1,966,000
First Citizens Bank of Fayette County................   1,659,000
Tara State Bank......................................   1,626,000

Note 12. REGULATORY MATTERS
The Banks and Thrift are subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At March 31, 1997, approximately $1,807,000 of retained earnings were available for dividend declaration without regulatory approval.
  The Company and the subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and subsidiaries must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company and subsidiaries' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
  Quantitative measures established by regulation to ensure capital adequacy require the Company and the subsidiaries to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets for First Citizens Bank of Fayette County and Tara State Bank and total adjusted assets for First Citizens Bank. First Citizens Bank must also have core capital equal to 3% of adjusted total assets and tangible capital equal to 1.5% of adjusted total assets. These additional requirements are in accordance with the Office of Thrift Supervision, their primary regulator. Management believes, as of March 31, 1997, the Company and the subsidiaries meet all capital adequacy requirements to which they are subject.
  As of December 31, 1996, notification from the FDIC categorized the subsidiaries as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the subsidiaries must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the subsidiaries' category.
  The Company and subsidiaries' actual capital amounts and ratios are presented in the following table.

                                                          TO BE WELL
                                                          CAPITALIZED
                                                             UNDER
                                                            PROMPT
                                         FOR CAPITAL      CORRECTIVE
                                           ADEQUACY         ACTION
                           ACTUAL          PURPOSES       PROVISIONS
                       AMOUNT   RATIO   AMOUNT   RATIO  AMOUNT   RATIO
                                    (DOLLARS IN THOUSANDS)
As of March 31, 1997
  Total Capital (to
    Risk Weighted
    Assets):
    Consolidated...... $25,613  10.29 % $19,912  8.00 % $24,891  10.00 %
    First Citizens
      Bank............ $12,423   9.46 % $10,506  8.00 % $13,132  10.00 %
    First Citizens
      Bank of Fayette
      County.......... $ 8,425  12.49 % $ 5,396  8.00 % $ 6,745  10.00 %
    Tara State Bank... $ 8,172  19.34 % $ 3,380  8.00 % $ 4,225  10.00 %
  Tier I Capital (to
    Risk Weighted
    Assets):
    Consolidated...... $22,494   9.04 % $ 9,953  4.00 % $14,929   6.00 %
    First Citizens
      Bank............ $11,304   8.61 % $ 5,251  4.00 % $ 7,877   6.00 %
    First Citizens
      Bank of Fayette
      County.......... $ 7,573  11.22 % $ 2,700  4.00 % $ 4,050   6.00 %
    Tara State Bank... $ 7,639  18.08 % $ 1,690  4.00 % $ 2,535   6.00 %
  Tier I Capital (to
    Average Assets):
    Consolidated...... $22,494   6.70 % $13,429  4.00 % $16,787   5.00 %
    First Citizens
      Bank............ $11,304   6.29 % $ 7,189  4.00 % $ 8,986   5.00 %
    First Citizens
      Bank of Fayette
      County.......... $ 7,573   9.20 % $ 3,293  4.00 % $ 4,116   5.00 %
    Tara State Bank... $ 7,639  14.30 % $ 2,137  4.00 % $ 2,671   5.00 %
    Core Capital,
      First Citizens
      Bank............ $11,304   6.29 % $ 5,394  3.00 %
    Tangible Capital,
      First Citizens
      Bank............ $11,304   6.29 % $ 2,696  1.50 %

Note 13. FAIR VALUE OF FINANCIAL INSTRUMENTS
The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using discounted cash flow methods. Those methods are significantly affected by the assumptions used, including the discount rates and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The use of different methodologies may have a material effect on the estimated fair value amounts. Also, the fair value estimates presented herein are based on pertinent information available to management as of March 31, 1997 and 1996. Such amounts have not been revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.
                                       28

    CASH, DUE FROM BANKS, INTEREST-BEARING DEPOSITS IN
     OTHER BANKS AND FEDERAL FUNDS SOLD:
The carrying amounts of cash, due from banks, interest-bearing deposits in other banks and Federal funds sold approximate their fair value.
    AVAILABLE-FOR-SALE AND HELD-TO-MATURITY SECURITIES:
Fair values for securities are based on quoted market prices. The carrying values of equity securities with no readily determinable fair value approximate fair values.
    LOANS:
For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For other loans, the fair values are estimated using discounted cash flow methods, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow methods or underlying collateral values. Fair values of loans held for sale are determined using outstanding commitments from investors and other similar information.
    DEPOSITS:
The carrying amounts of demand deposits, savings deposits, and variable-rate certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using discounted cash flow methods, using interest rates currently being offered on certificates.
    FEDERAL HOME LOAN BANK ADVANCES AND OTHER
     BORROWINGS:
The fair value of the Company's Federal Home Loan Bank advances and other borrowings approximate their carrying value.
    ACCRUED INTEREST:
The carrying amounts of accrued interest approximate their fair values.
    OFF-BALANCE SHEET INSTRUMENTS:
Fair values of the Company's off-balance sheet financial instruments are based on fees charged to enter into similar agreements. However, commitments to extend credit and standby letters of credit do not represent a significant value to the Company until such commitments are funded. The Company has determined that these instruments do not have a distinguishable fair value and no fair value has been assigned.
  The estimated fair values of the Company's financial instruments were as follows:

                             MARCH 31, 1997              March 31, 1996
                         CARRYING        FAIR        Carrying        Fair
                          AMOUNT        VALUE         Amount        Value
Financial assets:
 Cash and due from
   banks,
   interest-bearing
   deposits in banks
   and Federal funds
   sold............... $ 23,357,775  $ 23,357,775  $  9,739,274  $  9,739,274
 Securities
   available-for-
   sale...............   31,809,959    31,809,959    24,265,700    24,265,700
 Securities
   held-to-maturity...    4,149,557     4,105,789     9,132,552     9,086,437
 Loans held for
   sale...............    7,958,671     7,958,671     7,878,878     7,878,878
 Loans receivable.....  237,449,972   240,036,292   123,072,970   123,633,122
 Accrued interest
   receivable.........    2,022,968     2,022,968       939,088       939,088
Financial liabilities:
 Deposits.............  269,799,037   271,562,693   130,635,333   131,039,000
 Federal Home Loan
   Bank advances......   17,767,344    17,767,344    29,433,626    29,433,626
 Other borrowings.....       37,948        37,948        54,839        54,839
 Accrued interest
   payable............      518,570       518,570       118,913       118,913

Note 14. BUSINESS COMBINATION
On November 3, 1995, Newnan Savings Bank, FSB announced the signing of a definitive agreement to merge with Southside Financial Group, Inc. ("Southside"), the parent of Citizens Bank & Trust of Fayette County. In conjunction with the business combination, the Thrift filed an application with the Office of Thrift Supervision for the purpose of effecting a Plan of Reorganization (the Plan) such that a new entity, Newnan Holdings, Inc. (now known as First Citizens Corporation) would acquire all outstanding shares of Newnan Savings Bank whereby each shareholder of the Thrift received one share of Newnan Holdings, Inc. stock for each share of Newnan Savings Bank stock. Under the terms of the definitive agreement, each shareholder of Southside received $41.00 in cash for each share of Southside common stock. Any shareholder owning 5,000 or more common shares could elect to receive up to, but not more than, fifty percent of their consideration in the form of shares of Newnan Holdings, Inc.
  On August 21, 1996, Newnan Holdings, Inc. acquired all of the stock of Southside for a purchase price of $15,805,976 plus expenses related to the merger of $75,137. The purchase price included the exchange of 136,990 shares of its common stock for 66,824 shares of Southside common stock. The remaining shares were purchased for a cash price of $13,716,878. The excess of the total acquisition cost over the fair value of the net assets acquired of $5,239,072 is being amortized over a period of fifteen years. The acquisition has been accounted for as a purchase and the results of operations of Southside since the date of acquisition are included in the consolidated financial statements.
                                       29

  On January 14, 1997, Newnan Holdings, Inc. changed its name to First Citizens Corporation. On that date, Newnan Savings Bank, FSB changed its name to First Citizens Bank and Citizens Bank and Trust of Fayette County changed its name to First Citizens Bank of Fayette County.
  In November 1996, the Company entered into an agreement and plan of merger with Tara Bankshares Corporation ("Tara"), parent company of Tara State Bank. The merger required a cash payment of $15.00 per share except that certain shareholders of Tara may receive shares of the Company not in excess of 227,608 shares.
  On March 31, 1997, First Citizens Corporation acquired all of the stock of Tara for a purchase price of $10,547,711. The purchase price included the exchange of 221,773 shares of its common stock for 366,578 shares of Tara common stock. The remaining shares were purchased for a cash price of $5,112,287. The excess of the total acquisition cost over the fair value of the net assets acquired of $2,237,933 is being amortized over a period of fifteen years. The acquisition has been accounted for as a purchase and the results of operations of Tara since the date of acquisition are included in the consolidated financial statements.
  Unaudited pro forma consolidated results of operations for the years ended March 31, 1997 and 1996 as though Southside and Tara had been acquired as of April 1, 1995 follows:

                                                  1997       1996
                                                    (DOLLARS IN
                                                    THOUSANDS)
Interest income...............................  $ 24,155   $ 23,686
Interest expense..............................   (11,441)   (11,730)
                                                --------   --------
    Net interest income.......................    12,714     11,956
Plus noninterest income.......................     4,616      6,803
Less noninterest expense......................   (13,864)   (13,465)
                                                --------    -------
                                                $  3,466   $  5,294
                                                ========   ========

  The above amounts reflect adjustments, net of taxes, for amortization of goodwill, additional depreciation, amortization and accretion on revalued purchased assets and liabilities and the net effect on net interest income related to cash paid in acquisitions.
Note 15. PARENT COMPANY FINANCIAL INFORMATION
The following information presents the condensed balance sheet, statements of income and cash flows of First Citizens Corporation as of and for the year ended March 31, 1997.
                             CONDENSED BALANCE SHEET

ASSETS
  Cash..............................................  $   790,624
  Investment in subsidiaries........................   33,929,987
  Other assets......................................      649,143
    TOTAL ASSETS....................................  $35,369,754
LIABILITIES
  Merger consideration payable......................  $ 5,112,287
  Other liabilities.................................      454,796
                                                        5,567,083
STOCKHOLDERS' EQUITY................................   29,802,671
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY......  $35,369,754

                          CONDENSED STATEMENT OF INCOME

INCOME
  Dividends from subsidiaries.......................  $14,021,311
  Other.............................................       28,795
                                                       14,050,106
EXPENSE
  Salaries and benefits.............................       28,051
  Amortization......................................       23,050
  Legal and professional............................       23,311
  Other expense.....................................       20,818
    TOTAL EXPENSE...................................       95,230
    INCOME BEFORE INCOME TAX BENEFITS AND
      DISTRIBUTIONS IN EXCESS OF INCOME OF
      SUBSIDIARIES..................................   13,954,876
INCOME TAX BENEFITS.................................      (24,284)
    INCOME BEFORE DISTRIBUTIONS IN EXCESS OF INCOME
      OF SUBSIDIARIES...............................   13,979,160
DISTRIBUTIONS IN EXCESS OF INCOME OF SUBSIDIARIES...  (11,327,474)
    NET INCOME......................................  $ 2,651,686

                        CONDENSED STATEMENT OF CASH FLOWS

OPERATING ACTIVITIES
  Net income........................................  $ 2,651,686
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Amortization....................................       23,050
    Distributions in excess of income of
      subsidiaries..................................   11,327,474
    Other operating activities......................     (524,820)
      NET CASH PROVIDED BY OPERATING ACTIVITIES.....   13,477,390
INVESTING ACTIVITIES
  Net cash acquired in business combination.........    1,357,461
  Acquisition of subsidiary.........................  (13,716,878)
      NET CASH USED IN INVESTING ACTIVITIES.........  (12,359,417)
FINANCING ACTIVITIES
  Purchase of treasury stock........................     (231,650)
  Issuance of common stock..........................      253,585
  Dividends paid....................................     (349,284)
      NET CASH USED IN FINANCING ACTIVITIES.........     (327,349)
Net increase in cash................................      790,624
Cash at beginning of year...........................           --
Cash at end of year.................................  $   790,624

Note 16. SUBSEQUENT EVENT
In April 1997, the Company identified a potential loss within a group of accounts controlled by a single individual as the result of advancing funds in excess of available deposits. On June 3, 1997, after further investigation and review of the facts and circumstances, the Company determined a potential net loss as great as $982,000 could be incurred and the significant portion of the potential net loss existed as of March 31, 1997. Therefore, as of March 31, 1997, the Company recognized the amount of the loss by a charge to current earnings and established a reserve for losses, which is included in other liabilities. The net effect on earnings after tax was $596,000. Management continues to pursue all available means of collection available, however, the amount to be collected, if any, is unknown.
                                       31

                          Independent Auditors' Report
The Board of Directors
First Citizens Corporation and Subsidiaries
Newnan, Georgia
We have audited the accompanying consolidated balance sheet of First Citizens Corporation and Subsidiaries as of March 31, 1997, and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Newnan Savings Bank, FSB and Subsidiaries for the year ended March 31, 1996 were audited by other auditors whose report, dated May 3, 1996, expressed an unqualified opinion on those statements.
     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Citizens Corporation and Subsidiaries as of March 31, 1997, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.
Mauldin & Jenkins, LLC
Atlanta, Georgia
April 25, 1997, except for Note 16, as to which the date is June 3, 1997
                                       32

                           Stock Prices and Dividends
The common stock of First Citizens Corporation is traded over the counter on the NASDAQ National Market System under the symbol "FSTC." The table below sets forth the high and low closing quotations during the given quarters, as reported by the National Association of Securities Dealers, Inc.

Quarter Ended                                                                                                High      Low
March 31, 1995...........................................................................................   $14.25    $10.00
June 30, 1995............................................................................................    14.25     12.00
September 30, 1995.......................................................................................    15.50     13.00
December 31, 1995........................................................................................    17.25     15.25
March 31, 1996...........................................................................................    18.00     16.00
June 30, 1996............................................................................................    19.75     17.00
September 30, 1996.......................................................................................    23.50     18.50
December 31, 1996........................................................................................    26.75     22.50
March 31, 1997...........................................................................................    25.75     21.25
Quarter Ended                                                                                              Dividend
March 31, 1995...........................................................................................    $0.07
June 30, 1995............................................................................................     0.07
September 30, 1995.......................................................................................     0.08
December 31, 1995........................................................................................     0.09
March 31, 1996...........................................................................................     0.10
June 30, 1996............................................................................................     0.11
September 30, 1996.......................................................................................     0.11
December 31, 1996........................................................................................     0.11
March 31, 1997...........................................................................................     0.11

     At June 30, 1997 First Citizens Corporation had approximately 750 shareholders of record. There are statutory, regulatory, and other restrictions upon the payment of dividends. See Note 12 of Notes to Consolidated Financial Statements for a discussion of these restrictions.
                             Directors and Officers
DIRECTORS
Don A. Barnette
  OWNER, MARKET GROCERY COMPANY, A CLAYTON COUNTY SUPPLIER OF WHOLESALE GROCERY ITEMS TO RESTAURANTS AND CONVENIENCE STORES.
Thomas B. Chandler
  PRESIDENT, CHANDLER AND WALDROP, REAL ESTATE DEVELOPERS
J. Littleton Glover, Jr.
  CHAIRMAN OF THE BOARD OF THE CORPORATION; CHAIRMAN OF THE BOARD, FIRST CITIZENS BANK-NEWNAN; PRESIDENT-ATTORNEY, GLOVER AND DAVIS, P.A. IN NEWNAN, GEORGIA.
Ellis A. Mansour
  PRESIDENT, TREASURER AND MAJORITY STOCKHOLDER OF BROTHERS LIMITED, A RETAIL APPAREL STORE IN NEWNAN, GEORGIA.
Tom Moat
  PRESIDENT OF THE CORPORATION; PRESIDENT, FIRST CITIZENS BANK-NEWNAN.
OFFICERS
Tom Moat, PRESIDENT AND CHIEF EXECUTIVE OFFICER
Chuck Barnes, VICE PRESIDENT
Doug Hertha, VICE PRESIDENT AND SECRETARY

STOCK TRANSFER AGENT:                                               LEGAL COUNSEL
American Stock Transfer & Trust Co.                                 Glover & Davis, P.A.
40 Wall Street                                                      10 Brown Street
New York, NY 10005                                                   Newnan, GA 30263
AUDITORS                                                            SPECIAL COUNSEL
Mauldin & Jenkins                                                   Powell, Goldstein, Frazer & Murphy
1640 Powers Ferry Road                                              Sixteenth Floor
Bldg 26                                                             191 Peachtree Street, NE
Atlanta, GA 30067                                                   Atlanta, GA 30303

                             Directors and Officers
FIRST CITIZENS BANK-NEWNAN
DIRECTORS
Thomas W. Barron
LouAnne Connell
Dr. Clifford A. Cranford, Jr.
J. Littleton Glover, Jr., Chairman
Ellis Mansour
Tom Moat
H. Pickens Park
Dr. Jack M. Reeves
Holland M. Ware
OFFICERS
Tom Moat, President
Don Phillips, Senior Vice President
Mike Justice, Senior Vice President
Mike Barber, Vice President
Pauline Duncan, Vice President
Doug Hertha, Vice President
Charles M. Smith, Vice President
Linda Walden, Vice President
Yetta Richardson, Assistant Vice President
Tracy Van Norman, Assistant Vice President
Mary L. Roller, Assistant Vice President
Robert G. Ward, Jr. Assistant Vice President
Elizabeth E. Webb, Assistant Vice President
FIRST CITIZENS BANK-FAYETTEVILLE
DIRECTORS
Chuck Barnes
Huie L. Bray
R.B. Dixon, Jr.
Thomas B. Chandler, Vice Chairman
Sam Jones
Jackie L. Mask
Tom Moat
B.D. Murphy, III, Chairman
H. Wade Pearce
Tom Reese
D. Michael Reid
Dr. James C. Sams
J.M. Snowden
M.D. Waldrop, Sr.
Barnard W. Walker
OFFICERS
Chuck Barnes, President
Lee Greeson, Senior Vice President
Fred Faulkner, Senior Vice President
Carol Johnson, Vice Presdident
Pam Thames, Banking Officer
                       FIRST CITIZENS BANK-CLAYTON COUNTY
DIRECTORS
Dr. James L. Askew
James W. Babb, Jr.
Chuck Barnes
Don A. Barnette
Jimmy W. Benefield
C. Wallace Carrouth, Sr.
George E. Glaze, Chairman
Dr. Sanford E.Gruskin
A. Gene Lee
Tom Moat
Homer Wilkerson
OFFICERS
Chuck Barnes, President
Allette B. Cheaves, Senior Vice President
Sheila M. Juhan, Vice President
Sandra McCoy, Vice President
Brenda Chapman, Assistant Vice President
Trudy Hamilton, Assistant Vice President
Kay F. Polk, Assistant Vice President
Cindy K. Gosdin, Assistant Vice President
Shirley Wynn, Banking Officer
Lisa M. Vandiver, Assistant Banking Officer
                                       34

                                   Locations
FIRST CITIZENS BANK-NEWNAN
MAIN OFFICE
19 Jefferson Street
Newnan, GA 30263
770/253-5017
BULLSBORO OFFICE
71 Bullsboro Drive
Newnan, GA 30263
770/304-7830
WHITE OAK OFFICE
Highway 34 East
Newnan, GA 30263
770/304-7840
HOSPITAL ROAD OFFICE
14 Hospital Road
Newnan, GA 30263
770/304-7860
PEACHTREE CITY OFFICE
705 Highway 54 East
Peachtree City, GA 30269
770/487-8483
LAGRANGE OFFICE
310 Broad Street
LaGrange, GA 30240
706/884-3021
HOGANSVILLE OFFICE
410 East Main Street
Hogansville, GA 30230
770/637-8619
OPERATIONS CENTER
10 Olive Street
Newnan, GA 30263
770/304-7800
JEFFERSON VENTURES, INC.
19 Jefferson Street
Newnan, GA 30263
770/304-7765
FIRST CITIZENS BANK OF FAYETTE COUNTY
     FIRST CITIZENS BANK
     675 North Jeff Davis Drive
     Fayetteville, GA 30214
     770/460-6550
FIRST CITIZENS BANK OF CLAYTON COUNTY
     MAIN OFFICE
     6375 Highway 85
     Riverdale, GA 30274
     770/996-8272
     JONESBORO OFFICE
     223 North Main Street
     Jonesboro, GA 30236
     770/477-2424
CITIZENS MORTGAGE GROUP, INC.
     HOME OFFICE
     19 Jefferson Street
     770/304-7765
     JEFFERSON, GEORGIA
     1874 Washington Street
     Jefferson, GA 30549
     706/367-2877
     STOCKBRIDGE, GEORGIA
     175 Corporate Center Drive
     Suite B
     Stockbridge, GA 30281
     770/389-8888
     FAYETTEVILLE, GEORGIA
     205 Jeff Davis Place
     Fayetteville, GA 30214
     770/460-5025
NEWNAN FINANCIAL SERVICES, INC.
19 Jefferson Street
Newnan, GA 30263
770/304-7765
                                       35