Form 10KSB, Exhibit 13
period 1998-03-31
FIRST CITIZENS CORP /GA/
filed 1998-06-29
CIK 1013239

EXHIBIT 13

                                 FIRST
                              CITIZENS    [LOGO APPEARS HERE]
                           CORPORATION

                               ------------------
                               1998 ANNUAL REPORT
                               ------------------

                                  The Company
[LOGO APPEARS HERE]-------------------------------------------------------------

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

     The Company was formed on August 22, 1996 when Newnan Savings Bank, FSB (now known as First Citizens Bank) reorganized itself into a holding company, Newnan Holdings, Inc. (now known as First Citizens Corporation). In this reorganization, each shareholder of Newnan Savings Bank received stock in the new parent company on a one for one basis. At the same time, Newnan Holdings merged with Southside Financial Group, Inc., the parent company of Citizens Bank and Trust of Fayette County (now known as First Citizens Bank of Fayette County), issuing 136,990 shares to Southside shareholders. As of March 31, 1997 the Company acquired all the outstanding stock of Tara Bankshares Corporation, the parent company of Tara State Bank (now known as First Citizens Bank of Clayton County), issuing 221,773 shares of its stock to Tara shareholders.

     On January 14, 1997 Newnan Holdings, Inc. changed its name to First Citizens Corporation and Newnan Savings Bank, FSB changed its name to First Citizens Bank. On February 7, 1997 Citizens Bank and Trust of Fayette County changed its name to First Citizens Bank of Fayette County. On August 13, 1997, Tara State Bank changed its name to First Citizens Bank of Clayton County.

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

     First Citizens Bank of Clayton County is also a full-service state chartered commercial bank located in Riverdale, Georgia. It was chartered in 1984 and maintains a branch office in Jonesboro, Georgia.

     The Company offers mortgage banking services through Citizens Mortgage Group, Inc., an operating subsidiary of First Citizens Bank-Newnan. Citizens Mortgage Group was organized in 1993 and presently has loan origination offices in Fayetteville, and Jefferson, Georgia.

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

                                    Contents

Business of the Company......................................Inside Front Cover
Chairman's Letter.......................................................      1
President's Letter......................................................      2
Financial Highlights....................................................      3
Selected Financial Data.................................................      4
Management's Discussion and Analysis of
  Financial Condition and Results of Operations.........................      5
Consolidated Financial Statements.......................................      6
Independent Auditors' Report............................................     33
Directors and Officers..................................................     34
Locations...............................................................     36

                               Chairman's Letter
-------------------------------------------------------------[LOGO APPEARS HERE]

Dear Shareholder:

     It is with a great deal of pride and                [PICTURE APPEARS HERE]
pleasure that I report to you the results of operations of First Citizens Corporation during the last fiscal year. As you will see from an examination of the information in this annual report, 1997-98 was a record year for First
Citizens. Our company had net earnings in excess of $7.2 million during this past year, which equates to $2.42 for each share of common stock outstanding. Earnings per share for 1997-98 grew by 130% over the previous year.

     Our company's earnings growth resulted from several factors. In order to capitalize on what we perceive to be a very strong economy in our local market area, the Board of Directors adopted a multi-year business plan stressing growth in assets and deposits. Your officers and employees worked hard to achieve this goal. Assets grew by $42 million to $368 million, an increase of almost 13%. Even more outstanding was the growth in deposits. The almost $50 million growth in deposits was an increase of approximately 18% over the previous year.

     Although I am proud of the efforts of your officers and employees in achieving the growth in assets and deposits. I am equally if not more proud of their efforts in maintaining the profitability ratios that allowed us to achieve our record earnings. Our Return on Average Equity of 21.68% and Return on Average Assets of 2.10% are well above industry averages. While these profitability ratios might have been even higher had our banks booked more risky marginal credits, our business plan and philosophy holds steadfast to the premise that sound underwriting is the cornerstone of our lending policy. We strive to keep the percentage of non-performing loans at our banks at one-half of the industry average or less. The officers and employees of our banks are currently achieving this goal.

     You will also note as you examine this annual report that the composition of our loan portfolio is changing. Construction and commercial loans, which last year made up 35% of our total loan portfolio, now total in excess of 47% of our loan portfolio. Whereas in the previous year real estate mortgage loans made up 60% of the loan portfolio of our banks, this year mortgage loans only comprise 44% of total loans.

     As I am sure all of you are aware, during 1997 the per share value of each of your shares in First Citizens more than doubled. The dramatic rise in the stock price of First Citizens stock during 1997 reflected both last year's excellent performance and the anticipation of continued good returns of our banks during this year. The price of our shares has been relatively flat during the first part of 1998. This could be attributable to last year's extraordinary rise in our per share value, or to other factors such as the overall decline in per share market price of Southeast community banks. While we cannot control the stock market, we remain committed to our business plan of growing our banks and maintaining both our credit quality and returns. We believe that this philosophy will result in sound recurring profits which in the long run will be recognized and rewarded in the stock market.

     As you know, there has been much discussion of late concerning the "Year 2000" problem. First Citizens has just expended in excess of $1 million in modernizing and standardizing all of our computer systems. In the process, we have received certification that these systems are "Year 2000 Compliant". You can feel confident that as the millennium approaches, no significant Year 2000 issues will have an adverse effect on your bank accounts at First Citizens.

     I invite any shareholder who has a question or comment concerning First Citizens to give me a call at any time. Your Board of Directors and I are proud of First Citizens and our latest annual returns. We can always be better, however, and I welcome any suggestions, comments, or observations that you may have.

                                                  Sincerely,

                                                  J. LITTLETON GLOVER, JR.
                                                  CHAIRMAN

                               President's Letter
[LOGO APPEARS HERE]-------------------------------------------------------------

Dear Shareholder:
                                                         [PICTURE APPEARS HERE]
     Once again it is a pleasure to have the
opportunity to let you know about the success of your company during the past year. It was a year of record profits and growth for First Citizens
Corporation. The mergers and name changes for Newnan Savings Bank; Citizens Bank and Trust; and
Tara State Bank are complete. All three banks are now operating under the name of First Citizens
Bank.

     We are currently in the process of
converting all three banks to the same computer system. This should allow us to be more efficient in our operations, will allow us to provide our customers with the same service at all of our branches, and will allow us to provide new services such as: telephone banking, PC banking, and item imaging. We believe that the computer conversion will allow us to be "Year 2000" compliant without additional operating costs.

     As most of you know our primary emphasis is and has been to try to increase the value of your investment in First Citizens Corporation.
Historically, the best way to do this is through profitability. We were able to earn a net profit of $7,214,871 for the year ended March 31, 1998, or $2.42 per share fully diluted ($2.62 basic earnings per share), compared to a net profit of $2,651,686 or $1.05 per share fully diluted ($1.15 basic earnings per share) for 1997. This amounts to net income which was one-hundred seventy-two (172%) percent higher than the previous year.

     The current year net profits were higher due to three significant factors: higher core earnings from the operation of the three First Citizens Banks, the level of real estate sales in the First Citizens Bank-Newnan subsidiary, and the one-time charge last year to set up a reserve for a possible loss. Net earnings from core banking operations were $5,047,597 or $1.69 per share fully diluted ($1.83 basic earnings per share) compared to $2,104,281 or $0.83 per share ($0.91 basic earnings per share) for the previous year, one-hundred forty (140%) percent over the previous fiscal year.

     Net earnings at White Oak, our real estate development owned by the Newnan Bank's affiliate, Jefferson Ventures, Inc., were up over the previous year. Net profit from real estate operations for the year was $2,167,274 compared to $547,405 a year ago.

     First Citizens Corporation had total assets of $367.8 million at March 31, 1998 compared to $326.4 at March 31, 1997. Total borrowings decreased to $9.6 million from $17.8 million at the end of the previous year.

     Our stock price seemed to reflect our improved earnings during the course of the year. At March 31, 1997, the selling price per share for our stock was $16.917 ($25.375 adjusted for the 3 for 2 stock split in November). At March 31, 1998 our stock was selling at $33.00 per share, about a ninety-five (95%) percent increase in value. In addition, we were able to increase our quarterly dividend by approximately ten (10%) percent beginning with the December 31, 1997 dividend.

     We are currently working on ways to try to increase profitability this year. We have expanded our commercial banking operation this year to the point that it will soon become a significant portion of our operation. Please remember us when you need any banking services. We offer all of the services that the large banks provide, and we try to offer our services with a personal touch. Check with us for our full line of personal and commercial accounts.

     The First Citizens Banks are your banks. Please encourage your friends and associates to bring their banking business to "your" bank. As always, thank you for your support.

                                                  Sincerely,

                                                  /s/ TOM MOAT
                                                  ____________
                                                  TOM MOAT
                                                  PRESIDENT

                              Financial Highlights
-------------------------------------------------------------[LOGO APPEARS HERE]

             YEARS ENDED MARCH 31, 1994, 1995, 1996, 1997 and 1998
                           (All Dollars in Millions)

ASSET GROWTH/                                      EQUITY GROWTH/
RETURN ON AVERAGE ASSETS                           RETURN ON AVERAGE EQUITY
------------------------                           ------------------------

 1994     1995     1996     1997     1998           1994     1995     1996     1997     1998
 ----     ----     ----     ----     ----           ----     ----     ----     ----     ----
  0.81%    1.06%    2.51%    1.23%    2.10%          7.40%   10.29%   22.25%   11.81%   21.68%
$144.3   $169.5   $182.0   $326.4   $367.8          $15.1    $16.6    $20.3    $29.8    $36.8


NET INTEREST INCOME/
NET INTEREST MARGIN                                CORE BANKING INCOME(1)
--------------------                               ----------------------

 1994     1995     1996     1997     1998           1994     1995     1996     1997     1998
 ----     ----     ----     ----     ----           ----     ----     ----     ----     ----
 3.61%    3.77%    3.95%    4.71%    4.76%          $0.5     $1.8     $3.3     $3.9     $7.6
 $4.3     $5.3     $5.9     $9.4    $14.9


LOANS RECEIVABLE, NET                              TOTAL DEPOSITS
---------------------                              --------------

 1994     1995     1996     1997     1998           1994     1995     1996     1997     1998
 ----     ----     ----     ----     ----           ----     ----     ----     ----     ----
$102.9   $130.1   $131.0   $245.4   $263.8         $117.2   $117.8   $130.6   $269.8   $318.4

(1) Excludes SAIF Assessment for 1997

                            Selected Financial Data
[LOGO APPEARS HERE]-------------------------------------------------------------
SELECTED FINANCIAL INFORMATION AND STATISTICAL DATA

The following selected financial data is derived from the consolidated financial statements of the Company, and should be read in conjunction with its consolidated financial statements and the related notes contained elsewhere in this Annual Report.

                                                                               1998        1997        1996        1995
                                                                             --------    --------    --------    --------
                                                                           (Dollars in thousands, except per share amounts)
BALANCE SHEET:
Total assets..............................................................   $367,812    $326,365    $182,010    $169,477
Loans, net (1)............................................................    263,784     245,409     130,952     130,121
Investments (2)...........................................................     70,704      45,451      32,451      23,508
Real estate held for development and sale.................................      2,321       3,292       3,740       5,070
Deposit accounts (3)......................................................    318,382     269,799     130,635     117,818
Borrowings (4)............................................................      9,602      17,805      29,489      33,528
Stockholders' equity......................................................     36,760      29,803      20,266      16,603
OPERATING DATA:
Interest income...........................................................     27,906    $ 17,532    $ 12,412    $ 10,830
Interest expense..........................................................     12,975       8,135       6,512       5,492
Net interest income.......................................................     14,931       9,397       5,900       5,338
Provisions for loan losses................................................        235         185          10         108
Other income..............................................................      6,826       3,636       5,248       2,357
General and administrative expenses.......................................     10,600       8,611       4,646       5,071
Income tax expense........................................................      3,707       1,585       2,442         896
Earnings before cumulative effect of change in accounting principle.......      7,215       2,652       4,050       1,620
Cumulative effect of change in accounting for income taxes................         --          --          --          --
Net earnings..............................................................      7,215       2,652       4,050       1,620
Basic earnings per share before cumulative effect of change in accounting
  principle...............................................................       2.62        1.15        2.71        1.14
Cumulative effect per share of change in accounting for income taxes......         --          --          --          --
Basic earnings per share..................................................       2.62        1.15        1.86        0.76
Diluted earnings per share................................................       2.42        1.05        1.81        0.76
Cash dividends per share..................................................       0.31        0.29        0.23        0.15
 -- as a percentage of diluted earnings per share.........................      12.81%      27.62%      12.71%      19.74%
Net interest margin.......................................................       4.76%       4.71%       3.95%       3.77%
REGULATORY CAPITAL RATIOS (CONSOLIDATED)
Risk-based................................................................       12.6%       10.3%       20.3%       14.4%
Tier 1 to risk based assets...............................................       11.4%        9.0%        n/a         n/a
Tier 1 to average total assets............................................        8.4%        6.7%        n/a         n/a
Tangible (Thrift).........................................................        8.0%        6.3%       11.2%        9.1%
Core (Thrift).............................................................        8.0%        6.3%       11.2%        9.1%
SELECTED FINANCIAL RATIOS AND OTHER DATA (AS PERCENTAGES)
Return on average assets..................................................       2.10%       1.23%       2.51%       1.06%
Return on average equity..................................................      21.68%      11.81%      22.25%      10.29%
Average equity to average assets..........................................       9.70%      10.38%      11.29%      10.29%
Allowance for loan losses to total loans and OREO.........................       1.43%       1.50%       1.05%       1.09%
Nonperforming assets to total loans and OREO..............................       1.19%       1.25%       0.63%       0.76%
Allowance for loan losses to nonperforming loans..........................     120.78%     131.15%     192.29%     164.44%
Allowance for loan losses to nonperforming assets.........................     120.71%     119.96%     165.98%     143.90%

                                                                              1994
                                                                            --------

BALANCE SHEET:
Total assets..............................................................  $144,300
Loans, net (1)............................................................   102,864
Investments (2)...........................................................    29,144
Real estate held for development and sale.................................     6,026
Deposit accounts (3)......................................................   117,199
Borrowings (4)............................................................    10,646
Stockholders' equity......................................................    15,147
OPERATING DATA:
Interest income...........................................................  $  8,798
Interest expense..........................................................     4,484
Net interest income.......................................................     4,314
Provisions for loan losses................................................       275
Other income..............................................................     2,547
General and administrative expenses.......................................     5,258
Income tax expense........................................................       491
Earnings before cumulative effect of change in accounting principle.......       837
Cumulative effect of change in accounting for income taxes................       250
Net earnings..............................................................     1,087
Basic earnings per share before cumulative effect of change in accounting
  principle...............................................................      0.59
Cumulative effect per share of change in accounting for income taxes......      0.17
Basic earnings per share..................................................      0.51
Diluted earnings per share................................................      0.51
Cash dividends per share..................................................        --
 -- as a percentage of diluted earnings per share.........................        --
Net interest margin.......................................................      3.61%
REGULATORY CAPITAL RATIOS (CONSOLIDATED)
Risk-based................................................................      15.9%
Tier 1 to risk based assets...............................................       n/a
Tier 1 to average total assets............................................       n/a
Tangible (Thrift).........................................................       9.6%
Core (Thrift).............................................................       9.6%
SELECTED FINANCIAL RATIOS AND OTHER DATA (AS PERCENTAGES)
Return on average assets..................................................      0.81%
Return on average equity..................................................      7.40%
Average equity to average assets..........................................     10.99%
Allowance for loan losses to total loans and OREO.........................      1.26%
Nonperforming assets to total loans and OREO..............................      1.75%
Allowance for loan losses to nonperforming loans..........................     92.09%
Allowance for loan losses to nonperforming assets.........................     71.60%

---------------
(1) Includes loans held for sale.
(2) Includes securities, Federal funds sold, and interest-bearing deposits in banks.
(3) Includes official checks outstanding.
(4) Includes advances from Federal Home Loan Bank and notes payable.

                    Management's Discussion And Analysis Of
                 Financial Condition And Results Of Operations

-------------------------------------------------------------[LOGO APPEARS HERE]

  The following is a discussion of First Citizens Corporation's ("Company") financial condition at March 31, 1998 and 1997 and the results of operations for the two year period ended March 31, 1998. The purpose of this discussion is to focus on information about the Company's financial condition and results of operations which are not otherwise apparent from the audited financial statements. Reference should be made to those statements and the selected financial data presented elsewhere in this report for an understanding of the following discussion and analysis.
  The consolidated balance sheets as of March 31, 1998 and 1997 include the Company and subsidiaries. On August 22, 1996 Newnan Savings Bank formed a holding company, Newnan Holdings, Inc. and at the same time merged with Southside Financial Group, Inc. ("Southside"), the parent company of Citizens Bank and Trust of Fayette County in a business combination accounted for under the purchase method of accounting. On March 31, 1997, the Company acquired Tara Bankshares, Inc. ("Tara"), the parent company of Tara State Bank. This transaction was also accounted for under the purchase method of accounting.
  The consolidated statement of income for the year ended March 31, 1997 includes the operations of Southside Financial Group, Inc. and Tara Bankshares, Inc. subsequent to the date of acquisition. The consolidated statement of income for the year ended March 31, 1998 includes the operations of the Company and subsidiaries for a full year.

RESULTS OF OPERATIONS FOR THE YEARS ENDED MARCH 31, 1998 AND 1997

NET EARNINGS

  1998 COMPARED TO 1997. For the year ended March 31, 1998, the Company earned record net profits of $7,215,000 or $2.42 per common share on a diluted basis. This is the Company's second record earning year in a three-year period. The increase in net earnings compared to 1997 is $4,563,000, or an increase of 172%. Again in 1998, the Company's most significant item contributing to the increase was the gain on sale of real estate held for development and sale held by Jefferson Ventures, Inc. The gain in 1998 of $3,369,000 represented an increase of $2,300,000 compared to 1997 and accounts for one-half of the increase in net earnings for the year.
  In addition to the gains on sale of real estate, income from operations for the year ended March 31, 1998 includes full-year operations of First Citizens Bank of Fayette County and First Citizens Bank of Clayton County. The year ended March 31, 1997 included only seven months of operations of First Citizens Bank of Fayette County and none of the operations of First Citizens Bank of Clayton County. Their combined contribution to net consolidated earnings was approximately $2,558,000 in 1998 versus $851,000 in 1997.
  The Company began consolidating the operations of the banking and thrift subsidiaries during the year. This consolidation includes the conversion to a common information technology system. The conversion is expected to be completed in the second calendar quarter of 1998. The Company expects this process to provide improved service to its customers while decreasing the Company's overhead.
  1997 COMPARED TO 1996. Net earnings were $2,651,686, or $1.05 per share compared to $4,049,955, or $1.81 per share in 1996, a decline of $1,398,269 or 34.5%. The most significant item contributing to the decline include a $2.1 million reduction in the gain on sale of real estate held for development and sale, the result of reduced sales of tracts of land through Jefferson Ventures, Inc. Additionally, the Company's deposit insurance premiums increased $725,000, the result of the Special Assessment to recapitalize the Savings Association Insurance Fund ("SAIF") which was levied in September 1996 against the Company's First Citizens-Newnan in the amount of $772,000. Salaries and benefits expense rose $1.2 million as a result of compensation costs associated with First Citizens Bank of Fayette County and two additional loan origination offices opened by Citizens Mortgage Group, a subsidiary of First Citizens-Newnan. The Company identified a loss within a group of deposit accounts controlled by one of its customers as a result of advancing funds in excess of available deposits. The Company identified the net loss to be $982,000 and determined that a substantial amount of the loss existed as of March 31, 1997. Therefore, at March 31, 1997 management established a reserve for this loss through a charge to current earnings, which was realized subsequent to March 31, 1997.
  These amounts were offset by a $3.3 million increase in net interest income, the result of growth in the amount of interest earning assets, of the Company resulting from both the acquisition of the First Citizens Bank of Fayette County and normal growth of the Company.

NET INTEREST INCOME

TABLE 1: AVERAGE BALANCES, INTEREST INCOME,
AND INTEREST EXPENSE

  The following table contains condensed average balance sheets for the periods indicated. In addition, the amount of the Company's interest income and interest expense for each category of interest-earning assets and interest-bearing liabilities and the related average interest rates, net interest spread and net yield on average interest earning assets are included.

[LOGO APPEARS HERE]-------------------------------------------------------------


Table 1.                ANALYSIS OF NET INTEREST INCOME
                         For The Years Ended March 31,

                                                                                             1998                   1997
                                                                                ------------------------------    --------
                                                                                                       AVERAGE
                                                                                AVERAGE     INCOME/    YIELD/     AVERAGE
                                                                                BALANCE     EXPENSE     RATE      BALANCE
                                                                                --------    -------    -------    --------
                                                                                          (DOLLARS IN THOUSANDS)
Interest Earning Assets:
Loans (1)(2)(7)..............................................................   $262,504    $24,924      9.49%    $173,544
Federal funds sold (2).......................................................      9,246        552      5.97%       2,909
Interest bearing deposits (2)................................................      6,277        307      4.89%       4,038
Nontaxable securities (2)....................................................      2,693        141      5.24%       1,693
Taxable securities (2)(8)....................................................     32,830      1,982      6.04%      17,382
                                                                                --------    -------               --------
  Total interest earning assets..............................................   $313,550    $27,906      8.90%    $199,566
                                                                                            -------
Cash and due from banks (3)..................................................     11,530                             7,309
Allowance for loan losses (3)................................................     (3,913)                           (2,200)
Other assets (3).............................................................     21,895                            11,656
                                                                                --------                          --------
  Total assets...............................................................   $343,062                          $216,331
                                                                                --------                          --------
                                                                                --------                          --------
Interest Bearing Liabilities:
Interest bearing demand and savings (2)......................................   $ 79,204    $ 2,331      2.94%    $ 54,683
Time deposits (2)............................................................    165,760      9,567      5.77%     103,765
FHLB advances and other borrowings (3).......................................     15,673      1,077      6.87%      12,003
                                                                                --------    -------               --------
  Total interest bearing liabilities.........................................   $260,637    $12,975      4.98%    $170,451
                                                                                            -------
Noninterest-bearing deposits (2)(6)..........................................     41,197                            20,420
Other liabilities (3)........................................................      7,952                             2,995
Stockholders equity (3)......................................................     33,276                            22,465
                                                                                --------                          --------
  Total liabilities and stockholders' equity.................................   $343,062                          $216,331
                                                                                --------                          --------
                                                                                --------                          --------
Interest rate spread (4).....................................................                            3.92%
                                                                                                       -------
                                                                                                       -------
Net interest income/margin (5)...............................................               $14,931      4.76%
                                                                                            -------    -------
                                                                                            -------    -------


                                                                                          AVERAGE
                                                                               INCOME/    YIELD/
                                                                               EXPENSE     RATE
                                                                               -------    -------

Interest Earning Assets:
Loans (1)(2)(7)..............................................................  $15,985      9.21%
Federal funds sold (2).......................................................      157      5.40%
Interest bearing deposits (2)................................................      212      5.25%
Nontaxable securities (2)....................................................       89      5.26%
Taxable securities (2)(8)....................................................    1,089      6.27%
                                                                               -------
  Total interest earning assets..............................................  $17,532      8.79%
                                                                               -------
Cash and due from banks (3)..................................................
Allowance for loan losses (3)................................................
Other assets (3).............................................................

  Total assets...............................................................

Interest Bearing Liabilities:
Interest bearing demand and savings (2)......................................  $ 1,561      2.85%
Time deposits (2)............................................................    5,882      5.67%
FHLB advances and other borrowings (3).......................................      692      5.77%
                                                                               -------
  Total interest bearing liabilities.........................................  $ 8,135      4.77%
                                                                               -------
Noninterest-bearing deposits (2)(6)..........................................
Other liabilities (3)........................................................
Stockholders equity (3)......................................................

  Total liabilities and stockholders' equity.................................

Interest rate spread (4).....................................................               4.02%
                                                                                          -------
                                                                                          -------
Net interest income/margin (5)...............................................  $ 9,397      4.71%
                                                                               -------    -------
                                                                               -------    -------

  (1) Includes loans held for sale and nonaccrual loans.
  (2) Daily average.
  (3) Monthly average.
  (4) Interest rate spread is the weighted average yield on interest earning assets minus average rate on interest bearing liabilities.
  (5) Net interest margin is net interest income divided by interest earning assets.
  (6) Noninterest bearing deposits include official checks outstanding.
  (7) Interest income from loans includes total fee income of approximately $723,000 and $668,000 for the years ended March 31, 1998 and 1997, respectively.
  (8) Yields on nontaxable securities have not been computed on a tax equivalent basis.
  (9) The above information is prepared on a consolidated basis in which all loans and accounts with subsidiaries have been eliminated.

TABLE 2: RATE AND VOLUME ANALYSIS

  The following table describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected the Company's interest income and expense during the year indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(1) change in volume (change in volume multiplied by previous year rate); (2) change in rate (change in rate multiplied by previous year volume); and a combination of change in rate and change in volume. The changes in interest income and interest expense attributable to both volume and rate have been allocated proportionately to the change due to volume and the change due to rate.

-------------------------------------------------------------[LOGO APPEARS HERE]

Table 2.           ANALYSIS OF CHANGES IN NET INTEREST INCOME
                         For The Years Ended March 31,
                                 (In Thousands)

                                                                                                                1997 COMPARED TO
                                                                              1998 COMPARED TO 1997                   1996
                                                                         -------------------------------       -------------------
                                                                         INCREASE (DECREASE)                    INCREASE (DECREASE)
                                                                          DUE TO CHANGE IN                       DUE TO CHANGE IN
                                                                         -----------------                     -------------------
                                                                         RATE       VOLUME        TOTAL         RATE        VOLUME
                                                                         ----       ------       -------       ------       ------
Interest Income
Loans.................................................................   $501       $8,438       $ 8,939       $  811       $3,725
Federal funds sold....................................................     19         376            395           --         157
Interest bearing deposits.............................................    (14)        109             95           (1)        117
Nontaxable securities.................................................     (1)         53             52           --          89
Taxable securities....................................................    (38)        931            893           62         160
                                                                         ----       ------       -------       ------       ------
    Total interest income.............................................   $467       $9,907       $10,374       $  872       $4,248
                                                                         ----       ------       -------       ------       ------
Interest Expense
Interest bearing demand and savings...................................   $ 50       $ 720        $   770       $  (37)      $ 424
Time deposits.........................................................    106       3,579          3,685         (183)      1,722
FHLB advances and other borrowings....................................    148         237            385          (23)       (281 )
                                                                         ----       ------       -------       ------       ------
    Total interest expense............................................   $304       $4,536       $ 4,840       $ (243)      $1,865
                                                                         ----       ------       -------       ------       ------
Net interest income...................................................   $163       $5,371       $ 5,534       $1,115       $2,383
                                                                         ----       ------       -------       ------       ------
                                                                         ----       ------       -------       ------       ------


                                                                        TOTAL
                                                                        ------
Interest Income
Loans.................................................................  $4,536
Federal funds sold....................................................     157
Interest bearing deposits.............................................     116
Nontaxable securities.................................................      89
Taxable securities....................................................     222
                                                                        ------
    Total interest income.............................................  $5,120
                                                                        ------
Interest Expense
Interest bearing demand and savings...................................  $  387
Time deposits.........................................................   1,539
FHLB advances and other borrowings....................................    (304)
                                                                        ------
    Total interest expense............................................  $1,622
                                                                        ------
Net interest income...................................................  $3,498
                                                                        ------
                                                                        ------

  1998 COMPARED TO 1997. Net interest income increased by $5,534,000 for the year ended March 31, 1998, or 58.9%. The significant increase is due to the inclusion of the operations of First Citizens Bank of Fayette County and First Citizens Bank of Clayton County for a full year, and to growth in the commercial loan portfolio at First Citizens-Newnan. The net interest margin increased slightly during the year from 4.71% to 4.76%. The slight increase in the net interest margin is consistent with the increase in yield on earning-assets which increased by 11 basis points. During the same period, the rate paid on interest bearing liabilities increased by 21 basis points to 4.98%, resulting in a net decrease in the interest rate spread of 10 basis points, or 3.92%. As noted in the above table, over 90% of the change in interest income and expense is attributable to the change in volume for 1998.
  For the year ended March 31, 1998, average rates earned on assets and paid on liabilities differ little from the rates in 1997. Overall, rates have increased slightly which can be attributed to the acquisitions of the two community banks. These banks differ from the thrift in that they market commercial and consumer loans, in addition to real estate loans which are primarily marketed by the thrift. Commercial and consumer loans typically earn higher yields. The increases in rates paid on liabilities is attributable to increased competition for deposit growth.
  1997 COMPARED TO 1996. Net interest income increased $3.5 million, or 59.3% from $5.9 million in 1996 to $9.4 million in 1997. The average balance of interest earning assets increased $50.3 million to $199.6 million, the result of the acquisition of First Citizens Bank of Fayette County. The average balance of loans receivable grew by $40.9 million to $173.5 million. In addition, the average yield on the loan portfolio increased from 8.63% for 1996 to 9.21% for 1997. This increase in yield results from two items: first, the acquisition of First Citizens Bank of Fayette County, whose loan portfolio was concentrated in residential construction loans and commercial loans which normally carry higher rates of interest. Second, First Citizens-Newnan increased its construction loan portfolio during the year as a result of its entry into Henry County, Georgia through the opening of a loan production office in addition to continued strong growth in the Coweta and Fayette County market areas it has traditionally served. Average balances of Federal Funds sold and nontaxable securities are associated with the Fayetteville acquisition. All other average balances of interest earning assets did not vary materially from 1996.
  The average balances of interest bearing liabilities grew $40.2 million, from $130.2 million in 1996 to $170.5 million in 1997. Interest bearing demand deposits and savings accounts grew $14.8 million to $54.7 million due to acquisitions. The average rate paid on these deposits in 1997 was 2.85%, consistent with the rate of 2.94% in 1996. The average balance of time deposits was $103.8 million, an increase of $30.3 million from 1996, of which $20.4 million of the increase was attributable to the Fayetteville acquisition and the remaining $9.9 million attributable to internal growth. The average rate on these deposits declined from 5.91% in 1996 to 5.67% in 1997. This is the result of reduced rates on paid on certificate accounts and to the lower rate paid on the deposit base associated with First Citizens Bank of Fayette County. As a result of the growth in deposits, the Company reduced its average level of advances by $4.8 million, from $16.8 million in 1996 to $12.0 million in 1997. Average rates paid on these funds declined from 5.91% in 1996 to 5.77% in 1997.
  The net interest margin increased from 3.95% in 1996 to 4.71% in 1997. This is the result of a higher yield on interest earning assets, which increased from 8.32% in 1996 to

[LOGO APPEARS HERE]-------------------------------------------------------------

8.79% in 1997. This increase is due to the growth in average balance and average yields of the loan portfolio, and to the reduction in cost of funds, which declined from 5.00% in 1996 to 4.77% in 1997. In addition, the average balance of noninterest bearing deposits grew $10.4 million to $20.4 million, the result of the First Citizens Bank of Fayette County acquisition. Through these noninterest bearing deposits, the Company could increase its net interest margin by utilizing these funds which do not require the payment of interest to fund earning assets.
  The growth in average balances accounted for $2.4 million of the $3.5 million increase in net interest income with the changes in yields and rates accounting for $1,115,000 in additional net interest income. Interest income on loans receivable increased $4.5 million of which $3.7 million was due to the growth in the loan portfolio, while $811,000 was due to the increase in average yields. Interest income on interest bearing deposits increased $116,000 due to the increase in average balances. Interest income on Federal funds sold and nontaxable investment securities grew by $157,000 and $89,000, due to the increases in volume as these items are strictly attributable to First Citizens Bank of Fayette County.

PROVISION FOR LOAN LOSSES

The provision for loan losses is based on management's evaluation of economic conditions, size and composition of the loan portfolio, the historical charge off experience, the level of nonperforming and past due loans, and other indicators derived from reviewing the loan portfolio. Management performs such reviews periodically and determines the level of loan loss allowances needed. At March 31, 1998 management believes that its allowance for loan losses was adequate to provide for inherent losses in the loan portfolio.
  Asset quality continued to improve during the year ended March 31, 1998. Nonaccrual loans as a percentage of total loans decreased from 1.15% to 1.11% during the year. The ratio of nonperforming assets (to total assets) remained the same at 0.87% in 1998. At March 31, 1998 the allowance for loan losses as a percentage of total loans was 1.47% compared to 1.54% at March 31, 1997. The slight decrease in the allowance is due to the improved asset quality and reduction in net charge-offs for the year.
  The following table presents at the dates indicated the aggregate of nonperforming loans for the following categories:

                                               MARCH 31,
                                         (DOLLARS IN THOUSANDS)
                                 --------------------------------------
                                  1998     1997    1996   1995    1994
                                 ------   ------   ----   ----   ------
Loans accounted for on a
  nonaccrual basis.............  $2,886   $2,796   $713   $872   $1,427
Loans contractually past due
  ninety days or more as to
  interest or principal
  payments and still
  accruing.....................     303       55     --     --       --
Loans, the terms of which have
  been renegotiated to provide
  a reduction or deferral of
  interest or principal because
  of deterioration in the
  financial position of the
  borrower (included above)....     894       --     --     --       --
Loans now current about which
  there are serious doubts as
  to the ability of the
  borrower to comply with
  present loan repayment
  terms........................      --       --     --     --       --

  The reduction in interest income associated with nonaccrual loans as of March 31, 1998 is as follows:

                                                        (DOLLARS
                                                           IN
                                                       THOUSANDS)
                                                       ----------
Interest income that would have been recorded on
  nonaccrual loans under original terms.............      $265
Interest income that was recorded on nonaccrual
  loans.............................................       100
                                                       ----------
  Reduction in interest income......................      $165
                                                       ----------
                                                       ----------

  Management considers all nonaccrual loans to be impaired in accordance with Financial Accounting Standards Board ("FASB") No. 114 and 118. Loans past due greater than ninety days and still accruing represents those loans which have adequate collateral values, therefore minimizing the risk of loss of principal or interest.
  In the opinion of management, any loans classified by regulatory authorities as doubtful, substandard, or special mention that have not been disclosed above do not (1) represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources, or (2) represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms. In the event of non-performance by the borrower, these loans have collateral pledged which would prevent the recognition of substantial losses. Any loans classified by regulatory authorities as loss have been charged off.

COMMITMENTS AND LINES OF CREDIT

In the ordinary course of business, the subsidiary Banks have granted commitments to extend credit and standby letters of credit to approved customers. Generally, these commitments to extend credit have been granted on a temporary basis for seasonal or inventory requirements and have been approved by the Bank's Board of Directors. These commitments are recorded in the financial statements as they are funded. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitment amounts expire without

-------------------------------------------------------------[LOGO APPEARS HERE]

being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.
  Following is a summary of the commitments outstanding at March 31, 1998 and 1997.

                                           1998           1997
                                        -----------    -----------
Unfunded mortgage loan commitments...   $14,786,000    $17,794,000
Residential construction and
  commercial loan commitments........    25,825,000     26,702,846
Other commitments to extend credit...    44,470,976     32,928,825
Standby letters of credit............     1,394,031      1,539,000
                                        -----------    -----------
                                        $86,476,007    $78,964,671
                                        -----------    -----------
                                        -----------    -----------

  The following table summarizes the allowance for loan losses for each year.

                                          MARCH 31,
                       -----------------------------------------------
                         1998      1997      1996      1995     1994
                       --------  --------  --------  --------  -------
Average amount of
  loans outstanding... $262,504  $173,544  $132,641  $123,420  $92,855
                       --------  --------  --------  --------  -------
                       --------  --------  --------  --------  -------
Balance of allowance
  for loan losses at
  beginning of year... $  3,739  $  1,371  $  1,435  $  1,315  $ 1,141
                       --------  --------  --------  --------  -------
Charge-offs:
  Real estate.........     (101)      (38)      (54)       --      (35)
  Consumer............      (56)      (33)      (38)      (37)     (75)
  Commercial..........     (253)      (76)       --        --       --
                       --------  --------  --------  --------  -------
                           (410)     (147)      (92)      (37)    (110)
Recoveries:
  Real estate.........      155         3         4        --       --
  Consumer............       19         2        14        49        4
  Commercial..........      114        --        --        --       --
                       --------  --------  --------  --------  -------
                            288         5        18        49        4
                       --------  --------  --------  --------  -------
Net (charge-offs)
  recoveries..........     (122)     (142)      (74)       12     (106)
                       --------  --------  --------  --------  -------
Additions to the
  allowance for loan
  losses
  Reserves acquired in
    acquisitions......       --     2,325        --        --       --
  Additions to
    allowance charged
    to operations.....      235       185        10       108      275
                       --------  --------  --------  --------  -------
                            235     2,510        10       108      275
                       --------  --------  --------  --------  -------
Balance of allowance
  for loan losses at
  end of year......... $  3,852  $  3,739  $  1,371  $  1,435  $ 1,315
                       --------  --------  --------  --------  -------
                       --------  --------  --------  --------  -------
Ratio of net loan
  charge-offs
  (recoveries) during
  the year to average
  loans outstanding
  during the year.....    0.05%     0.08%     0.06%   (0.01)%    0.11%
                       --------  --------  --------  --------  -------
                       --------  --------  --------  --------  -------

  The following table summarizes the allocation of the allowance for loan losses to types of loans as of the indicated dates.

                                  (DOLLAR IN THOUSANDS)
                                   YEAR ENDED MARCH 31,
                    --------------------------------------------------
                             1998                       1997
                    -----------------------    -----------------------
                               PERCENT OF                 PERCENT OF
                              LOANS IN EACH              LOANS IN EACH
                               CATEGORY TO                CATEGORY TO
                    AMOUNT     TOTAL LOANS     AMOUNT     TOTAL LOANS
                    ------    -------------    ------    -------------
Commercial.......   $1,789         16.60%      $1,531         10.30%
Real estate......   1,037          75.23%      1,219          85.10%
Consumer.........   1,026           8.17%        989           4.60%
                    ------    -------------    ------    -------------
                    $3,852        100.00%      $3,739        100.00%
                    ------    -------------    ------    -------------
                    ------    -------------    ------    -------------

  1998 COMPARED TO 1997. The provision for loan losses increased to $235,000 from $185,000 for the year ended March 31, 1998. The increase in the provision of $50,000 is attributable to the increase in total loans of $18.9 million during the year. The allowance for loan losses at March 31, 1998 was $3,852,000, or a net increase of $113,000 for the year. Net charge-offs decreased from $143,000 in 1997 to $123,000 in 1998, representing a net charge-off ratio of 0.05% compared to 0.08% in 1997. The allowance as a percentage of nonaccruing loans decreased only slightly during 1998 to 133.47%, compared to 133.73% in 1997. The continued improvement is attributable to the Company's lending environment along with the overall general economy.
  Included in nonaccrual loans are three loans totaling $2,035,000, or 71% of the total amount of nonaccrual loans. Two of the three loans totaling $648,000 have been reduced from $987,000 at March 31, 1997. These loans continue to perform in accordance with the new loan terms. The third loan in the amount of $1,387,000 also continues to perform in accordance with the bankruptcy court's plan and is adequately secured by real estate. The Company has allocated reserves for these three loans totaling $457,000.
  1997 COMPARED TO 1996. Provision for loan losses was $185,000 compared to $10,000 for 1997. For 1997, net charge-offs were $142,000 compared to $74,000 in 1996. At March 31, 1997 the allowance for loan losses was $3,739,000 or 133.73% of nonaccruing loans compared to 192.29% at March 31, 1996. Nonaccruing loans increased $2.08 million from $713,000 at March 31, 1996 to $2.80 million at March 31, 1997. Of the increase, $1.8 million is related to the acquisitions of First Citizens Bank of Fayette County and Tara State Bank.
  At March 31, 1997 nonaccrual loans included four loans to two borrowers totaling $1.3 million. The first borrower had two loans outstanding to the Company totaling $987,000. These loans were assets of First Citizens Bank of Fayette County and were identified by First Citizens Bank of Fayette County as impaired loans prior to the acquisition at March 31, 1996, at which time the balance on the loans totaled $1.2 million. The loan was restructured in bankruptcy court and the borrower has been performing in accordance with the new loan terms. Management has kept the loan on a nonaccrual basis pending further satisfactory performance.
  The second borrower has two loans totaling $308,000 which were nonaccrual at March 31, 1997. These loans were also assets of First Citizens Bank of Fayette County and, prior to the acquisition at March 31, 1996, were also identified as impaired loans, at which time their balance was $360,000. Subsequent to March 31, 1997, the borrower paid down the balance of one loan in the amount of $170,000.

OTHER INCOME

  1998 COMPARED TO 1997. Other income increased by $3,190,000 in 1998, or 87.7% in 1998 compared to 1997. As discussed earlier, gains on sale of real estate held for

[LOGO APPEARS HERE]-------------------------------------------------------------

development and sale increased by $2,300,000, or 72% of the total increase (see "Real Estate Activities" below). Deposit and service charge income and other operating income increased by $525,000 and $317,000, respectively for the year ended March 31, 1998. These increases are due primarily to the inclusion of a full year's operations for the two acquired banks which accounted for $589,000 of the total increase in deposit and service charge income and other operating income. In addition to the newly acquired banks, First Citizens-Newnan grew $8.4 million in demand deposit accounts which contributes to the increase in service charge income. Gains on sale of loans increased by $202,000, or 25% in 1998 compared to 1997. This increase is attributable to the housing market in the Company's market areas combined with the favorable mortgage rates offered during the year. During 1998, the Company combined the mortgage operations of First Citizens Bank-Newnan and First Citizens Bank of Fayette County. Total loans sold during 1998 was $69.8 million compared to $55.7 million in 1997.
  1997 COMPARED TO 1996. Other income declined $1.6 million or 30.7% to $3.6 million. The primary component of the decline is a $2.1 million decline in the gain on sale of real estate held for sale. Service charges on deposit accounts increased $329,000 or 51.3% to $969,000. Of this amount, $223,000 is the result of the mergers during the year while $105,000 is due to growth in deposit accounts over the past year. Gain on sale of loans increased $179,000 or 28.4% to $810,000. The volume of loans sold increased from $44.2 million in 1996 to $55.7 million in 1997. The increase in volume is attributable to the growth in the market area served by the Company. Gain on sale of real estate owned increased $143,000 due to the payoff of a loan made in a prior year to finance the sale of a foreclosed commercial property. The gain was not recognized at the time of sale due to the down payment not being adequate to qualify for gain recognition under Statement of Financial Accounting Standards No. 66.

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

                          SUMMARY OF REAL ESTATE SALES
                         For The Years Ended March 31,

                                             1998          1997
                                          ----------    ----------
Number of lots sold....................            3            15
Acres of land sold.....................          485           116
Net sales proceeds.....................   $4,314,750    $1,853,650
Less: Basis of land sold...............      946,007       448,044
Less: Gains deferred...................           --       349,808
                                          ----------    ----------
Gain on sale of real estate............   $3,368,743    $1,069,036
                                          ----------    ----------
                                          ----------    ----------

NOTE: The above table represents pretax gains from real estate sales and not the net earnings from Jefferson Ventures, Inc.
  1998 COMPARED TO 1997. As mentioned above, net gains increased by $2,300,000 in 1998. At March 31, 1998, the White Oak development consisted of approximately 1,094 acres of open land. At March 31, the estimated market value of the property exceeds its carrying value of $2.0 million.
  In June 1996, the Company entered into an agreement to sell over time approximately 1,400 acres of the remaining land. The first closing under this contract occurred in June 1997 when the buyer purchased 400 acres. As a result of that closing, Jefferson Ventures recognized a gain of $3.3 million. The remaining land may be purchased by the buyer over an eight year period.
  1997 COMPARED TO 1996. For 1997, the net gain on sale of real estate held for development and sale declined $2.1 million to $1.1 million. While the number of acres sold increased from 71 in 1996 to 116 in 1997, gains declined because 1996 sales consisted of commercial tracts which typically command higher prices and result in higher profit margins. Conversely, 1997 land sales consisted of sales of residential tracts. The number of residential building lots declined to 15 in 1997 from 40 in 1996. The lots sold in 1997 represented the remaining developed lots held in inventory.

OTHER EXPENSES

  1998 COMPARED TO 1997. Other expenses increased during 1998 by $1,978,000 compared to the same period in 1997. The significant increase is due to the full year of operating expenses for the two commercial banks included in the year ended March 31, 1998. This combined increase in other expenses related to the inclusion of First Citizens Bank of Fayette County and First Citizens Bank of Clayton County was $2,976,000. The increase in expenses attributable to the acquired banks was offset by the nonrecurring expenses in 1997 of the $772,000 SAIF assessment and the other operating loss of $982,000. All other items of other expenses increased approximately $756,000, of which $489,000 was an increase in salaries and benefits at First Citizens Bank-Newnan.
  1997 COMPARED TO 1996. Other expenses increased $4.0 million from $4.6 million in 1996 to $8.6 million in 1997. Salaries and benefits increased $1.1 million to $3.3 million of

-------------------------------------------------------------[LOGO APPEARS HERE]

which $761,000 is due to merger related growth while $424,000 results from normal salary increases and additional staffing relating to two additional mortgage origination offices. Occupancy and equipment costs increased $309,000 or 38.2% to $1.2 million. Of this amount, $172,000 resulted from merger-related growth while $137,000 was attributable to additional overhead incurred in connection with the new mortgage offices.
  Federal insurance premiums and assessments increased $725,000 from $274,000 in 1996 to $999,000 in 1997. The reason for this increase relates to legislation passed to capitalize the SAIF fund by means of a Special Assessment to be levied against financial institutions whose deposits were insured by this fund. This resulted in the Company recording a charge against earnings of $772,000 (see "SAIF Assessment" below).
  Data processing costs totaled $307,000 compared to $222,000 for 1996, an increase of $85,000 for the year relating to the acquisitions made during the year.
  Amortization of goodwill was $210,000 for the year and relates to amortization of goodwill recorded in connection with the acquisition of the First Citizens Bank of Fayette County. This goodwill is being amortized over a period of 15 years using the straight-line method.
  Other operating losses were $982,000 for the year and relates to an event subsequent to March 31, 1997 in which the Company identified a loss within a customer account as the result of advancing funds in excess of available deposits. On June 3, 1997, after further investigation and review of the facts and circumstances, the Company determined that the net loss to be incurred was $982,000 and the significant portion of the loss existed as of March 31, 1997. Therefore, the Company recognized the amount of the loss as of the balance sheet date by a charge to earnings and the establishment of a reserve for losses, which was included in other liabilities. Management continues to pursue any available means of collection, however, the amount to be collected, if any, is unknown.

SAIF ASSESSMENT

On September 30, 1996, legislation was signed into law providing for a special assessment on financial institutions whose deposits are insured by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation. The purpose of the assessment was to recapitalize the SAIF to levels required by law. This special assessment took the form of a one time payment of 65.7 cents per $100 of deposits held by institutions on March 31, 1995. In September 1996, First Citizens-Newnan recorded a charge to earnings of $772,000 for this assessment.
  The new law provides for the merger of the SAIF into the Bank Insurance Fund ("BIF") by 1999 subject to certain conditions. Furthermore, it also requires that institutions whose deposits are BIF-insured bear a portion of the payment of interest on the bonds previously issued by the Financing Corporation, a specially created government entity. These bonds were issued in the 1980's to resolve the thrift industry crisis which existed at that time. To fund the interest payments on these bonds, effective January 1, 1997 all SAIF insured institutions began paying 6.4 basis points of their deposits while BIF insured institutions began paying 1.3 basis points in addition to any insurance premiums to be paid. Effective January 1, 1997 insurance premiums paid by SAIF institutions under the current risk classification were reduced from a range of 23 to 31 basis points to a range of zero to 27 basis points.

BALANCE SHEET REVIEW

1998 COMPARED TO 1997. Total assets increased in 1998 by $41.4 million, or 12.7%. The most significant increase in assets came in the growth of the loan portfolio, which grew $18.5 million, or 7.4%. Total interest-earning assets increased by $43.7 million. Interest bearing deposits in banks and Federal funds sold combined increased $23.0 million. The most significant categories of growth in assets by Bank subsidiary is as follows:

                                     NEWNAN     FAYETTE    CLAYTON
                                     -------    -------    -------
                                        (DOLLARS IN THOUSANDS)
Total loans.......................   $9,554     $ 5,781    $3,016
Total securities..................    3,977         532    (2,208 )
Interest bearing deposits.........   16,932          --        --
Federal funds sold................       --       2,450     3,570
Total assets......................   28,600       7,954     4,825

Total deposits increased by $48.6 million, or 18% which was used to fund the asset growth and the reduction of other borrowings. The most significant increase was in other time deposits which increased from $124.0 million to $172.3 million, or $48.4 million. The deposit growth by Bank subsidiary is as follows:

                                     NEWNAN     FAYETTE    CLAYTON
                                     -------    -------    -------
                                        (DOLLARS IN THOUSANDS)
Total deposits....................   $36,235    $ 6,256    $5,804

  Federal Home Loan Bank advances decreased in 1998 by $11.4 million as various advances matured during the year. Other borrowings increased by a net of $3.2 million, which was due to long term debt incurred at the holding company originally in the amount of $4,000,000. This debt is being amortized over five years.
  Stockholders' equity increased by $7.0 million. This increase was funded by net earnings of $7.2 million, proceeds from exercise of stock options totaling $636,000, plus unrealized gains on securities of $155,000, less treasury stock purchased of $201,000 and dividends declared of $847,000.
  1997 COMPARED TO 1996. Total assets increased $144.3 million, or 79.3% to $326.4 million as a result of the acquisitions of Citizens Bank and Trust of Fayette County and Tara State Bank. Federal Funds sold increased $7.8 million

[LOGO APPEARS HERE]-------------------------------------------------------------

due to the acquisition of the First Citizens Bank of Fayette County and Tara banks. Securities available for sale increased $7.5 million while securities held to maturity declined $5.0 million due to maturities and principal repayments. Net loans receivable increased by $114.4 million of which $91.4 million were added in connection with the acquisitions of First Citizens Bank of Fayette County and Tara while $23.0 million relates to growth in the portfolio. Premises and equipment increased by $4.3 million, primarily due to the acquisitions. Goodwill increased by $7.3 million, also the result of the acquisitions.
  Deposit accounts increased $139.2 million, or 106.5% to $269.8 million. Of this, $123.6 million are deposits of the new bank subsidiaries while $15.6 million is attributable to growth in deposit accounts. Advances from the Federal Home Loan Bank declined by $11.7 million to $17.7 million as the growth in deposit accounts provided for the repayment of a portion of these advances. At March 31, 1997, $7.7 million of these advances had maturities of more than a year while $10.0 million had maturities of less than a year. Other liabilities increased $7.3 million of which $5.1 million represented consideration payable in the form of cash to stockholders of Tara Bankshares. Subsequent to March 31, the Company obtained financing of $4.0 million and used existing cash of $1.1 million to make payment to their shareholders. Also included in other liabilities was $982,000 reserved for potential losses discussed earlier.
  Stockholders' equity increased $9.5 million to $29.8 million. This results from earnings retained during the year and an addition to capital of $7.5 million resulting from stock issued in connection with the acquisitions during the year, less dividends declared of $686,000.
  Stockholders' equity increased $3.7 million to $20.3 million as a result of net earnings retained.

SECURITIES PORTFOLIO

The carrying amounts of securities at the dates indicated are summarized as follows:

                                                   MARCH 31,
                                               ------------------
                                                1998       1997
                                               -------    -------
                                                  (DOLLARS IN
                                                   THOUSANDS)
U.S. Treasury and other U.S. Government
  agencies and corporations.................   $33,997    $31,865
State and municipal securities..............     2,841      2,727
Equity securities...........................     1,422      1,368
                                               -------    -------
                                               $38,260    $35,960
                                               -------    -------
                                               -------    -------

  The carrying amounts of securities in each category as of March 31, 1998 are shown in the following table according to maturity classifications. Equity securities are excluded from the table below because they have no contractual maturity.

                                U.S. TREASURY
                                  AND OTHER
                               U.S. GOVERNMENT           STATE AND
                                 AGENCIES AND            MUNICIPAL
                                 CORPORATIONS           SECURITIES
                             --------------------    -----------------
                             CARRYING                CARRYING
                              AMOUNT        YIELD     AMOUNT     YIELD
                             --------       -----    --------    -----
                                      (DOLLARS IN THOUSANDS)
One year or less..........   $11,657        5.55 %    $  200      4.05%
After one year through
  five years..............    14,081        6.12 %       272      5.16%
After five years through
  ten years...............     8,259        6.01 %     1,820      5.34%
After ten years...........        --          --         549      5.33%
                             --------       -----    --------    -----
                             $33,997        5.89 %    $2,841      5.23%
                             --------       -----    --------    -----
                             --------       -----    --------    -----

LOAN PORTFOLIO

TYPES OF LOANS

The amount of loans outstanding at the indicated dates are shown in the following table according to the type of loan.

                                        AT MARCH 31,
                                    DOLLARS IN THOUSANDS
                      ------------------------------------------------
                        1998      1997      1996      1995      1994
                      --------  --------  --------  --------  --------
Commercial,
  financial,
  agricultural....... $ 43,362  $ 25,655  $  1,094  $     --  $     --
Real estate --
  construction.......   80,203    60,010    11,203    18,983    13,520
Real estate --
  mortgage (1).......  122,730   152,027   115,938   101,747    80,021
Consumer and other...   21,341    11,456     4,088    10,826    10,638
                      --------  --------  --------  --------  --------
                      $267,636  $249,148  $132,323  $131,556  $104,179
Less allowance for
  loan losses........    3,852     3,739     1,371     1,435     1,315
                      --------  --------  --------  --------  --------
Loans, net........... $263,784  $245,409  $130,952  $130,121  $102,864
                      --------  --------  --------  --------  --------
                      --------  --------  --------  --------  --------

(1) Includes loans held for sale and is stated net of unearned income and fees on loans.

MATURITIES AND SENSITIVITIES TO
CHANGES IN INTEREST RATES

Total loans as of March 31, 1997 are shown in the following table according to maturity classifications (1) one year or less, (2) after one year through five years, and (3) after five years. The disclosure of loans by the above categories is not available in making this determination; the Company has considered the estimated expense and capabilities of its data processing system.

                                                        (DOLLARS
                                                           IN
                                                       THOUSANDS)
                                                       ----------
MATURITY:
One year or less....................................    $137,659
After one year through five years...................      73,035
After five years....................................      56,942
                                                       ----------
                                                        $267,636
                                                       ----------
                                                       ----------

-------------------------------------------------------------[LOGO APPEARS HERE]

DEPOSITS

Average amount of deposits and average rates paid thereon, classified as to noninterest-bearing demand deposits, interest-bearing and savings deposits and time deposits, for the periods indicated are presented below. (1)

                                       YEAR ENDED MARCH 31,
                               -------------------------------------
                                     1998                 1997
                               -----------------    ----------------
                                AMOUNT     RATE      AMOUNT     RATE
                               --------    -----    --------    ----
                                      (DOLLARS IN THOUSANDS)
Noninterest-bearing demand
  deposits..................   $ 41,197       --%   $ 20,420      --%
Interest-bearing demand and
  savings deposits..........     79,204     2.94%     54,683    2.85%
Time deposits...............    165,759     5.77%    103,765    5.67%
                               --------             --------
                               $286,160             $178,868
                               --------             --------
                               --------             --------

(1) Average balances were determined using monthly average balances during the year for each category.

  The amounts of time certificates of deposit issued in amounts of $100,000 or more as of March 31, 1997 are shown below by category, which is based on time remaining until maturity of (1) three months or less, (2) over three through six months, (3) over six through twelve months, and (4) over twelve months.

                                                        (DOLLARS
                                                           IN
                                                       THOUSANDS)
                                                       ----------
Three months or less................................    $  6,354
Over three months through six months................       7,510
Over six months through twelve months...............      20,090
Over twelve months..................................       3,780
                                                       ----------
                                                        $ 37,734
                                                       ----------
                                                       ----------

SHORT TERM BORROWINGS

The following information is presented with respect to the Company's short term borrowings as of and for the year ended March 31, 1998 and 1997:

                                                1998       1997
                                               -------    -------
                                                   DOLLARS IN
                                                   THOUSANDS
Balance at end of period....................   $    --    $10,058
  Weighted average rate.....................        --       6.82%
Average amount outstanding during period....   $ 6,695    $ 3,800
  Weighted average rate.....................      5.59%      5.59%
Maximum amount outstanding during period....   $10,058    $10,058

LIQUIDITY

Liquidity represents the ability to meet the needs of customers desiring to withdraw funds from deposit accounts to borrow funds to meet their credit needs. Each of the Company's subsidiary institutions manage their liquidity needs in such a way that the needs of depositors and borrowers are met in a timely basis to that the operations of the Banks are not interrupted. Sources of liquidity available to meet these needs include cash on deposit, federal funds, securities available for sale, maturities of securities, and principal payments received on loans. Growth in the banks' deposit bases provide additional sources as does access to borrowed funds through relationships with correspondent banks and advances from the Federal Home Loan Bank of Atlanta ("FHLBA"). Liquidity needs at individual banks can also be met through loan participations sold to affiliate banks.
  At March 31, 1998 the liquidity position of all the subsidiary banks was considered adequate and within guidelines set forth in the banks' liquidity policies. Furthermore, the amount of unused line of credit from FHLBA totaled $48.6 million.
  The Parent Company also requires cash for operating expenses and dividends to stockholders. The primary source of funds for these items is the dividend income from the subsidiary banks. Management believes that the ability of its subsidiaries to pay such dividends is adequate to meet its cash needs.

REGULATORY CAPITAL REQUIREMENTS

The Company and its subsidiary banks are subject to minimum capital standards as set forth by federal bank regulatory agencies.
  The Company's capital for regulatory purposes differs from the Company's equity as determined under generally accepted accounting principles. Generally, "Tier 1" regulatory capital will equal capital as determined under generally accepted accounting principles less goodwill and any unrealized gains or losses on securities available for sale while "Tier 2" capital consists of the allowance for loan losses up to certain limitations. Risk based capital is the sum of Tier 1 and Tier 2 capital. The Company's capital ratios and required minimums at March 31, 1998 are shown below:

                                               MINIMUM
                                             REGULATORY
                                             REQUIREMENT    ACTUAL
                                             -----------    ------
Tier 1 capital to risk adjusted assets....       4.00%       11.35%
Risk based capital to risk adjusted
  assets..................................       8.00%       12.60%
Tier 1 leverage ratio (to total assets)...       3.00%        8.40%

  First Citizens-Newnan is also subject to additional capital requirements of core capital of 3% of adjusted total assets and tangible capital of 1.5% of adjusted assets. These requirements are set forth by the Office of Thrift Supervision, its primary regulator. At March 31, 1998, the Bank was in compliance with these measures.
  Total capital at the subsidiary banks also has an important effect on the amount of FDIC insurance premiums paid. Institutions not considered well capitalized can be subject to higher rates for FDIC insurance.

ASSET/LIABILITY MANAGEMENT

It is the Company's objective to manage assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash, loan, investment, borrowing, and capital policies. Certain officers within each subsidiary bank are charged with the responsibility for monitoring policies and procedures that are designed to ensure acceptable composition of the asset/liability mix.

[LOGO APPEARS HERE]-------------------------------------------------------------

  Each subsidiary institution's asset/liability mix is monitored on a regular basis with a report reflecting the interest rate sensitive assets and interest rate sensitive liabilities being prepared and presented to the Board of Directors and management's Asset/Liability Committee on a quarterly basis. The objective is to monitor interest rate sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on earnings. An asset or liability is considered to be interest rate-sensitive if it will reprice or mature within the time period analyzed, usually one year or less. The interest rate-sensitivity gap is the difference between the interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time period. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities. A gap is considered negative when the amount of interest rate-sensitive liabilities exceeds the interest rate-sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. If the Company's assets and liabilities were equally flexible and moved concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.
  A simple interest rate "gap" analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Accordingly, the Company also evaluates how the repayment of particular assets and liabilities is impacted by changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market rates, while interest rates on other types may lag behind changes in general market rates. In addition, certain assets, such as adjustable rate mortgage loans, have features (generally referred to as "interest rate caps") which limit changes in interest rates. Prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the interest rate gap. The ability of many borrowers to service their debts also may decrease in the event of an interest rate increase.
                         ANALYSIS OF INTEREST SENSITIVITY
                              As of March 31, 1998
                             (Dollars in Thousands)

                        0-3        3-12       1-5      OVER 5
                       MONTHS     MONTHS     YEARS      YEARS     TOTAL
                      --------   --------   --------   -------   --------
Interest-bearing
  deposits..........  $ 18,604   $     --   $     --   $    --   $ 18,604
Federal funds
  sold..............    13,840         --         --        --     13,840
Investment
  securities........     8,825      6,201     19,449     3,785     38,260
Loans held for
  sale..............     7,474         --         --        --      7,474
Loans receivable,
  net (1)...........    94,637     65,444     73,035    27,046    260,162
                      --------   --------   --------   -------   --------
Total
  interest-earning
  assets............  $143,380   $ 71,645   $ 92,484   $30,831   $338,340
                      --------   --------   --------   -------   --------
                      --------   --------   --------   -------   --------
Interest-bearing
  liabilities:
Interest-bearing
  demand deposits...    62,823         --         --        --     62,823
Savings.............    20,517         --         --        --     20,517
Time deposits.......    37,111    132,554     22,050       132    191,847
FHLB advances and
  other
  borrowings........        20        800      4,455     4,328      9,603
                      --------   --------   --------   -------   --------
Total
  interest-bearing
  liabilities.......   120,471    133,354     26,505     4,460    284,790
                      --------   --------   --------   -------   --------
Interest rate
  sensitivity gap...  $ 22,909   $(61,709)  $(65,979)  $26,371   $ 53,550
                      --------   --------   --------   -------   --------
                      --------   --------   --------   -------   --------
Cumulative interest
  rate sensitivity
  gap...............  $ 22,909   $(38,800)  $ 27,179   $53,550
                      --------   --------   --------   -------
                      --------   --------   --------   -------
Interest rate
  sensitivity gap
  ratio.............      1.19       0.54       3.49      6.91
                      --------   --------   --------   -------
                      --------   --------   --------   -------
Cumulative interest
  rate sensitivity
  gap ratio.........      1.19       0.85       1.10      1.19
                      --------   --------   --------   -------
                      --------   --------   --------   -------

(1) Includes nonaccrual loans.
  The above table summarizes interest-sensitive assets and liabilities for the Company as of March 31, 1998. Adjustable rate loans are included in the period in which their interest rates are scheduled to adjust. Fixed rate loans are included in the periods in which they are anticipated to be repaid based on scheduled maturities and anticipated prepayments. Investment securities are included in their period of maturity while mortgage backed securities are included according to expected repayment. Certificates of deposit, Federal Home Loan Bank advances, and notes payable are presented according to contractual maturity.
  As shown in the above table, the cumulative interest sensitivity gap for the one year period is a negative $38.8 million. At March 31, 1998, the Company's cumulative one year interest rate sensitivity gap ratio was 85%. The Bank's targeted ratio is 80% to 120% in this time horizon. This indicates that the interest-earning assets will reprice during this period at a rate slower than the interest-bearing liabilities. The Company's experience has been that not all liabilities shown as being subject to repricing will in fact reprice with changes in market rates. The Company has a base of core deposits consisting of interest bearing checking accounts and passbook savings accounts whose average balances and rates paid thereon will not fluctuate with changes in the levels of market interest rates.

-------------------------------------------------------------[LOGO APPEARS HERE]

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

EFFECTS OF INFLATION

First Citizens' consolidated financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles which require the measure of financial position and operational results in terms of historic dollars, without considering changes in the relative purchasing power of money over time due to inflation.
  Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services, since such prices are affected by inflation. The yield and maturity structure of the institution's assets and liabilities is critical to the maintenance of acceptable performance levels.

CAPABILITY OF THE BANKS' DATA PROCESSING SOFTWARE TO ACCOMMODATE THE YEAR 2000

Like many financial institutions, the Banks rely upon computers for the daily conduct of their business and for data processing generally. There is concern among industry experts that commencing on January 1, 2000, computers will be unable to "read" the new year and there may be widespread computer malfunctions. Management has assessed the electronic systems, programs, applications, and other electronic components used in the operations of the Banks and believes the hardware and software have been programmed to be able to accurately recognize the year 2000, and that significant additional costs will not be incurred in connection with the year 2000 issue, although there can be no assurances in this regard.

                          Consolidated Balance Sheets
[LOGO APPEARS HERE]-------------------------------------------------------------

FIRST CITIZENS CORPORATION AND SUBSIDIARIES
March 31, 1998 and 1997


ASSETS                                                                                                       1998
                                                                                                         ------------
Cash and due from banks...............................................................................   $ 13,057,128
Interest-bearing deposits in banks....................................................................     18,603,707
Federal funds sold....................................................................................     13,840,000
Securities available-for-sale.........................................................................     36,380,214
Securities held-to-maturity, at amortized cost, fair value $1,881,250
  and $4,105,789, respectively........................................................................      1,879,748
Loans held for sale...................................................................................      7,473,800
Loans receivable, net.................................................................................    256,310,581
Real estate held for development and sale.............................................................      2,320,521
Premises and equipment................................................................................      7,371,409
Goodwill and other intangibles........................................................................      7,009,308
Other assets..........................................................................................      3,565,672
                                                                                                         ------------
       TOTAL ASSETS...................................................................................   $367,812,088
                                                                                                         ------------
                                                                                                         ------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing demand..........................................................................   $ 43,194,962
  Interest-bearing demand.............................................................................     62,823,293
  Savings.............................................................................................     20,516,630
  Time, $100,000 and over.............................................................................     37,733,682
  Other time..........................................................................................    154,113,488
                                                                                                         ------------
       Total deposits.................................................................................    318,382,055
Federal Home Loan Bank advances.......................................................................      6,382,660
Other borrowings......................................................................................      3,219,705
Other liabilities.....................................................................................      3,067,797
                                                                                                         ------------
       Total liabilities..............................................................................    331,052,217
                                                                                                         ------------
Commitments and contingencies
Stockholders' equity
  Preferred stock, no par value, 8,000,000 shares authorized; none issued.............................             --
  Common stock, $1 par value, 8,000,000 shares authorized; 2,835,897 and 1,840,675 shares issued,
     respectively.....................................................................................      2,835,897
  Additional paid-in capital..........................................................................     12,914,173
  Retained earnings...................................................................................     21,287,420
  Unrealized gains on securities available-for-sale, net of tax.......................................        155,502
                                                                                                         ------------
                                                                                                           37,192,992
  Less cost of 41,028 and 24,200 shares acquired for the treasury, respectively.......................       (433,121)
                                                                                                         ------------
       Total stockholders' equity.....................................................................     36,759,871
                                                                                                         ------------
       TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.....................................................   $367,812,088
                                                                                                         ------------
                                                                                                         ------------

ASSETS                                                                                                      1997
                                                                                                        ------------
Cash and due from banks...............................................................................  $ 13,866,250
Interest-bearing deposits in banks....................................................................     1,671,525
Federal funds sold....................................................................................     7,820,000
Securities available-for-sale.........................................................................    31,809,959
Securities held-to-maturity, at amortized cost, fair value $1,881,250
  and $4,105,789, respectively........................................................................     4,149,557
Loans held for sale...................................................................................     7,958,671
Loans receivable, net.................................................................................   237,449,972
Real estate held for development and sale.............................................................     3,291,528
Premises and equipment................................................................................     7,044,199
Goodwill and other intangibles........................................................................     7,448,499
Other assets..........................................................................................     3,854,685
                                                                                                        ------------
       TOTAL ASSETS...................................................................................  $326,364,845
                                                                                                        ------------
                                                                                                        ------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing demand..........................................................................  $ 40,389,153
  Interest-bearing demand.............................................................................    57,557,937
  Savings.............................................................................................    21,156,414
  Time, $100,000 and over.............................................................................    26,792,537
  Other time..........................................................................................   123,902,996
                                                                                                        ------------
       Total deposits.................................................................................   269,799,037
Federal Home Loan Bank advances.......................................................................    17,767,344
Other borrowings......................................................................................        37,948
Other liabilities.....................................................................................     8,957,845
                                                                                                        ------------
       Total liabilities..............................................................................   296,562,174
                                                                                                        ------------
Commitments and contingencies
Stockholders' equity
  Preferred stock, no par value, 8,000,000 shares authorized; none issued.............................            --
  Common stock, $1 par value, 8,000,000 shares authorized; 2,835,897 and 1,840,675 shares issued,
     respectively.....................................................................................     1,840,675
  Additional paid-in capital..........................................................................    13,273,562
  Retained earnings...................................................................................    14,919,625
  Unrealized gains on securities available-for-sale, net of tax.......................................           459
                                                                                                        ------------
                                                                                                          30,034,321
  Less cost of 41,028 and 24,200 shares acquired for the treasury, respectively.......................      (231,650)
                                                                                                        ------------
       Total stockholders' equity.....................................................................    29,802,671
                                                                                                        ------------
       TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.....................................................  $326,364,845
                                                                                                        ------------
                                                                                                        ------------

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                       Consolidated Statements of Income
-------------------------------------------------------------[LOGO APPEARS HERE]

FIRST CITIZENS CORPORATION AND SUBSIDIARIES
Years ended March 31, 1998 and 1997

                                                                                                              1998
                                                                                                           -----------
Interest income:
  Loans.................................................................................................   $24,923,405
  Interest-bearing deposits in banks....................................................................       307,366
  Taxable securities....................................................................................     1,982,325
  Nontaxable securities.................................................................................       141,052
  Federal funds sold....................................................................................       551,829
                                                                                                           -----------
       Total interest income............................................................................    27,905,977
                                                                                                           -----------
Interest expense:
  Deposits..............................................................................................    11,898,718
  Other borrowings......................................................................................     1,076,504
                                                                                                           -----------
       Total interest expense...........................................................................    12,975,222
                                                                                                           -----------
       Net interest income..............................................................................    14,930,755
Provision for loan losses...............................................................................       235,000
                                                                                                           -----------
       Net interest income after provision for loan losses..............................................    14,695,755
                                                                                                           -----------
Other income:
  Loan servicing and other fees.........................................................................       291,271
  Deposit and other service charge income...............................................................     1,493,830
  Gain on sale of loans.................................................................................     1,012,326
  Gain on sale of real estate held for development and sale.............................................     3,368,743
  Net realized gains on sale of securities..............................................................         8,488
  Other operating income................................................................................       651,261
                                                                                                           -----------
       Total other income...............................................................................     6,825,919
                                                                                                           -----------
Other expenses:
  Salaries and benefits.................................................................................     5,316,318
  Occupancy and equipment expenses......................................................................     1,507,509
  Federal insurance premiums and assessments............................................................       110,771
  Data processing.......................................................................................       555,118
  Goodwill amortization.................................................................................       371,913
  Provision for other operating losses..................................................................            --
  Other operating expenses..............................................................................     2,737,840
                                                                                                           -----------
       Total other expenses.............................................................................    10,599,469
                                                                                                           -----------
       Income before income taxes.......................................................................    10,922,205
Income tax expense......................................................................................     3,707,334
                                                                                                           -----------
       Net income.......................................................................................   $ 7,214,871
                                                                                                           -----------
                                                                                                           -----------
Basic earnings per common share.........................................................................   $      2.62
                                                                                                           -----------
                                                                                                           -----------
Diluted earnings per common share.......................................................................   $      2.42
                                                                                                           -----------
                                                                                                           -----------

                                                                                                             1997
                                                                                                          -----------
Interest income:
  Loans.................................................................................................  $15,985,095
  Interest-bearing deposits in banks....................................................................      211,910
  Taxable securities....................................................................................    1,088,863
  Nontaxable securities.................................................................................       88,495
  Federal funds sold....................................................................................      157,271
                                                                                                          -----------
       Total interest income............................................................................   17,531,634
                                                                                                          -----------
Interest expense:
  Deposits..............................................................................................    7,442,806
  Other borrowings......................................................................................      692,404
                                                                                                          -----------
       Total interest expense...........................................................................    8,135,210
                                                                                                          -----------
       Net interest income..............................................................................    9,396,424
Provision for loan losses...............................................................................      185,000
                                                                                                          -----------
       Net interest income after provision for loan losses..............................................    9,211,424
                                                                                                          -----------
Other income:
  Loan servicing and other fees.........................................................................      453,628
  Deposit and other service charge income...............................................................      969,151
  Gain on sale of loans.................................................................................      810,110
  Gain on sale of real estate held for development and sale.............................................    1,069,036
  Net realized gains on sale of securities..............................................................           --
  Other operating income................................................................................      334,289
                                                                                                          -----------
       Total other income...............................................................................    3,636,214
                                                                                                          -----------
Other expenses:
  Salaries and benefits.................................................................................    3,272,574
  Occupancy and equipment expenses......................................................................    1,118,608
  Federal insurance premiums and assessments............................................................      999,651
  Data processing.......................................................................................      306,836
  Goodwill amortization.................................................................................      210,079
  Provision for other operating losses..................................................................      982,000
  Other operating expenses..............................................................................    1,721,495
                                                                                                          -----------
       Total other expenses.............................................................................    8,611,243
                                                                                                          -----------
       Income before income taxes.......................................................................    4,236,395
Income tax expense......................................................................................    1,584,709
                                                                                                          -----------
       Net income.......................................................................................  $ 2,651,686
                                                                                                          -----------
                                                                                                          -----------
Basic earnings per common share.........................................................................  $      1.15
                                                                                                          -----------
                                                                                                          -----------
Diluted earnings per common share.......................................................................  $      1.05
                                                                                                          -----------
                                                                                                          -----------

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                Consolidated Statements of Stockholders' Equity
[LOGO APPEARS HERE]-------------------------------------------------------------

FIRST CITIZENS CORPORATION AND SUBSIDIARIES
Years ended March 31, 1998 and 1997

                                                                                          Unrealized
                                                                                        Gains (Losses)
                                                                                        on Securities
                              Common Stock          Additional                            Available          Treasury Stock
                        ------------------------      Paid-In          Retained           for-Sale,       --------------------
                          Shares      Par Value       Capital          Earnings           Net of Tax      Shares       Cost
                        ----------    ----------    -----------    -----------------    --------------    -------    ---------
Balance at March 31,
  1996...............    1,458,307    $1,458,307    $ 5,853,830       $12,954,052          $   (192)           --    $      --
Net income...........           --            --             --         2,651,686                --            --           --
Shares issued in
  acquisitions.......      358,763       358,763      7,165,759                --                --            --           --
Exercise of stock
  options............       23,605        23,605        253,973                --                --            --           --
Purchase of treasury
  stock..............           --            --             --                --                --        11,300     (231,650)
Net change in
  unrealized gains
  (losses) on
  securities
  available-for-sale,
  net of tax.........           --            --             --                --               651            --           --
Dividends declared,
  $.29 per share.....           --            --             --          (686,113)               --            --           --
                        ----------    ----------    -----------    -----------------    --------------    -------    ---------
Balance at March 31,
  1997...............    1,840,675     1,840,675     13,273,562        14,919,625               459        11,300     (231,650)
Net income...........           --            --             --         7,214,871                --            --           --
3 for 2 stock
  split..............      927,591       927,591       (927,591)               --                --        12,900           --
Exercise of stock
  options............       67,631        67,631        568,202                --                --            --           --
Purchase of treasury
  stock..............           --            --             --                --                --        16,828     (201,471)
Net change in
  unrealized gains
  (losses) on
  securities
  available-for-sale,
  net of tax.........           --            --             --                --           155,043            --           --
Dividends declared,
  $.31 per share.....           --            --             --          (847,076)               --            --           --
                        ----------    ----------    -----------    -----------------    --------------    -------    ---------
Balance at March 31,
  1998...............    2,835,897    $2,835,897    $12,914,173       $21,287,420          $155,502        41,028    $(433,121)
                        ----------    ----------    -----------    -----------------    --------------    -------    ---------
                        ----------    ----------    -----------    -----------------    --------------    -------    ---------


                           Total
                       Stockholders'
                          Equity
                       -------------
Balance at March 31,
  1996...............   $20,265,997
Net income...........     2,651,686
Shares issued in
  acquisitions.......     7,524,522
Exercise of stock
  options............       277,578
Purchase of treasury
  stock..............      (231,650)
Net change in
  unrealized gains
  (losses) on
  securities
  available-for-sale,
  net of tax.........           651
Dividends declared,
  $.29 per share.....      (686,113)
                       -------------
Balance at March 31,
  1997...............    29,802,671
Net income...........     7,214,871
3 for 2 stock
  split..............            --
Exercise of stock
  options............       635,833
Purchase of treasury
  stock..............      (201,471)
Net change in
  unrealized gains
  (losses) on
  securities
  available-for-sale,
  net of tax.........       155,043
Dividends declared,
  $.31 per share.....      (847,076)
                       -------------
Balance at March 31,
  1998...............   $36,759,871
                       -------------
                       -------------

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                     Consolidated Statements of Cash Flows
-------------------------------------------------------------[LOGO APPEARS HERE]

FIRST CITIZENS CORPORATION AND SUBSIDIARIES
Years ended March 31, 1998 and 1997

                                                                                                               1998
                                                                                                           -------------
Operating Activities
  Net income............................................................................................   $   7,214,871
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation........................................................................................         610,361
    Amortization of goodwill and intangibles............................................................         439,191
    Amortization of purchase adjustments................................................................        (270,138)
    Net realized gains on sale of securities............................................................          (8,488)
    Provision for loan losses...........................................................................         235,000
    Provision for losses on real estate held for development............................................          25,000
    Deferred income taxes (benefits)....................................................................         174,090
    (Increase) decrease in loans held for sale..........................................................         484,871
    Net gain on sale of real estate held for development................................................      (3,368,743)
    Net gain on sale of other real estate owned.........................................................          (3,667)
    (Increase) decrease in interest receivable..........................................................        (206,166)
    Increase (decrease) in interest payable.............................................................         177,924
    Increase (decrease) in taxes payable................................................................         457,889
    Other operating activities..........................................................................      (1,522,906)
                                                                                                           -------------
      Net cash provided by operating activities.........................................................       4,439,089
                                                                                                           -------------
Investing Activities
  Purchases of securities available-for-sale............................................................     (29,480,346)
  Proceeds from maturities of securities available-for-sale.............................................      13,725,839
  Proceeds from sales of securities available-for-sale..................................................      11,710,465
  Proceeds from maturities of securities held-to-maturity...............................................       2,269,809
  Net increase in interest-bearing deposits in banks....................................................     (16,932,181)
  Net (increase) decrease in Federal funds sold.........................................................      (6,020,000)
  Net increase in loans.................................................................................     (19,616,427)
  Proceeds from sales of real estate held for development...............................................       4,314,750
  Proceeds from sales of other real estate owned........................................................         770,642
  Purchase of intangibles...............................................................................              --
  Net cash acquired in business combination.............................................................              --
  Acquisition of subsidiary.............................................................................              --
  Reduction of payable to stockholders of acquired subsidiary...........................................      (5,112,287)
  Purchase of premises and equipment....................................................................        (958,617)
  Proceeds from sales of premises and equipment.........................................................           1,386
                                                                                                           -------------
      Net cash used in investing activities.............................................................     (45,326,967)
                                                                                                           -------------
Financing Activities
  Net increase in deposits..............................................................................      48,647,645
  Advances on other borrowings..........................................................................       4,000,000
  Repayment of other borrowings.........................................................................        (818,243)
  Net decrease in advances from the Federal Home Loan Bank advances.....................................     (11,384,684)
  Dividends paid........................................................................................        (800,324)
  Purchase of treasury stock............................................................................        (201,471)
  Proceeds from issuance of common stock................................................................         635,833
                                                                                                           -------------
      Net cash provided by financing activities.........................................................      40,078,756
                                                                                                           -------------
      Net increase (decrease) in cash and due from banks................................................        (809,122)
Cash and due from banks at beginning of year............................................................      13,866,250
                                                                                                           -------------
Cash and due from banks at end of year..................................................................   $  13,057,128
                                                                                                           -------------
                                                                                                           -------------
Supplemental Disclosures
  Cash paid for:
    Interest............................................................................................   $  12,797,298
                                                                                                           -------------
                                                                                                           -------------
    Income taxes........................................................................................   $   2,853,163
                                                                                                           -------------
                                                                                                           -------------
Business Combination
  Net cash acquired.....................................................................................   $          --
  Federal funds sold....................................................................................              --
  Securities available-for-sale.........................................................................              --
  Loans receivable......................................................................................              --
  Premises and equipment................................................................................              --
  Goodwill..............................................................................................              --
  Other assets..........................................................................................              --
  Deposits..............................................................................................              --
  Advances from Federal Home Loan Bank..................................................................              --
  Other liabilities.....................................................................................              --
                                                                                                           -------------
    Net assets acquired.................................................................................   $          --
                                                                                                           -------------
                                                                                                           -------------
Supplemental Disclosures of Noncash Investing Activities
  Sales of real estate financed by loans from the Company...............................................   $          --
  Principal balances of loans transferred to other real estate..........................................   $     467,259
  Unrealized gains on securities available-for-sale.....................................................   $    (238,996)
  Common stock issued in connection with acquisitions of subsidiaries...................................   $          --
  Merger consideration payable to stockholders of acquired subsidiary...................................   $          --

                                                                                                              1997
                                                                                                          ------------
Operating Activities
  Net income............................................................................................  $  2,651,686
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation........................................................................................       431,370
    Amortization of goodwill and intangibles............................................................       282,789
    Amortization of purchase adjustments................................................................       (99,946)
    Net realized gains on sale of securities............................................................            --
    Provision for loan losses...........................................................................       185,000
    Provision for losses on real estate held for development............................................            --
    Deferred income taxes (benefits)....................................................................      (583,239)
    (Increase) decrease in loans held for sale..........................................................       (79,793)
    Net gain on sale of real estate held for development................................................    (1,405,951)
    Net gain on sale of other real estate owned.........................................................      (165,162)
    (Increase) decrease in interest receivable..........................................................      (134,892)
    Increase (decrease) in interest payable.............................................................       (20,810)
    Increase (decrease) in taxes payable................................................................       (52,685)
    Other operating activities..........................................................................     1,675,451
                                                                                                          ------------
      Net cash provided by operating activities.........................................................     2,683,818
                                                                                                          ------------
Investing Activities
  Purchases of securities available-for-sale............................................................    (1,992,068)
  Proceeds from maturities of securities available-for-sale.............................................    26,319,356
  Proceeds from sales of securities available-for-sale..................................................            --
  Proceeds from maturities of securities held-to-maturity...............................................     4,982,995
  Net increase in interest-bearing deposits in banks....................................................    (1,147,153)
  Net (increase) decrease in Federal funds sold.........................................................       690,000
  Net increase in loans.................................................................................   (23,313,078)
  Proceeds from sales of real estate held for development...............................................     1,349,495
  Proceeds from sales of other real estate owned........................................................       841,579
  Purchase of intangibles...............................................................................       (51,268)
  Net cash acquired in business combination.............................................................     5,631,880
  Acquisition of subsidiary.............................................................................   (13,716,878)
  Reduction of payable to stockholders of acquired subsidiary...........................................            --
  Purchase of premises and equipment....................................................................      (187,037)
  Proceeds from sales of premises and equipment.........................................................        89,338
                                                                                                          ------------
      Net cash used in investing activities.............................................................      (502,839)
                                                                                                          ------------
Financing Activities
  Net increase in deposits..............................................................................    15,618,437
  Advances on other borrowings..........................................................................            --
  Repayment of other borrowings.........................................................................       (16,891)
  Net decrease in advances from the Federal Home Loan Bank advances.....................................   (12,521,455)
  Dividends paid........................................................................................      (655,650)
  Purchase of treasury stock............................................................................      (231,650)
  Proceeds from issuance of common stock................................................................       277,578
                                                                                                          ------------
      Net cash provided by financing activities.........................................................     2,470,369
                                                                                                          ------------
      Net increase (decrease) in cash and due from banks................................................     4,651,348
Cash and due from banks at beginning of year............................................................     9,214,902
                                                                                                          ------------
Cash and due from banks at end of year..................................................................  $ 13,866,250
                                                                                                          ------------
                                                                                                          ------------
Supplemental Disclosures
  Cash paid for:
    Interest............................................................................................  $  8,156,020
                                                                                                          ------------
                                                                                                          ------------
    Income taxes........................................................................................  $  2,220,633
                                                                                                          ------------
                                                                                                          ------------
Business Combination
  Net cash acquired.....................................................................................  $  5,631,880
  Federal funds sold....................................................................................     8,510,000
  Securities available-for-sale.........................................................................    31,866,018
  Loans receivable......................................................................................    91,435,309
  Premises and equipment................................................................................     4,636,520
  Goodwill..............................................................................................     7,477,005
  Other assets..........................................................................................     1,898,322
  Deposits..............................................................................................  (123,602,741)
  Advances from Federal Home Loan Bank..................................................................      (855,533)
  Other liabilities.....................................................................................      (643,093)
                                                                                                          ------------
    Net assets acquired.................................................................................  $ 26,353,687
                                                                                                          ------------
                                                                                                          ------------
Supplemental Disclosures of Noncash Investing Activities
  Sales of real estate financed by loans from the Company...............................................  $    504,500
  Principal balances of loans transferred to other real estate..........................................  $    734,749
  Unrealized gains on securities available-for-sale.....................................................  $     (2,145)
  Common stock issued in connection with acquisitions of subsidiaries...................................  $  7,524,522
  Merger consideration payable to stockholders of acquired subsidiary...................................  $  5,112,287

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                   Notes to Consolidated Financial Statements
[LOGO APPEARS HERE]-------------------------------------------------------------

FIRST CITIZENS CORPORATION AND SUBSIDIARIES

Note 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF BUSINESS

First Citizens Corporation (the "Company") is a bank and thrift holding company whose business is conducted by its wholly-owned subsidiaries, First Citizens Bank (the "Thrift") located in Newnan, Georgia, First Citizens Bank of Fayette County (a "Bank") located in Fayetteville, Georgia and First Citizens Bank of Clayton County (a "Bank") located in Riverdale, Georgia. The Thrift and Banks are collectively referred to as subsidiaries.
  First Citizens Bank is a Federally chartered thrift with operations in Newnan, Georgia. The Thrift provides a full range of banking services to individual and corporate customers in its primary market area of Coweta, Fayette and Troup County.
  Citizens Mortgage Group, Inc. is a wholly-owned subsidiary of First Citizens Bank. Newnan Financial Services, Inc. is also a wholly-owned service corporation of First Citizens Bank and provides real estate appraisal services. Jefferson Ventures, Inc. is a wholly-owned subsidiary of Newnan Financial Services, Inc. and is involved primarily in the holding and sale of undeveloped real estate in its primary market area of Coweta County.
  First Citizens Bank of Fayette County and First Citizens Bank of Clayton County are commercial banks which were acquired by the Company during fiscal year 1997 in business combinations accounted for as purchases. The Banks provide a full range of banking services to individual and corporate customers in their primary market areas of Fayette, Clayton, and Henry Counties and the south metropolitan Atlanta area.

    BASIS OF PRESENTATION

The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany transactions and accounts are eliminated in consolidation.
  The accounting and reporting policies of the Company conform to generally accepted accounting principles and general practices within the financial services industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts and disclosures of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates.

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

    LOANS HELD FOR SALE

Loans held for sale consist primarily of mortgage loans which are carried at the lower of aggregate cost or fair value. The determination of fair value includes consideration of outstanding commitments from investors, related origination fees and costs and commitment fees paid. Gains and losses are recognized at settlement dates and are determined by the difference between the selling price and the carrying value of the loans sold. The Company sells primarily its fixed rate mortgage loan originations, on a servicing released basis. The Company's practice is to originate mortgage loans subject to existing purchase commitments from third party investors.

    LOANS

Loans are carried at their principal amounts outstanding less unearned income, net deferred loan fees and costs and the allowance for loan losses. Interest income on loans is credited to income based on the principal amount outstanding.
  Loan origination fees and certain direct costs incurred in originating most loans are deferred and recognized as income over the life of the loan. Fees and costs incurred in origination of all other loans are recognized at the time the loan is recorded. The results of operations are not materially different than the results which would be obtained by accounting for all loan fees and costs in accordance with generally accepted accounting principles.
  The allowance for loan losses is maintained at a level that management believes to be adequate to absorb potential losses in the loan portfolio. Management's determination of

-------------------------------------------------------------[LOGO APPEARS HERE]

the adequacy of the allowance is based on an evaluation of the portfolio, past loan loss experience, current economic conditions, volume, growth, composition of the loan portfolio, and other risks inherent in the portfolio. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses, and may require the Company to record additions to the allowance based on their judgment about information available to them at the time of their examinations.
  The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When accrual of interest is discontinued, all unpaid accrued interest is reversed against current income. Interest income is subsequently recognized only to the extent cash payments are received.
  A loan is impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the terms of the loan agreement. Individually identified impaired loans are measured based on the present value of payments expected to be received, using the contractual loan rate as the discount rate. Alternatively, measurement may be based on observable market prices or, for loans that are solely dependent on the collateral for repayment, measurement may be based on the fair value of the collateral. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. Changes to the valuation allowance are recorded as a component of the provision for loan losses.
  The Company considers the following type loans to be impaired:
       (1) all nonaccrual loans,
       (2) loans that have been restructured in a troubled debt restructuring provided that the restructured loan agreement specifies an interest rate that is less than the Company would be willing to accept at the time of the restructuring for a new loan with comparable risk or the loan becomes impaired based on the terms specified by the restructured loan agreement, and
       (3) any other loan in which management does not expect to collect all contractual principal and interest payments in accordance with the terms of the loan agreement.
  The Company has not identified large groups of smaller-balance homogeneous loans which are collectively evaluated for impairment. Any loan that meets the characteristics as described above are considered to be impaired regardless of loan type or balance.

    PREMISES AND EQUIPMENT

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets.

    OTHER REAL ESTATE OWNED

Other real estate owned represents properties acquired through foreclosure. Other real estate owned is held for sale and is carried at the lower of the recorded amount of the loan or fair value of the properties less estimated selling costs. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Subsequent gains or losses on sale and any subsequent writedown to the value are recorded as other expenses.

    REAL ESTATE HELD FOR DEVELOPMENT AND SALE

Real estate held for development and sale are carried at the lower of cost or net realizable value. Carrying costs associated with the properties under development are capitalized as part of the construction costs during the construction period.
  Sales of real estate are recognized upon closing. The recognition of gains and losses is dependent upon and determined by the terms and conditions of the sale and whether the Company has provided financing to facilitate such sales. If the transaction does not meet the initial investment requirements of Statement of Financial Accounting Standards (SFAS) No. 66, "Accounting for Sales of Real Estate", income recognition is deferred until such requirements are met. Gains recognized or deferred are based on the proceeds from sale, less selling costs and the carrying value of the real estate, including carrying costs. Any losses are recognized at time of sale.

    GOODWILL AND OTHER INTANGIBLES

Goodwill and other intangibles consist of goodwill and deposit base premiums related to branch acquisitions in 1988 and the acquisitions of First Citizens Bank of Fayette County and First Citizens Bank of Clayton County in 1997. Goodwill is being amortized by the straight-line method over 15 to 20 years. Deposit base premiums are being amortized over 10 years.

    INCOME TAXES

Income tax expense consists of current and deferred taxes. Current income tax provisions approximate taxes to be paid or refunded for the applicable year. Deferred tax assets and liabilities are recognized for the temporary differences between the bases of assets and liabilities as measured by

[LOGO APPEARS HERE]-------------------------------------------------------------

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

    EARNINGS PER COMMON SHARE

Basic earnings per common share are computed by dividing net income by the weighted-average number of shares of common stock outstanding. Diluted earnings per share are computed by dividing net income by the sum of the weighted-average number of shares of common stock outstanding and potential common shares. Potential common shares consist of stock options.

    RECENT DEVELOPMENTS

The Financial Accounting Standards Board (FASB) has issued, and the Company has adopted, SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". SFAS No. 125 was amended by SFAS No. 127, which defers the effective date of certain provisions of SFAS No. 125 until January 1, 1998. This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. The adoption of this statement did not have a material effect on the Company's financial statements.
  The FASB has issued, and the Company has adopted, SFAS No. 128, "Earnings Per Share". SFAS No. 128 supersedes Accounting Principles Board Opinion No. 15 "Earnings Per Share" and specifies the computation, presentation, and disclosure requirements for earnings per share (EPS) for entities with publicly held common stock or potential issuable common stock. SFAS No. 128 replaces the presentation of primary EPS with a presentation of basic EPS and fully diluted EPS with diluted EPS. It also requires dual presentation of basic and diluted EPS on the face of the statement of income for all entities with complex capital structures and requires a reconciliation of the numerator and denominator for the basic EPS computation to the numerator and denominator of the diluted EPS computation. SFAS No. 128 is effective for financial statements for both interim and annual periods ending after December 15, 1997. The adoption of this statement did not have a material effect on the Company's financial statements.
  The FASB has issued SFAS No. 130, "Reporting Comprehensive Income". This statement establishes standards for reporting and display of comprehensive income and its components in the financial statements. SFAS No. 130 requires all items that are required to be recognized under accounting standards as components of comprehensive income to be reported in a financial statement that is displayed in equal prominence with the other financial statements. The term "comprehensive income" is used in the SFAS to describe the total of all components of comprehensive income including net income. "Other comprehensive income" refers to revenues, expenses, gains and losses that are included in comprehensive income but excluded from earnings under current accounting standards. Currently, "other comprehensive income" for the Company consists of items previously recorded directly in equity under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities". SFAS No. 130 is effective for periods beginning after December 15, 1997.

-------------------------------------------------------------[LOGO APPEARS HERE]

Note 2. SECURITIES

The amortized cost and fair value of securities are summarized as follows:

                                         GROSS       GROSS
                                       UNREALIZED  UNREALIZED     FAIR
                      AMORTIZED COST     GAINS       LOSSES       VALUE
                     ----------------  ----------  ----------  -----------
SECURITIES
 AVAILABLE-FOR-SALE
MARCH 31, 1998:
 U. S. GOVERNMENT
   AND AGENCY
   SECURITIES.......   $ 27,490,368     $148,527    $(32,475)  $27,606,420
 STATE AND MUNICIPAL
   SECURITIES.......      2,730,648      110,408         (42)    2,841,014
 MORTGAGE-BACKED
   SECURITIES.......      4,496,557       21,740      (7,326)    4,510,971
 EQUITY
   SECURITIES.......      1,421,809           --          --     1,421,809
                     ----------------  ----------  ----------  -----------
                       $ 36,139,382     $280,675    $(39,843)  $ 6,380,214
                     ----------------  ----------  ----------  -----------
                     ----------------  ----------  ----------  -----------
Securities
 Available-for- Sale
 March 31, 1997:
 U. S. Government and
   agency
   securities.........   $ 21,668,620     $ 28,490    $(30,625)  $21,666,485
 State and municipal
   securities.........      2,734,848           --      (7,808)    2,727,040
 Mortgage-backed
   securities.........      6,037,145       11,779          --     6,048,924
 Equity securities....      1,367,510           --          --     1,367,510
                       ----------------  ----------  ----------  -----------
                         $ 31,808,123     $ 40,269    $(38,433)  $31,809,959
                       ----------------  ----------  ----------  -----------
                       ----------------  ----------  ----------  -----------
SECURITIES HELD-TO-
 MATURITY
 MARCH 31, 1998:
   MORTGAGE-BACKED
   SECURITIES.......   $  1,879,748     $  4,464    $ (2,962)  $ 1,881,250
                     ----------------  ----------  ----------  -----------
                     ----------------  ----------  ----------  -----------
 March 31, 1997:
   Mortgage-backed
   securities.......   $  4,149,557     $    472    $(44,240)  $ 4,105,789

  The amortized cost and fair value of securities as of March 31, 1998 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or prepaid with or without penalty. Therefore, these securities and equity securities are not included in the maturity categories in the following summary.

                           SECURITIES AVAILABLE-       SECURITIES HELD-
                                  FOR-SALE               TO-MATURITY
                          ------------------------  ----------------------
                           AMORTIZED      FAIR      AMORTIZED      FAIR
                             COST         VALUE        COST       VALUE
                          -----------  -----------  ----------  ----------
Due in one year or
 less.................... $11,825,620  $11,833,201  $       --  $       --
Due from one to five
 years...................  10,751,654   10,822,030          --          --
Due from five to ten
 years...................   7,129,910    7,243,233          --          --
Due after ten years......     513,832      548,970          --          --
Mortgage-backed
 securities..............   4,496,557    4,510,971   1,879,748   1,881,250
Equity securities........   1,421,809    1,421,809          --          --
                          -----------  -----------  ----------  ----------
                          $36,139,382  $36,380,214  $1,879,748  $1,881,250
                          -----------  -----------  ----------  ----------
                          -----------  -----------  ----------  ----------

  Securities with a carrying value of $4,163,027 and $10,406,000 at March 31, 1998 and 1997, respectively, were pledged to secure public deposits and for other purposes.
  Gains and losses on sales of securities available-for-sale consist of the following:

                                               March 31,
                                      ----------------------------
                                          1998            1997
                                      ------------    ------------
Gross gains........................   $      8,802    $         --
Gross losses.......................           (314)             --
                                      ------------    ------------
Net realized gains.................   $      8,488    $         --
                                      ------------    ------------
                                      ------------    ------------

Note 3. LOANS AND ALLOWANCE FOR LOAN LOSSES

The composition of loans is summarized as follows:

                                               March 31,
                                      ----------------------------
                                          1998            1997
                                      ------------    ------------
Commercial.........................   $ 43,361,665    $ 25,655,000
Real estate -- construction........     80,203,250      60,010,000
Real estate -- mortgage............    116,251,074     145,103,000
Consumer and other.................     21,340,819      11,455,655
                                      ------------    ------------
                                       261,156,808     242,223,655
Less:
  Unearned income and fees.........        994,535       1,034,461
  Allowance for loan losses........      3,851,692       3,739,222
                                      ------------    ------------
                                      $256,310,581    $237,449,972
                                      ------------    ------------
                                      ------------    ------------

  Changes in the allowance for loan losses for the years ended March 31 were as follows:

                                          1998            1997
                                      ------------    ------------
BALANCE, BEGINNING OF YEAR.........   $  3,739,222    $  1,371,416
  Allowance acquired in
    acquisitions...................             --       2,325,393
  Provision for loan losses........        235,000         185,000
  Loans charged off................       (410,279)       (147,693)
  Recoveries of loans previously
    charged off....................        287,749           5,106
                                      ------------    ------------
BALANCE, END OF YEAR...............   $  3,851,692    $  3,739,222
                                      ------------    ------------
                                      ------------    ------------

  The total recorded investment in impaired loans was $2,331,766 and $3,393,631 at March 31, 1998 and 1997, respectively. Included in these loans were $2,165,439 and $1,201,917 that had related allowances for loan losses of $530,179 and $669,175 at March 31, 1998 and 1997, respectively. The average recorded investment in impaired loans for the year ended March 31, 1998 and 1997 was $2,931,116 and $3,429,154, respectively. Interest income on impaired loans of $115,634 and $136,310 was recognized for cash payments received for the years ended March 31, 1998 and 1997, respectively.

[LOGO APPEARS HERE]-------------------------------------------------------------
  The Company has granted loans to certain directors, executive officers and related entities of the Company and the subsidiaries. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan involved. Changes in related party loans for the year ended March 31, 1998 are as follows:

BALANCE, BEGINNING OF YEAR.......................   $  6,518,076
  Advances.......................................      3,765,516
  Repayments.....................................     (4,200,462)
  Transactions due to changes in related
    parties......................................         18,291
                                                    ------------
BALANCE, END OF YEAR.............................   $  6,101,421
                                                    ------------
                                                    ------------

  As of March 31, 1998 and 1997, the Company was servicing loans for others with approximate balances of $102,489,000 and $117,913,000, respectively.

Note 4. PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

                                                 March 31,
                                         -------------------------
                                            1998           1997
                                         -----------    ----------
Land..................................   $ 2,042,999    $2,042,999
Buildings and improvements............     6,551,049     6,398,310
Furniture, fixtures and equipment.....     5,219,304     4,968,212
Computer equipment....................     1,116,379       591,738
                                         -----------    ----------
                                          14,929,731    14,001,259
Less accumulated depreciation.........     7,558,322     6,957,060
                                         -----------    ----------
                                         $ 7,371,409    $7,044,199
                                         -----------    ----------
                                         -----------    ----------

Note 5. DEPOSIT ACCOUNTS

A summary of time deposits by maturity as of March 31, 1998 is as follows:

1999.............................................   $169,664,887
2000.............................................     10,468,184
2001.............................................      8,847,778
2002.............................................      1,083,342
2003.............................................      1,782,979
                                                    ------------
                                                    $191,847,170
                                                    ------------
                                                    ------------

Note 6. FEDERAL HOME LOAN BANK ADVANCES

                                                March 31,
                                        --------------------------
                                           1998           1997
                                        -----------    -----------
Federal Home Loan Bank advances......   $ 6,382,660    $17,767,344
                                        -----------    -----------
                                        -----------    -----------

  Federal Home Loan Bank advances totaled $6,382,660 at March 31, 1998. The advances have maturity dates ranging from April 12, 1999 through April 12, 2004. Interest is payable monthly at rates ranging from 5.41% to 7.80%. Advances are collateralized by blanket floating liens on qualifying first mortgages and pledges of certain securities and the Company's Federal Home Loan Bank stock.
  Aggregate maturities of Federal Home Loan Bank advances at March 31, 1998 are as follows:

1999...............................................   $1,325,258
2000...............................................    1,288,591
2001...............................................    1,285,258
2002...............................................      750,344
2003...............................................      648,649
Thereafter.........................................    1,084,560
                                                      ----------
Total..............................................   $6,382,660
                                                      ----------
                                                      ----------

Note 7. OTHER BORROWINGS

Other borrowings consist of the following:

                                                   March 31,
                                             ---------------------
                                                1998        1997
                                             ----------    -------
8% purchase money promissory note payable
  by the Thrift in annual instalments of
  $21,279, including interest beginning
  April 21, 1991 through April 21, 1998,
  secured by certain real estate held for
  development and sale....................   $   19,705    $37,948
Term note payable by the Company, due in
  ten semi-annual instalments of $400,000
  with interest due quarterly, at prime
  less seventy-five basis points (7.75% at
  March 31, 1998), collateralized by
  200,000 shares of common stock of First
  Citizens Bank of Clayton County and
  300,000 shares of common stock of the
  Thrift, matures March 31, 2002..........    3,200,000         --
                                             ----------    -------
                                             $3,219,705    $37,948
                                             ----------    -------
                                             ----------    -------

  Aggregate maturities of other borrowings at March 31, 1998 are as follows:

Due in one year or less............................   $  819,705
Due after one year.................................    2,400,000
                                                      ----------
                                                      $3,219,705
                                                      ----------
                                                      ----------

Note 8. RETIREMENT PLANS AND EMPLOYEE BENEFITS

EMPLOYEE BENEFIT PLANS

    401(K) PLAN

The Company has a 401(k) plan which permits eligible employees to make discretionary contributions to the plan of up to 15 percent of total compensation. The Company matches the employee's contributions 100 percent up to 4 percent, not to exceed $2,750 per year, of the employee's base annual salary. The Company recognized $75,023 and $49,211 in expense related to its obligation under the plan for the years ended March 31, 1998 and 1997, respectively. In addition, upon approval of the Board of Directors, the Company may make an annual discretionary profit-sharing

-------------------------------------------------------------[LOGO APPEARS HERE]

contribution to all eligible plan participants. There was no such discretionary contribution made by the Company for the years ended March 31, 1998 and 1997.

    INCENTIVE COMPENSATION PLAN

In addition, the Company has an Incentive Compensation Plan for all employees that provides for annual cash awards based on certain achievement standards and earnings performance. The awards are based on earnings performance in relation to earnings goals as proposed by executive officers and ratified by the Board of Directors. The Company's expense under this plan, classified as compensation, was $319,523 and $208,010 for 1998 and 1997, respectively.

    STOCK OPTION PLANS

The Company has a Stock Option and Incentive Plan which provided that stock options may be awarded to officers and key employees with an exercise price representing the fair market value of the common stock at date of grant. All options granted are exercisable at March 31, 1998. The plan expired in 1996 and no additional options may be granted. Other pertinent information relating to the options is summarized as follows:

                                             March 31,
                             -----------------------------------------
                                    1998                  1997
                             -------------------   -------------------
                                       WEIGHTED-             Weighted-
                                        AVERAGE               Average
                                       EXERCISE              Exercise
                             NUMBER      PRICE     Number      Price
                             -------   ---------   -------   ---------
Under option,
  beginning of year........  133,880    $  6.78    149,570    $  6.62
  Granted..................       --         --         --         --
  Exercised................  (35,145)      3.86    (15,690)      5.33
  Expired..................       --         --         --         --
                             -------               -------
Under option and
  exercisable, end of
  year.....................   98,735       7.12    133,880       6.78
                             -------               -------
                             -------               -------

                                                              WEIGHTED-
                                                 WEIGHTED-     AVERAGE
                                                  AVERAGE     REMAINING
                                   PRICE         EXERCISE    CONTRACTUAL
                     NUMBER        RANGE           PRICE        LIFE
                     ------   ----------------   ---------   -----------
Options outstanding
  and exercisable,
  end of year......  17,457   $           2.65    $  2.65        3.90
                     45,278       5.67 -- 6.82       5.82        5.33
                     36,000              10.92      10.92        7.75
                     ------
                     98,735
                     ------
                     ------

    DIRECTORS' BENEFIT PLAN

The stockholders of the Company approved a Directors' Nonincentive Stock Option Plan (the "Directors' Plan") which provided that a maximum of 300,000 shares would be reserved for future issuance by the Company to be granted to directors of the Company as an alternative to the payment of directors' retainer fees.
  Pursuant to the Directors' Plan, Directors may elect to receive options in lieu of cash, with the number of options granted equal to the amount of cash compensation the Director would have received divided by $2.00. The option exercise price for each option granted shall be the fair market value of shares of the Company's stock on the date the option is granted less the $2.00 per share amount described above. The compensation expense relating to these options was $ -- and $36,150 for the years ended March 31, 1998 and 1997, respectively.
  Information related to the Directors' Plan is summarized as follows:

                                             March 31,
                             -----------------------------------------
                                    1998                  1997
                             -------------------   -------------------
                                       WEIGHTED-             Weighted-
                                        AVERAGE               Average
                                       EXERCISE              Exercise
                             NUMBER      PRICE     Number      Price
                             -------   ---------   -------   ---------
Under option, beginning of
  year.....................  254,025    $  6.89    244,005    $  6.13
  Granted..................       --         --     29,738      11.57
  Exercised................  (39,817)      4.39    (19,718)      4.58
                             -------               -------
Under option and
  exercisable, end of
  year.....................  214,208       7.36    254,025       6.89
                             -------               -------
                             -------               -------

                                                               WEIGHTED-
                                                  WEIGHTED-     AVERAGE
                                                   AVERAGE     REMAINING
                                    PRICE         EXERCISE    CONTRACTUAL
                    NUMBER          RANGE           PRICE        LIFE
                    -------   -----------------   ---------   -----------
Options
  outstanding and
  exercisable, end
  of year.........    6,683   $    2.20 -- 3.30    $  2.56        4.50
                     44,809        3.87 -- 5.81       4.63        5.50
                     95,175        5.83 -- 8.75       6.74        7.00
                     67,541       9.33 -- 13.77      10.50        8.00
                    -------
                    214,208
                    -------
                    -------

  As of March 31, 1997, no additional options may be granted pursuant to the plan.
  As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation", the Company recognizes compensation cost for stock-based employee compensation awards in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees". The Company recognized $36,150 in compensation cost for stock-based employee compensation awards for the years ended March 31, 1997. If the Company had recognized compensation costs in accordance with SFAS No. 123, net income and net income per share would have been reduced as follows:

[LOGO APPEARS HERE]-------------------------------------------------------------

                                              March 31, 1997
                                         ------------------------
                                            NET        NET INCOME
                                           INCOME      PER SHARE
                                         ----------    ----------
As reported...........................   $2,651,686      $ 1.05
Stock-based adjustment, net of related
  tax effect..........................      (38,302)     (0.01)
                                         ----------    ----------
As adjusted...........................   $2,613,384      $ 1.04
                                         ----------    ----------
                                         ----------    ----------

  The per share weighted-average fair value of stock options granted during fiscal year 1997 was $3.79, using the Black Scholes option pricing model.
  The fair value of the options granted during the year ended March 31, 1997 was based upon the following assumptions:

                                                          1997
                                                    ----------------
Risk-free interest rate...........................             6.45%
Expected life of the options......................    .75 -- 9 Years
Expected dividends (as a percent of the fair value
  of the stock)...................................             1.81%
Volatility........................................            17.60%

    EMPLOYEE STOCK PURCHASE PLAN

On June 24, 1997, the Company adopted an employee stock purchase plan (the "Plan") to provide substantially all employees an opportunity to purchase shares of its common stock through payroll deductions. Each participant may elect to contribute at least 1% and up to 10% of their compensation, including bonuses. On the first day of each calendar year (the "grant date"), a participant is granted a right to purchase a fixed maximum number of whole shares of the Company's common stock for that calendar year. The maximum number is determined by dividing $25,000 by the fair market value of a share of common stock as of the date the right is granted. On the third business day following a payroll period (the "exercise date"), accumulated payroll deductions are used to purchase shares of the Company's common stock at 90% of its fair market value as of the first day or the last day of the payroll period, whichever is lower.
  A total of 37,500 shares were originally available to be sold to participants under the Plan, subject to adjustment upon changes in capitalization of the Company. During the fiscal year ended March 31, 1998, 1,576.50 shares were purchased on the open market for participants. The average purchase price per share was $29.98. The purchase price discount charged to operations totaled $7,835 for the year ended March 31, 1998.

Note 9. INCOME TAXES

Income tax expense consists of the following:

                                                  Year Ended
                                                   March 31,
                                            -----------------------
                                               1998         1997
                                            ----------   ----------
Current...................................  $3,757,773   $2,167,948
Change in valuation allowance.............    (250,101)          --
Deferred..................................     199,662     (583,239)
                                            ----------   ----------
  Income tax expense......................  $3,707,334   $1,584,709
                                            ----------   ----------
                                            ----------   ----------

  The Company's income tax expense differs from the amounts computed by applying the Federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

                                       Year Ended March 31,
                            -------------------------------------------
                                    1998                   1997
                            --------------------   --------------------
                              AMOUNT     PERCENT     Amount     Percent
                            ----------   -------   ----------   -------
Income taxes at statutory
  rate....................  $3,713,531      34%    $1,440,374      34  %
  State income taxes......     264,924       2         95,847       2
  Tax-exempt income.......     (47,975)     --        (31,976)    (1)
  Goodwill amortization...     126,450       1         37,785       1
  Change in valuation
    allowance.............    (250,101)     (2)            --      --
  Other items, net........     (99,495)     (1)        42,679       1
                            ----------   -------   ----------   -------
Income tax expense........  $3,707,334      34%    $1,584,709      37  %
                            ----------   -------   ----------   -------
                            ----------   -------   ----------   -------

  The components of deferred income taxes are as follows:

                                                   March 31,
                                            -----------------------
                                               1998         1997
                                            ----------   ----------
Deferred tax assets:
  Allowance for loan losses...............  $  852,542   $  881,684
  Deferred gain on sale of real estate....     137,315      137,316
  Write-down of premises and equipment....      94,645       94,645
  Accounting for other real estate........      22,641       18,872
  Net operating loss carryforward.........     699,547      924,076
  Securities available-for-sale...........          --        1,130
  Alternative minimum tax carryforward....      28,315       21,069
  Other deferred operational losses.......          --      370,566
  Core deposit amortization...............      11,265           --
  Deferred compensation...................     283,059      149,793
  Other...................................       2,595           --
                                            ----------   ----------
    Total gross deferred tax assets.......   2,131,924    2,599,151
    Less valuation allowance..............    (465,603)    (715,704)
                                            ----------   ----------
    Net deferred tax assets...............   1,666,321    1,883,447
                                            ----------   ----------
Deferred tax liabilities:
  Deferred loan fees......................     282,208      411,782
  FHLB stock dividends....................      97,380       97,380
  Depreciation............................     434,370      332,983
  Core deposit intangible amortization....          --        2,085
  Securities available-for-sale...........      83,952           --
  Other...................................          --       11,634
                                            ----------   ----------
    Total deferred tax liabilities........     897,910      855,864
                                            ----------   ----------
    Net deferred tax assets...............  $  768,411   $1,027,583
                                            ----------   ----------
                                            ----------   ----------

-------------------------------------------------------------[LOGO APPEARS HERE]

  At March 31, 1998, the Company has available net operating loss carryforwards of approximately $1,853,798 for Federal income tax purposes. If unused, the carryforwards will expire beginning in 2007. Utilization of the net operating loss carryforwards is subject to the separate return limitations and change of ownership rules of the Internal Revenue Code of 1996. These net operating loss carryforwards were acquired in the acquisition of Tara Bankshares Corporation, the parent of First Citizens Bank of Clayton County, formerly Tara State Bank.

Note 10. EARNINGS PER COMMON SHARE

The following is a reconciliation of net income (the numerator) and weighted-average shares outstanding (the denominator) used in determining basic and diluted earnings per common share (EPS):

                                    YEAR ENDED MARCH 31, 1998
                            -----------------------------------------
                               NET       WEIGHTED-AVERAGE   PER SHARE
                              INCOME          SHARE          AMOUNT
                            ----------   ----------------   ---------
BASIC EPS.................  $7,214,871       2,754,039        $2.62
                                                            ---------
                                                            ---------
EFFECT OF DILUTIVE
  SECURITIES
  STOCK OPTIONS...........          --         233,122
                            ----------   ----------------
DILUTED EPS...............  $7,214,871       2,987,161        $2.42
                            ----------   ----------------   ---------
                            ----------   ----------------   ---------


                                    YEAR ENDED MARCH 31, 1997
                            -----------------------------------------
                               NET       WEIGHTED-AVERAGE   PER SHARE
                              INCOME          SHARE          AMOUNT
                            ----------   ----------------   ---------
Basic EPS.................  $2,651,686       2,310,173        $1.15
                                                            ---------
                                                            ---------
Effect of Dilutive
  Securities
  Stock options...........          --         210,447
                            ----------   ----------------
Diluted EPS...............  $2,651,686       2,520,620        $1.05
                            ----------   ----------------   ---------
                            ----------   ----------------   ---------

Note 11. COMMITMENTS AND CONTINGENT LIABILITIES

The Company enters into firm commitments to sell mortgage loans which it has originated at agreed upon prices. The sales price for the loans is set based on market rates at the time of the commitment. The Company generally has ten days after a mortgage loan closes in which to provide the investor with the loan documentation, at which time the investor will fund the loan. The investor bears the interest rate risk on the loan from the time of the commitment. The Company's risk is limited to specific recourse provisions within the agreement with the investor and its ability to provide the required loan documentation to the investor within the commitment period.
  The Company sells mortgage loans to investors under various blanket agreements. Under the agreements, investors generally have a limited right of recourse to the Company for normal representations and warranties and, in some cases, for delinquencies within the first three to six months which lead to loan default and foreclosure. Management believes that the risk of loss to the Company as a result of these provisions is insignificant.
  The Company enters into residential construction and commercial loan commitments to fund loans to its customers at prime based interest rates in the normal course of business. These instruments involve credit risk in excess of the amount recognized in the financial statements.
  In the normal course of business, the Company has entered into off-balance sheet financial instruments which are not reflected in the financial statements. These financial instruments include commitments to extend credit and standby letters of credit. Such financial instruments are included in the financial statements when funds are disbursed or the instruments become payable. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.
  The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for unfunded mortgage loan commitments, residential construction and commercial loan commitments, commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. A summary of the Company's commitments is as follows:

                                                March 31,
                                        --------------------------
                                           1998           1997
                                        -----------    -----------
Unfunded mortgage loan commitments...   $14,786,000    $17,794,000
Residential construction and
  commercial loan commitments........    25,825,000     26,702,846
Other commitments to extend credit...    44,470,976     32,928,825
Standby letters of credit............     1,394,031      1,539,000
                                        -----------    -----------
                                        $86,476,007    $78,964,671
                                        -----------    -----------
                                        -----------    -----------

  Commitments to extend credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The credit risk involved in issuing these financial instruments is essentially the same as that involved in extending loans to customers. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include real estate and improvements, marketable securities, accounts receivable, inventory, equipment and personal property.
  Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a

[LOGO APPEARS HERE]-------------------------------------------------------------

customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral held varies as specified above and is required in instances which the Company deems necessary.
  As of March 31, 1998 and 1997, the Company had commitments to sell loans of $14,786,000 and $16,611,000, respectively.
  In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management of the Company, any liability resulting from such proceedings would not have a material effect on the Company's consolidated financial statements.

    LEASE OBLIGATIONS:

The Company leases three office facilities and certain equipment under noncancelable lease agreements.
  The future minimum lease commitments at March 31, 1998 are summarized as follows:

Years Ending March 31,
  1999.................................................  $61,967
  2000.................................................   17,448
  2001.................................................    7,800
                                                         -------
                                                         $87,215
                                                         -------
                                                         -------

  Rental expense for the years ended March 31, 1998 and 1997 was $171,995 and $141,388, respectively.
  The Company also leases various other equipment under short-term leases. One of the office facility's lease, scheduled to expire during the year ending March 31, 2000, has a five year extension clause at the sole discretion of the Company.

Note 12. CONCENTRATIONS OF CREDIT

The Company originates primarily commercial, residential, and consumer loans to customers in the south metropolitan Atlanta area and surrounding counties. The ability of the majority of the Company's customers to honor their contractual loan obligations is dependent on the economy in the southern metropolitan Atlanta area.
  Seventy-five percent of the Company's loan portfolio is concentrated in loans secured by real estate, of which thirty-one percent consists of construction loans. A majority of these loans are secured by real estate in the Company's primary market area. In addition, a substantial portion of the other real estate owned is located in those same markets. Accordingly, the ultimate collectibility of the loan portfolio and the recovery of the carrying amount of other real estate owned are susceptible to changes in market conditions in the Company's primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.
  The Banks and Thrift, as a matter of policy, do not generally extend credit to any single borrower or group of related borrowers in excess of the following:

First Citizens Bank..................................  $2,620,000
First Citizens Bank of Fayette County................   1,659,000
First Citizens Bank of Clayton County................   1,114,000

Note 13. REGULATORY MATTER

The Banks and Thrift are subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At March 31, 1998, approximately $4,587,000 of retained earnings were available for dividend declaration without regulatory approval.
  The Company and the subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and subsidiaries must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company and subsidiaries' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
  Quantitative measures established by regulation to ensure capital adequacy require the Company and the subsidiaries to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets for First Citizens Bank of Fayette County and First Citizens Bank of Clayton County and total adjusted assets for First Citizens Bank. First Citizens Bank must also have core capital equal to 3% of adjusted total assets and tangible capital equal to 1.5% of adjusted total assets. These additional requirements are in accordance with the Office of Thrift Supervision, their primary regulator. Management believes, as of March 31, 1998, the Company and the subsidiaries meet all capital adequacy requirements to which they are subject.
  As of March 31, 1998, notification from the FDIC categorized the subsidiaries as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the subsidiaries must maintain

-------------------------------------------------------------[LOGO APPEARS HERE]

minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the subsidiaries' category.
  The Company and subsidiaries' actual capital amounts and ratios are presented in the following table.

                                                          TO BE WELL
                                                          CAPITALIZED
                                                             UNDER
                                                            PROMPT
                                         FOR CAPITAL      CORRECTIVE
                                           ADEQUACY         ACTION
                           ACTUAL          PURPOSES       PROVISIONS
                       ---------------  --------------  ---------------
                       AMOUNT   RATIO   AMOUNT   RATIO  AMOUNT   RATIO
                       -------  ------  -------  -----  -------  ------
                                    (DOLLARS IN THOUSANDS)
As of March 31, 1998
  Total Capital (to
    Risk Weighted
    Assets):
    Consolidated...... $32,987  12.60 % $20,944  8.00 % $26,180  10.00 %
    First Citizens
      Bank............ $17,484  12.22 % $11,446  8.00 % $14,308  10.00 %
    First Citizens
      Bank of Fayette
      County.......... $10,020  13.61 % $ 5,890  8.00 % $ 7,362  10.00 %
    First Citizens
      Bank of Clayton
      County.......... $ 7,211  15.90 % $ 3,628  8.00 % $ 4,535  10.00 %
  Tier I Capital (to
    Risk Weighted
    Assets):
    Consolidated...... $29,708  11.35 % $10,470  4.00 % $15,705   6.00 %
    First Citizens
      Bank............ $16,459  11.50 % $ 5,725  4.00 % $ 8,587   6.00 %
    First Citizens
      Bank of Fayette
      County.......... $ 9,095  12.36 % $ 2,943  4.00 % $ 4,415   6.00 %
    First Citizens
      Bank of Clayton
      County.......... $ 6,638  14.63 % $ 1,815  4.00 % $ 2,722   6.00 %
  Tier I Capital (to
    Average Assets):
    Consolidated...... $29,708   8.40 % $14,147  4.00 % $17,683   5.00 %
    First Citizens
      Bank............ $16,459   7.96 % $ 8,271  4.00 % $10,339   5.00 %
    First Citizens
      Bank of Fayette
      County.......... $ 9,095   9.81 % $ 3,708  4.00 % $ 4,636   5.00 %
    First Citizens
      Bank of Clayton
      County.......... $ 6,638  10.75 % $ 2,470  4.00 % $ 3,087   5.00 %
  Core Capital:
    First Citizens
      Bank............ $16,459   7.96 % $ 6,203  3.00 %
  Tangible Capital:
    First Citizens
      Bank............ $16,459   7.96 % $ 3,102  1.50 %

                                                          TO BE WELL
                                                          CAPITALIZED
                                                             UNDER
                                                            PROMPT
                                         FOR CAPITAL      CORRECTIVE
                                           ADEQUACY         ACTION
                           ACTUAL          PURPOSES       PROVISIONS
                       ---------------  --------------  ---------------
                       AMOUNT   RATIO   AMOUNT   RATIO  AMOUNT   RATIO
                       -------  ------  -------  -----  -------  ------
                                    (DOLLARS IN THOUSANDS)
As of March 31, 1997
  Total Capital (to
    Risk Weighted
    Assets):
    Consolidated...... $25,613  10.29 % $19,912  8.00 % $24,891  10.00 %
    First Citizens
      Bank............ $12,423   9.46 % $10,506  8.00 % $13,132  10.00 %
    First Citizens
      Bank of Fayette
      County.......... $ 8,425  12.49 % $ 5,396  8.00 % $ 6,745  10.00 %
    First Citizens
      Bank of Clayton
      County.......... $ 8,172  19.34 % $ 3,380  8.00 % $ 4,225  10.00 %
  Tier I Capital (to
    Risk Weighted
    Assets):
    Consolidated...... $22,494   9.04 % $ 9,953  4.00 % $14,929   6.00 %
    First Citizens
      Bank............ $11,304   8.61 % $ 5,251  4.00 % $ 7,877   6.00 %
    First Citizens
      Bank of Fayette
      County.......... $ 7,573  11.22 % $ 2,700  4.00 % $ 4,050   6.00 %
    First Citizens
      Bank of Clayton
      County.......... $ 7,639  18.08 % $ 1,690  4.00 % $ 2,535   6.00 %
  Tier I Capital (to
    Average Assets):
    Consolidated...... $22,494   6.70 % $13,429  4.00 % $16,787   5.00 %
    First Citizens
      Bank............ $11,304   6.29 % $ 7,189  4.00 % $ 8,986   5.00 %
    First Citizens
      Bank of Fayette
      County.......... $ 7,573   9.20 % $ 3,293  4.00 % $ 4,116   5.00 %
    First Citizens
      Bank of Clayton
      County.......... $ 7,639  14.30 % $ 2,137  4.00 % $ 2,671   5.00 %
  Core Capital:
    First Citizens
      Bank............ $11,304   6.29 % $ 5,394  3.00 %
  Tangible Capital:
    First Citizens
      Bank............ $11,304   6.29 % $ 2,696  1.50 %

Note 14. FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using discounted cash flow methods. Those methods are significantly affected by the assumptions used, including the discount rates and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The use of different methodologies may have a material effect on the estimated fair value amounts. Also, the fair value estimates presented herein are based on pertinent information available to management as of March 31, 1998 and 1997. Such amounts have not been revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

[LOGO APPEARS HERE]-------------------------------------------------------------

    CASH, DUE FROM BANKS, INTEREST-BEARING DEPOSITS IN BANKS, AND FEDERAL FUNDS
SOLD:

The carrying amounts of cash, due from banks, interest-bearing deposits in banks, and Federal funds sold approximate their fair value.
  Fair values for securities are based on quoted market prices. The carrying values of equity securities with no readily determinable fair value approximate fair values.

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

                             MARCH 31, 1998              March 31, 1997
                       --------------------------  --------------------------
                         CARRYING        FAIR        Carrying        Fair
                          AMOUNT        VALUE         Amount        Value
                       ------------  ------------  ------------  ------------
Financial assets:
 Cash and due from
   banks,
   interest-bearing
   deposits in banks
   and Federal funds
   sold............... $ 45,500,835  $ 45,500,835  $ 23,357,775  $ 23,357,775
 Securities
   available-for-
   sale...............   36,380,214    36,380,214    31,809,959    31,809,959
 Securities
   held-to-maturity...    1,879,748     1,881,250     4,149,557     4,105,789
 Loans held for
   sale...............    7,473,800     7,473,800     7,958,671     7,958,671
 Loans receivable.....  256,310,581   260,600,000   237,449,972   240,036,292
 Accrued interest
   receivable.........    2,181,924     2,181,924     2,022,968     2,022,968
Financial liabilities:
 Deposits.............  318,382,055   318,919,578   269,799,037   271,562,693
 Federal Home Loan
   Bank advances......    6,382,660     6,382,660    17,767,344    17,767,344
 Other borrowings.....    3,219,705     3,219,705        37,948        37,948
 Accrued interest
   payable............      649,400       649,000       518,570       518,570

Note 15. BUSINESS COMBINATION

On November 3, 1995, Newnan Savings Bank, FSB announced the signing of a definitive agreement to merge with Southside Financial Group, Inc. ("Southside"), the parent of Citizens Bank & Trust of Fayette County. In conjunction with the business combination, the Thrift filed an application with the Office of Thrift Supervision for the purpose of effecting a Plan of Reorganization (the Plan) such that a new entity, Newnan Holdings, Inc. (now known as First Citizens Corporation) would acquire all outstanding shares of Newnan Savings Bank whereby each shareholder of the Thrift received one share of Newnan Holdings, Inc. stock for each share of Newnan Savings Bank stock. Under the terms of the definitive agreement, each shareholder of Southside received $41.00 in cash for each share of Southside common stock. Any shareholder owning 5,000 or more common shares could elect to receive up to, but not more than, fifty percent of their consideration in the form of shares of Newnan Holdings, Inc.
  On August 22, 1996, Newnan Holdings, Inc. acquired all of the stock of Southside for a purchase price of $15,805,976 plus expenses related to the merger of $75,137. The purchase price included the exchange of 136,990 shares of its common stock for 66,824 shares of Southside common stock. The remaining shares were purchased for a cash price of $13,716,878. The excess of the total acquisition cost over the fair value of the net assets acquired of $5,239,072 is being amortized over a period of twenty years. The acquisition has been accounted for as a purchase and the results of operations of Southside since the date of acquisition are included in the consolidated financial statements.

-------------------------------------------------------------[LOGO APPEARS HERE]

  On January 14, 1997, Newnan Holdings, Inc. changed its name to First Citizens Corporation. On that date, Newnan Savings Bank, FSB changed its name to First Citizens Bank and Citizens Bank and Trust of Fayette County changed its name to First Citizens Bank of Fayette County.
  In November 1996, the Company entered into an agreement and plan of merger with Tara Bankshares Corporation ("Tara"). The merger required a cash payment of $15.00 per share except that certain shareholders of Tara may receive shares of the Company not in excess of 227,608 shares.
  On March 31, 1997, First Citizens Corporation acquired all of the stock of Tara for a purchase price of $10,547,711. The purchase price included the exchange of 221,773 shares of its common stock for 366,578 shares of Tara common stock. The remaining shares were purchased for a cash price of $5,112,287. The excess of the total acquisition cost over the fair value of the net assets acquired of $2,237,933 is being amortized over a period of twenty years. The acquisition has been accounted for as a purchase and the results of operations of Tara since the date of acquisition are included in the consolidated financial statements.
  Unaudited pro forma consolidated results of operations for the year ended March 31, 1997 as though Southside and Tara had been acquired as of April 1, 1996 follows:

                                                        1997
                                                     ----------
                                                      (DOLLARS
                                                         IN
                                                     THOUSANDS)
Interest income...................................    $ 24,155
Interest expense..................................     (11,441)
                                                     ----------
    Net interest income...........................      12,714
Plus noninterest income...........................       4,616
Less noninterest expense..........................     (13,864)
                                                     ----------
                                                      $  3,466
                                                     ----------
                                                     ----------

  The above amounts reflect adjustments, net of taxes, for amortization of goodwill, additional depreciation, amortization and accretion on revalued purchased assets and liabilities and the net effect on net interest income related to cash paid in acquisitions.

Note 16. STOCK SPLIT
On October 15, 1997, the Company declared a three-for-two common stock split payable on or after November 14, 1997 to stockholders of record on October 31, 1997. The number of shares issued after the split was 2,768,266, which is reflected in the number of issued shares of common stock on the balance sheet. An amount equal to the par value of common stock declared was transferred from additional paid in capital to common stock. The basic and diluted earnings per share of common stock for the years ended March 31, 1998 and 1997 have been retroactively adjusted for the increased number of shares of common stock after giving effect to the stock split.

Note 17. PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheets, statements of income and cash flows of First Citizens Corporation as of and for the years ended March 31, 1998 and 1997.

                             CONDENSED BALANCE SHEETS

                                             1998          1997
                                          -----------   -----------
ASSETS
  Cash..................................  $   524,707   $   790,624
  Investment in subsidiaries............   39,629,547    33,929,987
  Other assets..........................      184,554       649,143
                                          -----------   -----------
    TOTAL ASSETS........................  $40,338,808   $35,369,754
                                          -----------   -----------
                                          -----------   -----------
LIABILITIES
  Other liabilities.....................  $   378,937   $ 5,112,287
  Other borrowings......................    3,200,000       454,796
                                          -----------   -----------
                                            3,578,937     5,567,083
                                          -----------   -----------
Stockholders' equity....................   36,759,871    29,802,671
                                          -----------   -----------
    Total liabilities and stockholders'
      equity............................  $40,338,808   $35,369,754
                                          -----------   -----------
                                          -----------   -----------

                          CONDENSED STATEMENTS OF INCOME

                                              1998          1997
                                           ----------   ------------

INCOME
  Dividends from subsidiaries............  $2,050,000   $ 14,021,311
  Other..................................     263,164         28,795
                                           ----------   ------------
                                            2,313,164     14,050,106
                                           ----------   ------------
EXPENSE
  Interest on other borrowings...........     271,939         28,051
  Salaries and benefits..................     357,126             --
  Amortization...........................      24,993         23,050
  Other expense..........................     220,850         44,129
                                           ----------   ------------
    TOTAL EXPENSE........................     874,908         95,230
                                           ----------   ------------
    INCOME BEFORE INCOME TAX BENEFITS AND
      UNDISTRIBUTED EARNINGS
      (DISTRIBUTIONS IN EXCESS) OF INCOME
      OF SUBSIDIARIES....................   1,438,256     13,954,876
INCOME TAX BENEFITS......................    (232,115)       (24,284)
                                           ----------   ------------
    INCOME BEFORE UNDISTRIBUTED EARNINGS
      (DISTRIBUTIONS IN EXCESS) OF INCOME
      OF SUBSIDIARIES....................   1,670,371     13,979,160
UNDISTRIBUTED EARNINGS (DISTRIBUTIONS IN
  EXCESS) OF INCOME OF SUBSIDIARIES......   5,544,500    (11,327,474)
                                           ----------   ------------
    NET INCOME...........................  $7,214,871   $ 13,979,160
                                           ----------   ------------
                                           ----------   ------------

[LOGO APPEARS HERE]-------------------------------------------------------------

                        CONDENSED STATEMENTS OF CASH FLOWS

                                             1998           1997
                                          -----------   ------------

OPERATING ACTIVITIES
  Net income............................  $ 7,214,871   $  2,651,686
  Adjustments to reconcile net income to
    net cash provided by operating
    activities:
    Amortization........................       24,993         23,050
    Undistributed earnings
      (distributions in excess) of
      income of subsidiaries............   (5,544,500)    11,327,474
    Other operating activities..........      316,968       (524,820)
                                          -----------   ------------
      NET CASH PROVIDED BY OPERATING
        ACTIVITIES......................    2,012,332     13,477,390
                                          -----------   ------------
INVESTING ACTIVITIES
  Net cash acquired in business
    combination.........................           --      1,357,461
  Acquisition of subsidiary.............   (5,112,287)   (13,716,878)
                                          -----------   ------------
      NET CASH USED IN INVESTING
        ACTIVITIES......................   (5,112,287)   (12,359,417)
                                          -----------   ------------
FINANCING ACTIVITIES
  Proceeds from other borrowings........    3,200,000             --
  Purchase of treasury stock............     (201,471)      (231,650)
  Issuance of common stock..............      635,833        253,585
  Dividends paid........................     (800,324)      (349,284)
                                          -----------   ------------
      NET CASH PROVIDED BY (USED IN)
        FINANCING ACTIVITIES............    2,834,038       (327,349)
                                          -----------   ------------
Net increase (decrease) in cash.........     (265,917)       790,624
Cash at beginning of year...............      790,624             --
                                          -----------   ------------
Cash at end of year.....................  $   524,707   $    790,624
                                          -----------   ------------
                                          -----------   ------------

-------------------------------------------------------------[LOGO APPEARS HERE]

                          Independent Auditor's Report

To the Board of Directors
First Citizens Corporation and Subsidiaries
Newnan, Georgia

We have audited the accompanying consolidated balance sheets of First Citizens Corporation and Subsidiaries as of March 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Citizens Corporation and Subsidiaries as of March 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

Atlanta, Georgia
May 8, 1998

                           Stock Prices and Dividends
[LOGO APPEARS HERE]-------------------------------------------------------------

The common stock of First Citizens Corporation is traded over the counter on the NASDAQ National Market System under the symbol "FSTC." The table below sets forth the high and low closing quotations during the given quarters, as reported by the National Association of Securities Dealers, Inc.

Quarter Ended                                                                                                High      Low
---------------------------------------------------------------------------------------------------------   ------    ------
March 31, 1996...........................................................................................    12.00     10.67
June 30, 1996............................................................................................    13.17     11.33
September 30, 1996.......................................................................................    15.67     12.33
December 31, 1996........................................................................................    17.83     15.00
March 31, 1997...........................................................................................    17.17     14.17
June 30, 1997............................................................................................    18.00     15.50
September 30, 1997.......................................................................................    23.33     17.50
December 31, 1997........................................................................................    35.50     22.67
March 31, 1998...........................................................................................    35.00     29.25

Quarter Ended                                                                                              Dividend
---------------------------------------------------------------------------------------------------------  ---------
March 31, 1996...........................................................................................     0.07
June 30, 1996............................................................................................     0.07
September 30, 1996.......................................................................................     0.07
December 31, 1996........................................................................................     0.07
March 31, 1997...........................................................................................     0.07
June 30, 1997............................................................................................     0.07
September 30, 1997.......................................................................................     0.07
December 31, 1997........................................................................................     0.08
March 31, 1998...........................................................................................     0.08

     At June 30, 1998 First Citizens Corporation had approximately 750 shareholders of record. There are statutory, regulatory, and other restrictions upon the payment of dividends. See Note 13 of Notes to Consolidated Financial Statements for a discussion of these restrictions.

                             Directors and Officers

DIRECTORS:

Don A. Barnette
  OWNER, MARKET GROCERY COMPANY, A CLAYTON COUNTY SUPPLIER OF WHOLESALE GROCERY ITEMS TO RESTAURANTS AND CONVENIENCE STORES.
Thomas B. Chandler
  PRESIDENT, CHANDLER AND WALDROP, REAL ESTATE DEVELOPERS.
J. Littleton Glover, Jr.
  CHAIRMAN OF THE BOARD OF THE CORPORATION; CHAIRMAN OF THE BOARD, FIRST CITIZENS BANK- NEWNAN; PRESIDENT-ATTORNEY, GLOVER AND DAVIS, P.A. IN NEWNAN, GEORGIA.
Ellis A. Mansour
  PRESIDENT, TREASURER, AND MAJORITY STOCKHOLDER OF BROTHERS LIMITED, A RETAIL APPAREL STORE IN NEWNAN, GEORGIA.
Tom Moat
  PRESIDENT OF THE CORPORATION; PRESIDENT, FIRST CITIZENS BANK-NEWNAN.

OFFICERS:
Tom Moat, PRESIDENT AND CHIEF EXECUTIVE OFFICER
Chuck Barnes, VICE PRESIDENT
Allette Cheaves, VICE PRESIDENT
Doug Hertha, VICE PRESIDENT AND SECRETARY

STOCK TRANSFER AGENT:                                               LEGAL COUNSEL:
American Stock Transfer & Trust Co.                                 Glover & Davis, P.A.
40 Wall Street                                                      10 Brown Street
New York, NY 10005                                                  Newnan, GA 30263

AUDITORS:                                                           SPECIAL COUNSEL:
Mauldin & Jenkins, LLC                                              Powell, Goldstein, Frazer & Murphy
1640 Powers Ferry Road                                              Sixteenth Floor
Building 26                                                         191 Peachtree Street, N.E.
Marietta, GA 30067                                                  Atlanta, GA 30303

                             Directors and Officers
-------------------------------------------------------------[LOGO APPEARS HERE]

FIRST CITIZENS BANK-NEWNAN

DIRECTORS
Thomas W. Barron
LouAnne Connell
Dr. Clifford A. Cranford, Jr.
J. Littleton Glover, Jr., Chairman
Ellis Mansour
Tom Moat
H. Pickens Park
Dr. Jack M. Reeves
Holland M. Ware

OFFICERS
Tom Moat, President
Mike Justice, Senior Vice President
Don Phillips, Senior Vice President
Mike Barber, Vice President
Pauline Duncan, Vice President
Doug Hertha, Vice President
Charles M. Smith, Vice President
Linda Walden, Vice President
Yetta Richardson, Assistant Vice President
Mary L. Roller, Assistant Vice President
Tracy Van Norman, Assistant Vice President
Robert G. Ward, Jr., Assistant Vice President
Elizabeth E. Webb, Assistant Vice President

FIRST CITIZENS BANK-FAYETTEVILLE
DIRECTORS
Chuck Barnes
Huie L. Bray
R.B. Dixon, Jr.
Thomas B. Chandler
Sam Jones
Jackie L. Mask
Tom Moat
B.D. Murphy, III, Chairman
H. Wade Pearce
Tom Reese
D. Michael Reid
Dr. James C. Sams
J.M. Snowden
M.D. Waldrop, Sr.
Barnard W. Walker

OFFICERS
Chuck Barnes, President
Fred Faulkner, Senior Vice President
Lee Greeson, Senior Vice President
Carol Johnson, Vice President
Mike Teal, Vice President
Pam Thames, Assistant Vice President
Tommy Whaley, Assistant Vice President
Lora Wood, Banking Officer

                       FIRST CITIZENS BANK-CLAYTON COUNTY

DIRECTORS
Dr. James L. Askew
James W. Babb, Jr.
Chuck Barnes
Don A. Barnette
Jimmy W. Benefield
C. Wallace Carrouth, Sr.
George E. Glaze, Chairman
Dr. Sanford E. Gruskin
A. Gene Lee
Tom Moat
Homer Wilkerson

OFFICERS
Chuck Barnes, President
C.T. Segers, Executive Vice President
Trudy Hamilton, Vice President
Brenda Chapman, Assistant Vice President
Shirley Wynn, Assistant Vice President
Lisa M. Vandiver, Banking Officer

                                   Locations
[LOGO APPEARS HERE]-------------------------------------------------------------

FIRST CITIZENS BANK
     MAIN OFFICE
     19 Jefferson Street
     Newnan, GA 30263
     770/253-5017
     BULLSBORO OFFICE
     71 Bullsboro Drive
     Newnan, GA 30263
     770/304-7830
     WHITE OAK OFFICE
     Highway 34 East
     Newnan, GA 30265
     770/304-7840
     HOSPITAL ROAD OFFICE
     14 Hospital Road
     Newnan, GA 30263
     770/304-7860
     PEACHTREE CITY OFFICE
     705 Highway 54 East
     Peachtree City, GA 30269
     770/487-8483
     LAGRANGE OFFICE
     310 Broad Street
     LaGrange, GA 30240
     706/884-3021
     HOGANSVILLE OFFICE
     410 East Main Street
     Hogansville, GA 30230
     770/637-8619
     OPERATIONS CENTER
     10 Olive Street
     Newnan, GA 30263
     770/304-7800

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

CITIZENS MORTGAGE GROUP, INC.
     HOME OFFICE
     19 Jefferson Street
     Newnan, GA 30263
     770/304-7765
     JEFFERSON, GEORGIA
     1874 Washington Street
     Jefferson, GA 30549
     706/367-2877
     FAYETTEVILLE, GEORGIA
     675 North Jeff Davis Drive
     Fayetteville, GA 30214
     770/460-5025

NEWNAN FINANCIAL SERVICES, INC.
     19 Jefferson Street
     Newnan, GA 30263
     770/304-7765

--------------------------------------------------------------------------------